SHARE PURCHASE AGREEMENT
BY AND AMONG
CAT PUMPS CORPORATION,
ITS SHAREHOLDERS, CERTAIN GUARANTORS, AND THE REPRESENTATIVE,
FE FORCE, LLC,
AND
FRANKLIN ELECTRIC CO., INC.
September 4, 2026

1.1    Definitions.    1
1.2    Other Definition Provisions.    20
ARTICLE II PURCHASE AND SALE OF THE SHARES    21
2.1    Purchase and Sale of the Shares; Purchase Price.    21
2.2    Closing.    21
2.3    Transactions to be Effected at the Closing.    22
2.4    Adjustment.    24
2.5    Payment of Ram Pumps Accounts Receivable.    28
2.6    Withholding.    28
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES    28
3.1    Organization.    28
3.2    Authority and Enforceability.    28
3.3    No Conflicts; Consents.    29
3.4    The Shares.    29
3.5    Litigation.    30
3.6    Brokers’ Fees.    30
3.7    U.S. Status.    30
ARTICLE IV REPRESENTATIONS AND WARRANTIES CONCERNING THE ACQUIRED COMPANIES    30
4.1    Organization and Good Standing.    30
4.2    Capitalization; Minute Books.    31
4.3    No Conflicts; Consents; Authority and Enforceability.    32
4.4    Financial Statements; Revenue Recognition; No Liabilities; Accounts Receivable.    33
4.5    Taxes.    35
4.6    Compliance with Law; Permits.    39
4.7    Assets.    40
4.8    Real Property.    41
4.9    Intellectual Property.    43
4.10    Software and Information Systems; Data Privacy.    48
4.11    Absence of Certain Changes or Events.    52
4.12    Contracts.    55

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4.13    Litigation.    58
4.14    Employee Benefits.    58
4.15    Labor and Employment Matters.    62
4.16    Environmental.    65
4.17    Insurance.    66
4.18    Affiliate Transactions.    67
4.19    Customers and Suppliers.    67
4.20    Bank Accounts; Powers of Attorney.    67
4.21    Brokers.    68
4.22    Anti-Bribery and Anticorruption.    68
4.23    Trade Controls and Compliance    68
4.24    Other Compliance.    70
4.25    Completeness of Disclosure.    70
4.26    M. Co..    70
4.27    Informal Dealings.    71
4.28    No Further Representations or Warranties.    71
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE ACQUISITION COMPANY    72
5.1    Organization and Good Standing.    72
5.2    Authority and Enforceability.    72
5.3    No Business Activities by Acquisition Company.    72
5.4    No Conflicts; Consents.    72
5.5    Brokers.    73
5.6    Purchase for Investment.    73
5.7    Financing.    73
5.8    Independent Investigation; No Reliance.    73
ARTICLE VI COVENANTS    74
6.1    Restrictions on Share Transfers.    74
6.2    Conduct of Business.    74
6.3    Access to Information; Notification.    77
6.4    Termination/Transfer of Certain Obligations.    78
6.5    Confidentiality.    78

2

6.6    Public Announcements.    79
6.7    Tax Matters.    79
6.8    Exclusivity.    83
6.9    Restrictive Covenants.    83
6.10    Regulatory Filings.    85
6.11    Antitrust Notification.    85
6.12    Director and Officer Indemnification.    86
6.13    Closing Conditions    87
6.14    Standstill.    87
6.15    M. Co.    88
6.16    Post Closing Operation of the Acquired Companies.    89
6.17    Employment of Steven S. Bruggeman    89
6.18    Further Assurances.    89
ARTICLE VII CONDITIONS TO CLOSING    89
7.1    Conditions to Obligations of the Buyer, the Acquisition Company and the Seller Parties.    89
7.2    Conditions to Obligations of the Buyer and the Acquisition Company.    90
7.3    Conditions to Obligations of the Seller Parties.    91
ARTICLE VIII TERMINATION    92
8.1    Termination.    92
8.2    Effect of Termination.    93
ARTICLE IX INDEMNIFICATION    93
9.1    Survival.    93
9.2    Indemnification by the Seller Parties.    94
9.3    Indemnification by the Buyer and the Acquisition Company.    94
9.4    Recovery; Indemnity Holdback Amount.    94
9.5    Indemnification Procedure for Third Party Claims.    97
9.6    Indemnification Procedures for Non-Third Party Claims.    98
9.7    No Indemnification by the Acquired Company.    99
9.8    Effect of Investigation; Waiver.    99
9.9    Tax Treatment of Indemnification Payments.    99
9.10    Other Limitations on Indemnification.    99

3

9.11    Release.    100
9.12    Guaranty.    102
ARTICLE X MISCELLANEOUS    103
10.1    Representative.    103
10.2    Notices.    104
10.3    Amendments and Waivers.    105
10.4    Expenses.    105
10.5    Assignment.    105
10.6    Severability.    105
10.7    Governing Law; Jurisdiction.    106
10.8    Third Party Beneficiaries.    106
10.9    Entire Agreement.    106
10.10    Captions.    107
10.11    Specific Performance.    107
10.12    Relationship of the Parties.    107
10.13    Interpretation.    107
10.14    Counterparts.    107
10.15    Counsel    108

Exhibit A – Example Calculation of Working Capital, Accounting Principles
Exhibit B – Form of Performance Restricted Stock Unit Agreement
Exhibit C – Form of Lease Agreement
Exhibit D – Form of Transaction Bonus Agreement
Exhibit E – Form of Promissory Note
Exhibit F – M. Co.
Exhibit G – Employment Terms
Schedule I – Guarantors
Schedule II – Shares
Schedule III – Ram Pumps Accounts Receivable

4

SHARE PURCHASE AGREEMENT
THIS SHARE PURCHASE AGREEMENT, dated as of September 4, 2026 (the “Agreement”), is made by and among Franklin Electric Co., Inc., an Indiana corporation (the “Buyer”), FE Force, LLC, an Indiana limited liability company (the “Acquisition Company”), Cat Pumps Corporation, a Minnesota corporation (the “Company”), each of the Persons listed on the signature page attached hereto under the heading “Shareholders” (each a “Shareholder” and collectively, the “Shareholders”), the undersigned “Guarantors” as defined herein, and Steven S. Bruggeman, in his capacity as the representative of the Shareholders and Guarantors (the “Representative”).
WITNESSETH
WHEREAS, the Shareholders own all of the issued and outstanding Shares set forth on Schedule II hereto;
WHEREAS, the Shareholders desire to sell all of the Shares to the Acquisition Company, and the Acquisition Company desires to purchase all of the Shares from the Shareholders, upon the terms and subject to the conditions set forth in this Agreement;
NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
1.
DEFINITIONS
1.1.Definitions. Except as otherwise explicitly provided herein, when used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1, or in the applicable Section of this Agreement to which reference is made in this Section 1.1.
“Accounting Principles” shall have the meaning set forth in Section 4.4(a).
“Accounts Receivable” means any account or note receivable, including all trade accounts receivable, together with, in each case, the full benefit of any security interest of any Acquired Company therein and any claim, remedy or other right related to the foregoing.
“Accrued Income Taxes” means an amount equal to the sum of the unpaid Income Taxes of each Acquired Company for or with respect to any Pre-Closing Tax Period; provided, that the amount of such Income Taxes shall be calculated: (a) by taking into account any estimated (or other prepaid) Income Tax payments made by the Acquired Company in a Pre-Closing Tax Period solely to the extent actually available to offset the applicable Income Tax of such Acquired Company in respect of which and in the same jurisdiction in which such estimated (or other prepaid) Income Tax payment or such overpayments of Income Tax was made by such Acquired Company; (b) with respect to any Straddle Period, in accordance with the principles set forth in Section 6.7(c)(ii); (c) by including any adjustment pursuant to Section 481 of the Code (or any corresponding or similar provision of state, local or foreign Law) resulting from a change in method of accounting by or with respect to any Acquired Company; (d) by including all prepaid amounts received by each Acquired Company and deferred revenue accrued or realized by each Acquired Company on or prior to the Closing Date; (e) by excluding all deferred Income Tax assets and deferred Income Tax liabilities of each Acquired Company; (f) without regard to any offsets or reductions with respect to any Tax refunds of any Acquired Company; and (g) as of the end of the day on the Closing Date taking into account the transactions contemplated by this Agreement; provided, that, in calculating Accrued Income Taxes, (i) the taxable year of any pass-through entity or “controlled foreign corporation” (as defined in Section 957 of the Code) shall be deemed to terminate as of the end of the Closing Date (including for purposes of recognizing any income pursuant to Section 951 of the Code or Section 951A of the Code) and relevant items of income, gain, deduction, loss or credit of such pass-through entity or controlled foreign corporation shall be allocated to portion of the taxable year or period of such pass-through entity or controlled foreign corporation that that ends as of the end of the Closing Date on a “closing of the books basis,” (ii) Subpart F income (within the meaning of Section 952 of the Code) of any controlled foreign corporation shall be determined without regard to Section 952(c) of the Code, and (iii) Accrued Income Taxes shall be calculated without reduction for any payment of Taxes made at or after as of 12:01 a.m. prevailing local time on the Closing Date.
“Acquired Company” means the Company and each of its Subsidiaries.
“Acquisition Company” shall have the meaning set forth in the Preamble.
“Action” shall have the meaning set forth in Section 4.13.
“Adjustment Deficiency Amount” shall have the meaning set forth in Section 2.4(e)(i).

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such specified Person.
“Agreement” shall have the meaning set forth in the Preamble.
“Agreed Upon Exchange Rate” means the United States dollar foreign exchange rates published by The Wall Street Journal, available at https://www.wsj.com/market-data/currencies/exchangerates, on the Business Day immediately preceding the Closing Date. If no such exchange rate is published by The Wall Street Journal, then the exchange rate published by The Financial Times on the Business Day immediately preceding the Closing Date shall be used.
“AI Technologies” means any technology in the deep learning, machine learning or other artificial intelligence fields, including any and all (a) algorithms, models, software or systems that make use of or employ neural networks, large language models, natural language processing, computer vision, statistical learning algorithms (including linear and logistic regression, support vector machines, random forests, k-means clustering), or reinforcement learning, and (b) embodied artificial intelligence and related hardware or equipment.
“Allocation Schedule” has the meaning set forth in Section 2.4(a)(ii).

“Ancillary Agreements” means the Performance Restricted Stock Unit Agreements, the Lease Agreement, the Transaction Bonus Agreement, the Promissory Note, and the other agreements, instruments and documents delivered pursuant to this Agreement or the other Ancillary Agreements.
“Anti-Bribery and Anticorruption Laws” shall have the meaning set forth in Section 4.22.
“Audited Financial Statements” shall have the meaning set forth in Section 4.4(a).
“Belgian GAAP” means Belgium generally accepted accounting principles.
“Benefit Plan” means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, restricted stock, phantom stock, stock or cash award, deferred compensation, leave of absence, layoff, stay, vacation, day or dependent care, legal services, cafeteria, life, health, welfare, post-retirement, accident, disability, worker’s compensation or other insurance, severance, separation, change of control, employment or other employee benefit plan, practice, policy, Contract, agreement or arrangement of any kind, whether written or oral, or whether for the benefit of a single individual or more than one individual, including, but not limited to, any “employee benefit plan” within the meaning of Section 3(3) of ERISA, existing at the Closing Date or prior thereto, established, sponsored or to which contributions have at any time been made by any Acquired Company, or any predecessor of any of the foregoing, or under which any employee, former employee, director, agent or independent contractor of any Acquired Company or any Affiliate thereof or any beneficiary thereof is covered, is eligible for coverage, has benefit or compensatory rights, or for which any Acquired Company is a party, is subject or may have Liabilities.
“Books and Records” means minutes books, stock books, register of members, stock ledgers, books of account, manuals, general, financial, warranty and shipping records, invoices, members, customer and supplier lists, correspondence, engineering, maintenance and operating records, advertising and promotional materials, credit records of customers and other documents, records and files, in each case related to the business of the Acquired Companies, including books and records relating to, and tangible embodiments of, Company Intellectual Property.
“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York, New York are authorized or required by Law to close.
“Business Privacy and Data Security Policies” means all of the Acquired Companies’ past or present, internal or public-facing policies, notices, and statements concerning the privacy, security, or Processing of Personal Information in the conduct of the Acquired Companies’ business.
“Buyer” shall have the meaning set forth in the Preamble.
“Buyer Indemnitees” shall have the meaning set forth in Section 9.2.

“Cap” shall have the meaning set forth in Section 9.10(a).

“Cash” means, as of a given time, all unrestricted and unencumbered cash, cash equivalents, including all foreign currency, and marketable securities held by any Acquired Company, but excluding, at such time, any cash reserved for the payment of Liabilities and cash pledged or posted to secure any Liabilities (including outstanding security deposits); it being understood and agreed that Cash shall be reduced by (a) the amount of any checks or drafts written or issued (but not yet cashed) by an Acquired Company, (b) any breakage or other payment required to be made in connection with the use of such Cash, (c) any cash, cash equivalents and marketable security of the Acquired Companies that is not able to be repatriated to the United States without being subject to any additional Taxes, and (d) any cash or cash equivalents not otherwise freely usable because such amounts are subject to restrictions, limitations or withholding Tax or other Tax imposed on use or distribution of such cash by Law, Contract or otherwise, including any cash held in escrow or as a security or other deposit made or held.
“Class A Shares” shall mean the Company’s Class A Voting Common Stock, par value $10.00 per share.
“Class B Shares” shall mean the Company’s Class B Non-Voting Common Stock, par value $10.00 per share.
“Closing” shall have the meaning set forth in Section 2.2.
“Closing Date” shall have the meaning set forth in Section 2.2.
“Closing Payment” means an amount equal to (a) Three Hundred Fifty Million Dollars ($350,000,000), minus (b) the Working Capital Holdback Amount, minus (c) the Indemnity Holdback Amount, plus (d) the amount, if any, by which the Working Capital exceeds the Target Working Capital, minus (e) the amount, if any, by which the Target Working Capital exceeds the Working Capital, minus (f) the amount necessary to discharge fully the outstanding balance of all Indebtedness as of the Effective Time (including the amount of any Indebtedness to be repaid on the Closing Date) (provided, however, that the Accrued Income Taxes included in the Indebtedness shall be calculated as of the end of the Closing Date), minus (g) Transaction Expenses to the extent not paid before the Closing Date, plus (h) the amount of Cash of each Acquired Company as of the Effective Time, minus (i) the Excluded Amounts.
“Closing Statement” shall have the meaning set forth in Section 2.4(b).
“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Collective Bargaining Agreements” mean any and all Contracts, letters, side letters and contractual obligations of any kind, nature and description, oral or written, that have been entered into between or that involve or apply to any employer and any Union.

“Company” shall have the meaning set forth in the Preamble.
“Company Contracts” shall have the meaning set forth in Section 4.12(a).
“Company Intellectual Property” means, collectively, the Owned Intellectual Property and the Licensed Intellectual Property.
“Company Patents” means all Patents included in the Owned Intellectual Property and all Patents included in the Licensed Intellectual Property (to the extent exclusively licensed to any Acquired Company).
“Computer Systems” means all computer hardware, servers, networks, platforms, data communication lines, tablets, telephones, peripheral equipment and other electronic devices or information technology equipment and related systems, software and firmware, data and related services that are (or at any time was) used by or accessible to any Acquired Company.
“Contract” means any agreement, contract, license, lease, deed, mortgage, instrument, note, undertaking, indenture, commitment, arrangement or understanding, written or oral, including any invoice, sales order or purchase order.
“Control” means, when used with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise and the terms “Controlling” and “Controlled” shall have meanings correlative to the foregoing.
“Current Assets” means the Acquired Companies’ accounts receivable (net of allowances for doubtful accounts and aged no more than ninety (90) days past payment due date), inventory (fully reserved and adjusted for excess and obsolete stock according to the historic accounting policies of the Company) and any other current assets of the Acquired Companies included in the line items set forth on Exhibit A in each case calculated as of the Effective Time in accordance with U.S. GAAP consistently applied and, to the extent not inconsistent with U.S. GAAP, in accordance with the Accounting Principles, consistently applied, subject to the modifications and limitations set forth on Exhibit A hereto; provided, however, that “Current Assets” shall not include Cash, deferred Tax assets, or Income Tax assets. For the avoidance of doubt, in the event of any conflict between U.S. GAAP and the Accounting Principles, the Accounting Principles shall control.
“Current Liabilities” means the Acquired Companies’ trade accounts payable, accrued expenses and customer deposits and any other current liabilities of the Acquired Companies included in the line items set forth on Exhibit A, in each case calculated as of the Effective Time in accordance with U.S. GAAP consistently applied and, to the extent not inconsistent with U.S. GAAP, in accordance with the Accounting Principles, consistently applied, subject to the modifications and limitations set forth on Exhibit A hereto; provided, however, that “Current Liabilities” shall not include Indebtedness or deferred Tax Liabilities. For the avoidance of doubt, in the event of any conflict between U.S. GAAP and the Accounting Principles, the Accounting Principles shall control.

“D&O Tail Policies” shall have the meaning set forth in Section 6.12.
“Deductible” shall have the meaning set forth in Section 9.10(a).

“Destructive Mechanisms” means computer code that: (a) is designed to or would disrupt, disable, harm, or otherwise impede in any manner, including aesthetic disruptions or distortions, the operation of any Computer System or Software (sometimes referred to as “viruses” or “worms”); (b) is designed to or would disable or impair any Computer System or Software in any way where such disablement or impairment is caused by the passage of time, exceeding an authorized number of copies, advancement to a particular date or other numeral (sometimes referred to as “time bombs,” “time locks” or “drop dead” devices); (c) is designed to or would permit any Person to access any Computer System or Software in any unauthorized manner, including to cause such disablement or impairment (sometimes referred to as “traps,” “access codes” or “trap door” devices); (d) contains any other similar harmful, malicious or hidden procedures, routines or mechanisms which is designed to or would cause any Computer System or Software to cease functioning or to damage or corrupt data, storage media, programs, equipment or communications or otherwise interfere with operations; or (e) contains any “back door”, “malware”, “spyware” or similar device or code.
“Dispute” shall have the meaning set forth in Section 9.4(d).
“Disputed Amount” shall have the meaning set forth in Section 9.4(d).
“Effective Time” shall have the meaning set forth in Section 2.2.
“Employee Information List” shall have the meaning set forth in Section 4.15(a).
“Employee Bonus Amount” shall mean an amount equal the transaction bonuses payable to the Company’s employees in the amount of, in the aggregate, $1,894,711.99.
“Employees” shall have the meaning set forth in Section 4.15(a).
“Environment” means all air (including indoor or outdoor air), surface water, groundwater, or land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources.
“Environmental Claim” means any and all administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings, or other communication (written or oral), whether criminal or civil, pursuant to or relating to any applicable Environmental Law by any Person (including any Governmental Entity, private person and citizens’ group) based upon, alleging, asserting, or claiming any actual or potential (a) violation of or Liabilities under any Environmental Law, (b) violation of any Environmental Permit, or (c) Liabilities for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to the presence, Release, or threatened Release of, or any exposure of any Person to, any Hazardous Materials at any location, including any off-Site location to which Hazardous Materials or materials containing Hazardous Materials were sent for handling, recycling, storage, treatment, or disposal.
“Environmental Clean-up Site” means any location which is listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or on any similar state list of sites requiring investigation or cleanup, or which is the subject of any pending or threatened Action related to or arising under any Environmental Law.
“Environmental Law” means any and all federal, state, local, provincial and foreign, civil and criminal laws, statutes, ordinances, orders, common law, codes, rules, regulations, Environmental Permits, judgments, decrees, injunctions, or Contracts with any Governmental Entity, relating to the protection of health and the Environment, the health and safety of workers or other persons, and/or governing the handling, use, generation, treatment, recycling, storage, transportation, disposal, manufacture, distribution, formulation, packaging, registration, labeling, or Release of or exposure to Hazardous Materials.
“Environmental Permit” means any federal, state, local, provincial, or foreign Permits, licenses, approvals, consents or authorizations required or issued by any Governmental Entity under or in connection with any Environmental Law, including any and all orders, consent orders or binding Contracts issued by or entered into with a Governmental Entity under any applicable Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any person (within the meaning of Section 3(9) of ERISA) who is, or at any time was, a single employer or otherwise aggregated with the Company or any Affiliate thereof, or any predecessor of any of the foregoing, under Section 414 of the Code.
“Estimated Closing Payment” shall mean an amount equal to (a) Three Hundred Fifty Million Dollars ($350,000,000), minus (b) the Working Capital Holdback Amount, minus (c) the Indemnity Holdback Amount, plus (d) the amount, if any, by which the estimated Working Capital exceeds the Target Working Capital, minus (e) the amount, if any, by which the Target Working Capital exceeds the estimated Working Capital, minus (f) the amount necessary to discharge fully the outstanding balance of all Indebtedness as of the Effective Time (including the amount of any Indebtedness to be repaid on the Closing Date), minus (g) Transaction Expenses to the extent not paid before the Closing Date (provided, however, that the Accrued Income Taxes included in the Indebtedness shall be calculated as of the end of the Closing Date), plus (h) the amount of Cash of each Acquired Company as of the Effective Time.
“Estimated Closing Statement” has the meaning set forth in Section 2.4(a)(i).
“Excluded Amounts” means the sum of the (i) the Restructuring Amount, and (ii) the Employee Bonus Amount.

“Financial Statements” shall have the meaning set forth in Section 4.4(a).
“Final Closing Payment” shall have the meaning set forth in Section 2.4(e).
“Fundamental Representations” means the representations and warranties of the Seller Parties and the Acquired Companies contained in Sections 3.1 (Organization), 3.2 (Authority and Enforceability), 3.3 (No Conflicts, Consents), 3.4 (The Shares), 3.6 (Brokers’ Fees), Section 3.7 (U.S. Status) and Sections 4.1 (Organization and Good Standing), 4.2(a)-(f) (Capitalization), 4.3 (No Conflicts), 4.5 (Taxes), 4.7(a) (Title to Assets), 4.14 (Employee Benefits), 4.18 (Affiliate Transactions), 4.21 (Brokers), and the representations and warranties of the Buyer and the Acquisition Company contained in Sections 5.1 (Organization and Good Standing), 5.2 (Authority and Enforceability) and 5.5 (Brokers).
“General Survival Period” shall have the meaning set forth in Section 9.1(a).
“Generative AI Tools” means generative artificial intelligence technology or similar tools capable of automatically producing various types of content (such as source code, text, images, audio, and synthetic data) based on user-supplied prompts.
“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local or municipal government, United Kingdom, Belgium, Germany or the Netherlands national, state, local or municipal government, other foreign, other international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any arbitrator, including any authority or other quasi- governmental entity established by a Governmental Entity to perform any of such functions, and any non-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of Law.
“Guarantors” means each person identified on Schedule I.
“Hazardous Material” means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, mold, lead or lead-containing materials, polychlorinated biphenyls, per-and polyfluoroalkyl substances, and any other chemicals, materials, substances or wastes in any amount or concentration which are now or hereafter (a) become defined as or included in the definition of “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutants,” “regulated substances,” “solid wastes,” or “contaminants” or words of similar import, under any Environmental Law or (b) are regulated by or for which Liability can be imposed under any Environmental Law.
“Houlihan Lokey Agreements” means (a) the Receipt and Payoff Agreement, dated as of the date hereof, by and between the Company and Houlihan Lokey Capital, Inc., (b) the Engagement Agreement, dated July 16, 2024, by and between the Company and Houlihan Lokey Capital, Inc., and (c) any and all other Contracts, other agreements, arrangements, and understandings, whether formal or informal, in writing or orally, by and between (i) any Acquired Company, Seller Party, or any of their Affiliates, beneficiaries or heirs, on the one hand, and (ii) Houlihan Lokey Capital, Inc. or any of its Affiliates, on the other hand.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indemnity Holdback Amount” means $8,750,000 plus any amounts added pursuant to Section 2.5.
“Income Taxes” means (a) any Tax based on, calculated with respect to or measured by (i) income, earnings, receipts, profits or gains (however denominated), whether gross or net (excluding sales or similar Taxes), or (ii) multiple bases (including, but not limited to, franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, calculated with respect to or measured by is described in such clause (i), and (b) any withholding Tax measured with reference to or as a substitute for any Tax described in clause (a) above.
“Indebtedness” means any of the following: (a) any indebtedness, whether or not contingent, for borrowed money or issued in exchange of indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property or services (including any earnout, seller note, post-closing true up obligations or similar liabilities), calculated at the maximum amount payable under or pursuant to such obligation; (d) any obligations as lessee under leases that have been, or should be, recorded as capitalized leases under U.S. GAAP, however, excluding any operating lease, including any right-of-use asset or lease liability recorded in respect thereof under ASC 842; (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property; (f) any obligations, contingent or otherwise, under or with respect to acceptance credit, letters of credit, performance bonds, surety arrangements or similar facilities; (g) any obligation with respect to interest rate and currency cap, collar, hedging or swap Contracts; (h) any obligation secured by a Lien; (i) a guarantee of the obligations of any other Person; (j) any factoring or similar arrangement, (k) any guaranty of any of the foregoing, (l) any change of control payment, termination fee or other payment obligation of any Acquired Company arising from or otherwise triggered by the Closing (including, without limitation, all amounts owed to M. Co. pursuant to the M. Co. Side Letter), (m) all dividends or distributions earned or declared but unpaid as of the Effective Time, (n) all obligations of any Acquired Company to any Seller Party, director, stockholder, manager, member, officer or employee of any Acquired Company or to any Affiliate or family member of the foregoing other than Liabilities to current employees of an Acquired Company incurred in the ordinary course of business (solely to the extent such Liabilities are reflected in Working Capital, as finally determined), (o) all unpaid obligations in respect of severance or other termination obligations payable by an Acquired Company to employees, officers, directors or independent contractors (including the employer portion of any social security, unemployment or similar payroll Taxes); (p) the Accrued Income Taxes, (q) any accrued interest, fees and charges in respect of any of the foregoing; (r) all other Liabilities, that, in accordance with U.S. GAAP, should be reflected in the financial statements of an Acquired Company as indebtedness and (s) any prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any of the foregoing. Notwithstanding the foregoing, Indebtedness shall not include any fees, costs and expenses to the extent that they are reflected in the calculation of Transaction Expenses to avoid double counting.
“Indemnified Taxes” means (a) any Taxes of any Acquired Company for (or with respect to) any Pre-Closing Period, determined without regard to any carryback of a loss or credit arising after the Closing Date, including without limitation Taxes imposed as a result of any amount required to be included by Buyer or any of its Affiliates in income (i) under Section 951(a) or Section 951A of the Code with respect to the Pre-Closing Period of the Company and its Subsidiaries (determined based on a “closing of the books” of the Company and its Subsidiaries as of the end of the Closing Date) or (ii) as a result of Section 965 of the Code with respect to any of the Company and its Subsidiaries, (b) any Taxes resulting from the failure of any representation or warranty set forth in Section 4.5 (Taxes) herein (including any disclosures in Sellers’ Disclosure Schedule with respect to or applicable to such Section) or in any certificate, document or other instrument delivered pursuant to this Agreement with respect to such Section to be true and correct in all respects as of the date hereof, as of the Closing or, in the case of representations and warranties made as of a date other than the date hereof or as of the Closing, as of such date (disregarding for these purposes any “material”, “in all material respects”, “knowledge” or similar qualification contained therein or with respect thereto both for purposes of determining whether a representation or warranty is true and correct and for purposes of calculating Losses), (c) any withholding Taxes imposed with respect to any payment to any Person under this Agreement or in connection with the transactions contemplated by this Agreement, (d) any the Seller Parties share of Transfer Taxes set forth in Section 6.7(d), (e) any Taxes of any Seller Party, (f) any Liability for Taxes resulting from or relating to any Acquired Company or any of their respective transferees or successors being liable for any Taxes of any Person (i) as a result of Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or non-U.S. Tax Law) or any other Person (other than Company or any of its Subsidiaries) which is or has ever been affiliated with Company or any of its Subsidiaries or with whom Company or any of its Subsidiaries otherwise joins or has ever joined (or is or has ever been required to join) in filing any consolidated, combined, unitary or aggregate Tax Return, prior to the Closing or (ii) as transferee or successor, by Contract or operation of Law, or otherwise, by reason of an agreement, event occurring, transaction entered into, or a relationship existing, prior to the Closing, and (g) any Taxes, interest, penalties and related costs and expenses arising from or relating to the denial or disallowance, in whole or in part, of any exemption from, or reduction of, withholding Tax on dividends made or deemed made by any Acquired Company during any Pre-Closing Period, including any denial of the benefits of the EU Parent-Subsidiary Directive (Council Directive 2011/96/EU), equivalent implementation in any local law, or any applicable tax treaty, in each case arising from or attributable to an insufficient level of substance, beneficial ownership, or anti-abuse considerations at the level of any Acquired Company.

“Indemnitee” means any Person that is seeking indemnification from an Indemnitor pursuant to the provisions of this Agreement.
“Indemnitor” means any party to this Agreement from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.
“Indemnitor Defense Review Period” shall have the meaning set forth in Section 9.5(b).
“Independent Expert” shall have the meaning set forth in Section 2.4(d).
“Intellectual Property” means all intellectual property rights in any jurisdiction throughout the world, including: (a) patents (including utility and design patents), patent applications, Patent Cooperation Treaty filings, patent disclosures, industrial designs and all related extensions, continuations, continuations-in-part, divisions, reissues, and reexaminations, utility models, certificates of invention and design patents, and all extensions thereto (“Patents”), (b) trademarks, service marks, trade dress, brand names, certification marks, logos, slogans, rights in designs, industrial designs, corporate names, trade names, business names, geographic indications and other designations of source, origin, sponsorship, endorsement or certification, together with the goodwill associated with any of the foregoing, in each case whether registered or unregistered, and all applications and registrations therefor (“Trademarks”), (c) domain names, URLs and any other addresses for use on the Internet or any other computer network or communication system, web pages, social media sites and accounts or user names (including “handles”), whether or not Trademarks, and all content and data thereon or relating thereto (“Internet Rights”), (d) copyrights and registrations and applications therefor, together with all renewals, extensions, translations, adaptations, derivations and combinations therefor, works of authorship, publications, documentation, website content, rights in fonts and typefaces, and database rights, (e) rights of publicity, rights of privacy, royal warrants and moral rights, (f) know-how, trade secrets, confidential and proprietary information, concepts, ideas, knowledge, rights in research and development, financial, marketing and business data, pricing and cost information, plans (including business and marketing plans), algorithms, formulae, inventions, processes, techniques, technical data, designs, drawings (including engineering and auto-cad drawings), specifications, databases, blue prints, and customer and supplier lists and information, in each case whether or not known to the public, whether patentable or not and whether or not reduced to practice (“Know-How”), (g) computer programs, proprietary software, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, operating systems, design documents, website code and specifications, flow-charts, user manuals and training materials relating thereto and any translations thereof (“Software”), (h) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing, (i) other intellectual property or similar corresponding or equivalent right to any of the foregoing or other proprietary or Contract right relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions), and (j) copies and tangible embodiments thereof, in each case whether or not the same are in existence as of the date of this Agreement or developed after such date.
“Interim Financial Statement” shall have the meaning set forth in Section 4.4(a).

“Intellectual Property Contracts” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts relating to the Intellectual Property of the Acquired Companies whether written or oral, to which any Acquired Company is a party, beneficiary, or otherwise bound, including as licensee or licensor.
“Knowledge of the Company” or any similar phrase means with respect to any fact or matter, the actual knowledge of Steven S. Bruggeman, Kevin Tomaschek, Scott Bruggeman, Mark Austin, Bernhard Klink, Wendy Tysmans and Carl Swann, and the knowledge that each such person could reasonably be expected to obtain in the ordinary course of performing his or her duties for any Acquired Company.
“Landlord Estoppel Certificates” means, collectively, estoppel certificates with respect to each of the Real Property Leases from the respective landlord thereunder, dated within ten (10) days prior to the Closing Date, stating the following with respect to each such Real Property Lease: (a) such Real Property Lease is in full force and effect and has not been amended or modified, (b) no default has occurred thereunder by any party thereto and there are no existing conditions, which upon the giving of notice or lapse of time, or both, would constitute a default under such Real Property Lease, (c) the full amount of the security deposit required under such Real Property Lease, if any, is on deposit with the landlord thereunder, and (d) the commencement and expiration dates of the term of such Real Property Lease and the existence and terms governing any renewal options.
“Law” means any statute, law (including common, statutory, civil, criminal, domestic and foreign law), constitution, treaty, charter, ordinance, code, Order, rule, regulation and any other binding requirement or determination of any Governmental Entity.
“Leased Real Property” shall have the meaning set forth in Section 4.8(a).
“Liabilities” means any direct or indirect liabilities, obligations, expenses, indebtedness, claims, losses, damages, deficiencies, guarantees, endorsements or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated, matured or unmatured or otherwise.
“Licensed Intellectual Property” means all Intellectual Property that any Person other than an Acquired Company, including any Seller Party or any of his, her or its Affiliates, owns and that any Acquired Company is permitted to use in the operation of its business, whether or not currently used by any Acquired Company.
“Lien” means, with respect to any property or asset (including the Shares), any lien (statutory or otherwise), mortgage, deed of trust, pledge, charge, security interest, hypothecation, community property interest, equitable interest, servitude, option, right (including rights of first refusal and first offer), restriction (including restrictions on voting, transfer or other attribute of ownership), lease, license, other rights of occupancy, adverse claim, reversion, reverter, preferential arrangement or any other encumbrance in respect of such property or asset.

“Losses” shall have the meaning set forth in Section 9.2.
“M. Co.” has the meaning set forth on Exhibit F.
“M. Co. LOC Amount” shall mean the cost of the letter of credit for each of fiscal years 2027 and 2028 and the remainder of fiscal year 2026 beginning on the Closing Date required pursuant to the agreement with M. Co. to be delivered pursuant to Section 2.3(b)(xvi).

“M. Co. LOC Target Amount” shall mean $1,500 for each of fiscal years 2027 and 2028 and a pro rata portion of $1,500 for the remainder of fiscal year 2026 beginning on the Closing Date.

“M. Co. Side Letter” means that certain Side Agreement, dated as of July 9, 2026, by and between M. Co. and the Company.
“Material Adverse Effect” means any change, effect, event, occurrence, circumstance, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse change to the financial condition, business or results of operations of the Acquired Companies, taken as a whole, or the ability of the Seller Parties to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, but shall exclude any effect resulting or arising from: (i) any change in any Law after the date hereof; (ii) any changes in economic conditions generally or capital and financial markets generally, including any change in interest rates or currency exchange rates; (iii) any change in U.S. GAAP after the date hereof; (iv) any acts of war or domestic or international terrorism or any pandemic; or (v) any failure by any of the Acquired Companies to meet any projections, forecasts or estimates of revenue or earnings (it being understood that this clause (v) shall not prevent a determination that any change, effect, event, occurrence, circumstance, state of facts or development underlying such failure to meet projections, forecasts or estimates has resulted in a Material Adverse Effect (to the extent the effect(s) of such change, event, occurrence or development is not otherwise excluded from this definition of Material Adverse Effect)); (vi) any change in the industry in which the Acquired Companies operate or in which products of the Acquired Companies are used or distributed, including increases in energy, electricity, raw material or other operating costs, (vii) any change resulting from the announcement of the execution of this Agreement or the pendency or consummation of the transaction set forth herein, or the performance of obligations under this Agreement or the other Ancillary Agreements, (viii) any action taken by Buyer and any of its Affiliates or Representatives, (ix) any hurricane, flood, tornado, earthquake or other natural disaster, or (x) any actions required to be taken or omitted pursuant to this Agreement or other Ancillary Agreements; provided, further that, in the case of the foregoing clauses (i), (ii), (iii), (iv), (vi), or (ix) if such change, effect, event, occurrence, circumstance, state of facts or development has had or would reasonably be expected to have a disproportionate effect on the Acquired Companies as compared to other Persons or businesses that operate in the industry in which the Acquired Companies operate, then the disproportionate aspect of such change, effect, event, occurrence, circumstance, state of facts or development may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur.

“Material Customers” shall have the meaning set forth in Section 4.19.
“Material Suppliers” shall have the meaning set forth in Section 4.19.
“Measurement Date” means December 31, 2028.
“Multiemployer Plan” means a Benefit Plan that is a multiemployer plan within the meaning of Section 3(37) of ERISA with respect to which the Company or any ERISA Affiliate has an obligation to contribute or has or could have withdrawal Liability under Section 4201 of ERISA.
“NL GAAP” means Netherlands generally accepted accounting principles.
“Non-U.S. Plan” shall have the meaning set forth in Section 4.14(h).
“Notice” shall have the meaning set forth in Section 10.2.
“Notice of Claim” shall have the meaning set forth in Section 9.5(a).
“Notice of Objection” shall have the meaning set forth in Section 2.4(c).
“Off-The-Shelf Software” means licenses for commercially available, unmodified, prepackaged, off-the-shelf Software used by any Acquired Company solely for its own internal use with a replacement cost or aggregate fee, royalty, or other consideration for any such Software or group of related Software licenses of no more than $10,000 per year.
“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity or arbitrator of competent jurisdiction.
“ordinary course” or “ordinary course of business” means, with respect to an action taken by any Person, an action that (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person, (b) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Person exercising similar authority) and does not require any other separate or special authorization of any nature and (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.
“Organizational Documents” means, with respect to (a) the Shareholders, the Trust Documents of such Shareholder, and (b) any other entity, the certificate of incorporation or formation, the articles of incorporation, by-laws, deeds of incorporation, memoranda and articles of association, articles of organization, board regulations, partnership agreement, limited liability company agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended).

“Other Antitrust Regulations” means all antitrust or competition Laws of any Governmental Entity outside the United States.
“Owned Intellectual Property” means all Intellectual Property owned, or purported to be owned, by any Acquired Company.
“Owned Real Property” shall have the meaning set forth in Section 4.8(a).
“Patent Licensing Bodies” shall have the meaning set forth in Section 4.9(o)(viii).
“PCI-DSS” means the Payment Card Industry Data Security Standard developed and maintained by the Payment Card Industry Security Standards Council related to the storing, processing, transmitting, or communicating of transaction data or credit card data.
“Performance Restricted Stock Unit Agreements” shall have the meaning set forth in Section 2.3(a)(iii).
“Performance Restricted Stock Units” means the performance restricted stock units granted to the Shareholders pursuant to the Performance Restricted Stock Unit Agreements.

“Permit” means any authorization, approval, consent, certificate, declaration, filing, notification, qualification, registration, license, permit or franchise or any waiver of any of the foregoing, of or from, or to be filed with or delivered to, any Person or pursuant to any Law.
“Permitted Liens” means (a) Liens for Taxes of the Acquired Companies not yet delinquent if appropriate reserves with respect thereto are maintained on the Acquired Companies’ books in accordance with U.S. GAAP; (b) mechanic’s, materialmen’s, and similar Liens arising or incurred in the ordinary course of business for amounts not yet due and payable or which are being contested in good faith if reserves with respect thereto are maintained on the Acquired Companies’ books in accordance with U.S. GAAP; and (c) purchase money Liens arising in the ordinary course of business.
“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association or a Governmental Entity.
“Personal Information” means any information that identifies or, alone or in combination with any other information, could reasonably be used to identify, locate, or contact a natural Person, including name, street address, telephone number, email address, identification number issued by a Governmental Entity, credit card number, bank information, customer or account number, online identifier, device identifier, IP address, browsing history, search history, or other website, application, or online activity or usage data, location data, biometric data, medical or health information, or any other information that is considered “personally identifiable information,” “personal information,” or “personal data” under, or is otherwise regulated by, applicable Law (including privacy Laws), and all data associated with any of the foregoing that are or could reasonably be used to develop a profile or record of the activities of a natural Person across multiple websites or online services, to predict or infer the preferences, interests, or other characteristics of a natural Person, or to target advertisements or other content to a natural

Person, but does not include the name, title or business address or telephone number of an employee.
“Platform Agreements” shall have the meaning set forth in Section 4.9(m).
“Policies” shall have the meaning set forth in Section 4.17.
“Post-Closing Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.
“Pre-Closing Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on (and including) the Closing Date.
“Preferred Shares” shall mean the Company’s Preferred Stock, par value $10.00 per share.
“Privacy Laws” means all applicable Laws, Governmental Orders, and guidance issued by any Governmental Entity concerning the privacy, security, or Processing of Personal Information (including Laws of jurisdictions where Personal Information was collected), including, as applicable, data breach notification Laws, consumer protection Laws, Laws concerning requirements for website and mobile application privacy policies and practices, Social Security number protection Laws, data security Laws, and Laws concerning email, text message, or telephone communications, including the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Children’s Online Privacy Protection Act, the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Health Insurance Portability and Accountability Act of 1996, as amended and supplemented by the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009, the Gramm-Leach-Bliley Act, the Family Educational Rights and Privacy Act, the California Consumer Privacy Act of 2018 (as amended by the California Privacy Rights Act), the General Data Protection Regulation (Regulation (EU) 2016/679), and all other similar international, federal, state, provincial and local Laws.
“Pro Rata Portion” means, with respect to each Shareholder, the percentage set forth opposite such Shareholder’s name on the Allocation Schedule. For the avoidance of doubt, the sum of the “Pro Rata Portion” of the Shareholders shall equal 100%.
“Processing” means any operation performed on Personal Information, including the collection, creation, receipt, access, use, handling, compilation, analysis, monitoring, maintenance, retention, storage, transmission, transfer, protection, disclosure, distribution, destruction, or disposal of Personal Information. The terms “Process” and “Processed” shall have correlative meanings.

“Proprietary Software” means all Software (and all subsequent versions and releases thereof) that is owned by any Acquired Company (along with all source code, object code, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith).
“Proposal” shall have the meaning set forth in Section 6.8.
“Purchase Price” shall have the meaning set forth in Section 2.1(b).
“Ram Pumps Accounts Receivable” means those unpaid accounts receivable balances 90 days past due of Ram Pumps Limited set forth on Schedule III hereto, which in the aggregate total $1,334,106.

“Real Property Leases” shall have the meaning set forth in Section 4.8(a).
“Registered Intellectual Property” means all Owned Intellectual Property, or Licensed Intellectual Property that is exclusively licensed to any Acquired Company, subject to registrations, applications for registration, or other filings with or issuances by any Governmental Entity.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Material.
“Release Date” shall have the meaning set forth in Section 9.4(d).

“Remaining Indemnity Holdback Amount” shall have the meaning set forth in Section 9.4(d).
“Remaining Working Capital Holdback Amount” shall have the meaning set forth in Section 2.4(e)(i).
“Representative” shall have the meaning set forth in the Preamble.
“Restricted Business” shall have the meaning set forth in Section 6.9(a).
“Restricted Period” shall have the meaning set forth in Section 6.9(a).
“Restructuring Amount” shall mean $300,000.

“Review Period” shall have the meaning set forth in Section 2.4(c).
“Security Incident” means any data breach or other security incident that has resulted in or presents a material risk of unauthorized access, disclosure, use, denial of use, alteration, corruption, destruction, or loss of Personal Information in the possession or control of any Acquired Company or held or Processed by any vendor, processor, or other third party for or on behalf of any Acquired Company, or that has caused or would reasonably be expected to cause a disruption to the conduct of the business of any Acquired Company.
“Seller Indemnitees” shall have the meaning set forth in Section 9.3.
“Seller Parties” means the Shareholders and the Guarantors.
“Sellers’ Disclosure Schedule” shall have the meaning set forth in Article III.
“Shareholder” shall have the meaning set forth in the Preamble.
“Shares” shall mean the capital stock of the Company, including the Preferred Shares, Class A Shares and Class B Shares.
“Shortfall Amount” shall have the meaning set forth in Section 2.4(e)(i).

“Site” means any of the real properties (including Leased Real Property) currently or previously owned, leased or operated by (a) any Acquired Company; (b) any predecessors of any Acquired Company; or (c) any entities previously owned by any Acquired Company, in each case, including all soil, subsoil, surface waters and groundwater thereat.
“Special Indemnity Matters” shall mean, collectively, (a) the Tariff Refunds and all fees, costs and expenses relating to the Tariff Refunds, (b) any and all Liabilities arising from, through, or in any matter relating to (i) the mischaracterization or mistreatment under any applicable Law by any Acquired Company at any time of any Person that such Acquired Company characterized or treated as an independent contractor or consultant and (ii) the misclassification of any employee of an Acquired Company that was at any time classified by such Acquired Company as exempt under the Fair Labor Standards Act and state and local wage and hour Laws, and (c) any and all Liabilities arising from, through, or in any matter relating to or in connection with the Houlihan Lokey Agreements.
“Standstill Period” shall have the meaning set forth in Section 6.14(a).
“Standstill Restrictions” shall have the meaning set forth in Section 6.14(a).
“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.
“Subsidiary” or “Subsidiaries” means with respect to any Person, any other Person that is directly or indirectly Controlled by the first Person.
“Subsidiary Shares” shall have the meaning set forth in Section 4.2(b).
“Target Working Capital” means an amount equal to $45,386,000.
“Tax” or “Taxes” means any and all UK, Germany, Belgium, the Netherlands, European Union, U.S. federal, national, state or local, or non-U.S. net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, abandoned property, escheat, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, transfer taxes, unemployment, social security (or similar), workers’ compensation, disability, capital, premium, estimate, fringe benefits, and other taxes, assessments, customs, duties, fees, levies, or other governmental charges of any nature whatsoever, (including any tax imposed under Sections 531 or 1374 of the Code, and any liability incurred or borne by virtue of the application of Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of state, local or non-U.S. Law)), as a transferee or successor, by Contract or otherwise, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.
“Tax Returns” means any return, declaration, report, claim for refund, or information return, statement, computation, assessment, registration, and other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxing Authority” means any Governmental Entity having jurisdiction with respect to the imposition, collection or administration of any Tax.
“Third Party Claim” shall have the meaning set forth in Section 9.5(a).
“Third Party Defense” shall have the meaning set forth in Section 9.5(b).
“Third-Party Software” means all Software that is used or held for use by an Acquired Company but that is not owned by any Acquired Company (along with all source code, object code, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith, including any Off-The-Shelf Software).
“Trade Laws” means: (a) all applicable trade, export control, import, and anti-boycott Laws, all sanctions and all embargoes imposed, administered, or enforced by the United States government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), the Export Control Reform Act of 2018 (Pub. L. 115-232), Section 999 of the Internal Revenue Code, Title 19 of the U.S. Code, the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (b) all applicable trade, export control, import, and anti-boycott Laws, all sanctions and all embargoes imposed, administered or enforced by any other country or government (including the European Union and its Member States and Her Majesty’s Treasury of the United Kingdom), except to the extent inconsistent with the Laws of the United States.
“Transaction Expenses” means the amount of (a) all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants; appraisal fees, costs and expenses; and travel, lodging, entertainment and associated expenses) incurred, subject to reimbursement or otherwise payable by any Acquired Company or any Seller Party relating to the transactions contemplated by the Agreement, the transactions contemplated hereby or otherwise related to the sale process of the Acquired Companies, (b) all fees or other amounts payable by the Acquired Companies to any Seller Party or any Affiliate of any such party in connection with this Agreement or the transactions contemplated hereby, (c) all change in control bonuses and payments, discretionary bonuses, commissions, retention or stay-on, severance, termination, phantom equity or other compensatory payments or benefits payable to any current or former employee, director, officer, consultant or independent contractor of any of the Acquired Companies as a result of the consummation of the transactions contemplated by this Agreement, (d) the employer-paid portion of any payroll, social security, Medicare, unemployment of similar or related Taxes payable with respect to amounts paid under clause (c), and (e) the fees, costs and expenses of the D&O Tail Policies. Notwithstanding the foregoing, Transaction Expenses shall not include any fees, costs and expenses to the extent that they are reflected in the calculation of Indebtedness to avoid double counting.
“Transfer Taxes” means sales, use, transfer, real property transfer, recording, documentary, stamp, registration and stock transfer Taxes and fees and any other similar Taxes, fees or charges, together with any interest, penalties, additions to Tax, or additional amounts with respect thereto.
“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.
“Trust Documents” shall have the meaning set forth in Section 3.1.
“U.K. GAAP” means United Kingdom generally accepted accounting principles.
“U.S. GAAP” means United States generally accepted accounting principles.
“Union” means any and all labor organizations, unions, employee associations, works councils, employee representatives, agencies and/or employee committees or plans that do, might or purport to represent any employees associated in any manner with any Acquired Company.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local law, including any similar law of a non-U.S. jurisdiction (which includes, without limitation, the UK Trade Union and Labour Relations (Consolidation) Act 1992, as amended, and the EU Collective Redundancies Directive 98/59/EC, as amended).
“Working Capital” means, without duplication, and calculated at the Agreed Upon Exchange Rate, the aggregate amount of Current Assets less the aggregate amount of Current Liabilities, calculated in accordance with U.S. GAAP consistently applied and in accordance with the Accounting Principles, consistently applied, subject to the modifications and limitations set forth on Exhibit A hereto. For the avoidance of doubt, in the event of any conflict between U.S. GAAP and the Accounting Principles, the Accounting Principles shall control.
“Working Capital Holdback Amount” means $2,000,000.
1.2.Other Definition Provisions.
1.2.1.Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under U.S. GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under U.S. GAAP, the definition set forth in this Agreement will control including the Accounting Principals.
1.2.2.“Hereof,” etc. The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement.
1.2.3.Successor Laws. Any reference to any particular Code section or any other Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.
1.2.4.“Including,” etc. The term “including” has the inclusive meaning frequently identified with the phrase “but not limited to” or “without limitation.”
1.2.5.Singular and Plural Forms. Unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or in its singular form.
1.2.6.“Or”. The word “or” is used in the inclusive sense of “or.”
1.2.7.Internal References. References herein to a specific article, section, subsection, clause, recital, schedule or exhibit shall refer, respectively, to articles, sections, subsections, clauses, recitals, schedules or exhibits of this Agreement, unless otherwise specified.
1.2.8.Gender. References herein to any gender shall include any other gender.
1.2.9.Heirs, Executors, etc. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.2(i) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement.
1.2.10.Capacity. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity.
1.2.11.Time Period. With respect to the determination of any period of time, the word “from” or “since” means “from and including” or “since and including,” as applicable, and the words “to” and “until” each means “to and including.”
1.2.12.Contract. References herein to any contract mean such contract as amended, supplemented or modified (including any waiver thereto).
1.2.13.Calendar Days. References to any period of days shall be deemed to be the relevant number of calendar days, unless otherwise specified.

1.2.14.Business Day. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.
1.2.15.“Dollar,” etc. The terms “dollars” or “$” mean dollars in the lawful currency of the United States of America and all payments made pursuant to this agreement shall be in United States dollars. Whenever payments or calculations to be made pursuant to this Agreement require the conversion or comparison of foreign currency and United States dollar sum, the exchange rate to be applied between such foreign currency and United States dollar sums shall be the Agreed Upon Exchange Rate.
1.2.16.“Made Available”. The phrase “made available to Buyer” or similar phrases as used in this Agreement shall mean that the subject documents were posted to the “Force” virtual data room maintained in Datasite at least two (2) Business Days prior to the date hereof or otherwise delivered to Buyer, and for which the Seller Parties stated such otherwise delivered subject documents were responsive, at least two (2) Business Days prior to the date hereof.
2.
PURCHASE AND SALE OF THE SHARES
2.1.Purchase and Sale of the Shares; Purchase Price.
2.1.1.Upon the terms and subject to the conditions set forth in this Agreement, the Shareholders shall sell, transfer and deliver, and the Acquisition Company shall purchase from the Shareholders, all of the Shares (free and clear of all Liens, subscriptions, options, warrants, calls, proxies, commitments and Contracts of any kind).
2.1.2.The purchase price for the Shares (the “Purchase Price”) is the sum of: (i) the Estimated Closing Payment (subject to adjustment after the Closing Date in accordance with Section 2.4), plus (ii) the value of the Performance Restricted Stock Units, to the extent earned in accordance with the Performance Restricted Stock Unit Agreements, plus (iii) the Working Capital Holdback Amount, to the extent disbursed to the Shareholders pursuant to Section 2.4(e), plus (iv) the Indemnity Holdback Amount, to the extent disbursed to the Shareholders pursuant to Section 9.4(d).
2.2.Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place, via electronic exchange of documents, at 9:00 a.m. Pacific Time or such other time as agreed by the parties on a date to be specified by the parties in writing by the parties; provided, that, in no event shall the Closing take place earlier than three (3) Business Days after satisfaction (or waiver as provided herein) of the conditions set forth in Article VII (other than those conditions that by their nature will be satisfied at the Closing). The date upon which the Closing occurs is herein referred to as the “Closing Date.” For each Acquired Company, the Closing will be deemed effective as of 11:59 p.m. prevailing local time on the Closing Date (the “Effective Time”).
2.3.Transactions to be Effected at the Closing.
2.3.1.At the Closing:
2.3.1.1.the Acquisition Company shall pay to the Shareholders an amount equal to the Estimated Closing Payment (by transfer of immediately available funds in accordance with the Allocation Schedule);

2.3.1.2.the Buyer and the Acquisition Company shall deliver to the Seller Parties all documents, instruments or certificates necessary to transfer the Shares to the Acquisition Company; and
2.3.1.3. the Buyer shall deliver to the Shareholders performance restricted stock unit agreements, in the form attached hereto as Exhibit B, between each Shareholder and the Buyer, duly executed by the Buyer (collectively, the “Performance Restricted Stock Unit Agreements”);
2.3.1.4. the Acquisition Company shall deliver to the Seller parties a counterpart signature page to the Lease Agreement, duly executed by the Acquisition Company;
2.3.1.5. the Acquisition Company shall deliver to the Seller parties a counterpart signature page to the Promissory Note, duly executed by the Acquisition Company;
2.3.1.6.the Buyer and the Acquisition Company shall deliver to the Seller Parties all other documents, instruments or certificates required to be delivered by the Buyer or the Acquisition Company at or prior to the Closing pursuant to this Agreement (including Section 7.3 hereof).
2.3.2.At the Closing, the Shareholders and the Guarantors, as applicable, shall deliver to the Buyer and the Acquisition Company:
2.3.2.1.a certificate or certificates representing the Shares, duly endorsed or accompanied by stock powers duly endorsed in blank and with all required stock Transfer Tax stamps affixed;
2.3.2.2.all other documents and instruments necessary to vest in the Acquisition Company all of the Shareholders’ right, title and interest in and to the Shares, free and clear of all Liens, subscriptions, options, warrants, calls, proxies, commitments and Contracts of any kind, in form and substance reasonably satisfactory to the Buyer;
2.3.2.3.all copies of the consents, approvals and notices (if any) listed on Schedule 2.3(b)(iii) of the Sellers’ Disclosure Schedule obtained or provided, as the case may be, in form and substance satisfactory to the Buyer;
2.3.2.4.evidence reasonably satisfactory to Buyer of the termination of any Contracts between an Acquired Company, on the one hand, and any Seller Party, any Affiliate of a Seller Party or any family member of a Seller Party, on the other hand (including the termination of any trade account balances owing by any Acquired Company to any Seller Party, any Affiliate of a Seller Party or any family member of a Seller Party), as set forth in Section 6.4;
2.3.2.5.the Books and Records;
2.3.2.6.appropriate payoff letters from the holders of Indebtedness, including releases of all security interests recorded against the Acquired Companies’ assets, in form and substance reasonably satisfactory to the Buyer;
2.3.2.7.the final invoices with respect to all Transaction Expenses to be paid by the Acquisition Company on behalf of the Acquired Companies at the Closing, which such final invoices shall state that, if such amounts are paid to the parties entitled to receive the same, such parties shall have been paid in full in respect of all Transaction Expenses owed as of or prior to the Closing;

2.3.2.8.duly signed resignations (including releases of claims) in form and substance reasonably satisfactory to the Buyer, effective as of the Closing, of (A) if requested by Buyer prior to the Closing, all members of the boards of directors or managers or supervisory board (as applicable) of each of the Acquired Companies of their positions as directors or managers (as applicable) and (B) if requested by the Buyer prior to the Closing, any officers of any Acquired Company of their positions as officers, in each case, including all requisite corporate resolutions to accept any such resignations;
2.3.2.9.written resolutions of the Acquired Companies approving those certain ancillary matters contemplated under this Agreement;
2.3.2.10.a copy of (A) the certificate of incorporation, as amended (or similar incorporation or formation documents), of each Acquired Company, certified, as applicable, by the Secretary of State of the jurisdiction in which each such entity is incorporated or organized, as of a date reasonably promptly prior to the Closing and accompanied by a certificate of the Secretary or other appropriate officer of each such entity, dated as of the Closing, stating that no amendments have been made to such certificate of incorporation (or similar incorporation or formation documents) since such date and (B) all other Organizational Documents of each Acquired Company, certified by the Secretary or other appropriate officer of each such entity;
2.3.2.11.good standing certificates for each Acquired Company that is a United States entity from the Secretary of State of the jurisdiction in which case such entity is incorporated or organized and from the Secretary of State in each other jurisdiction in which Acquired Company is qualified to do business as a foreign corporation, in each case dated as of a date not earlier than five (5) Business Days prior to the Closing;
2.3.2.12.good standing certificates for each Acquired Company that is not a United States entity from the jurisdiction in which case such entity is incorporated or organized, in each case dated as of a date not earlier than five (5) Business Days prior to the Closing;
2.3.2.13.a certificate signed by the Secretary or Assistant Secretary of the Company, dated as of the Closing Date, certifying as to (A) the accuracy and full force and effect of resolutions adopted by the board of directors of the Company regarding this Agreement and the transactions contemplated hereby and attached as one or more exhibits to such certificate, (B) the accuracy and full force and effect of resolutions adopted by the Shareholders regarding this Agreement and the transactions contemplated hereby and attached as one or more exhibits to such certificate, and (C) the names and signatures of the officers of the Shareholders and the Company authorized to sign this Agreement;
2.3.2.14.a properly completed Internal Revenue Service Form W-9 in respect of each Shareholder (properly taking into account such Shareholder’s potential U.S. federal income tax classification as a disregarded entity), duly executed by or in respect of each Shareholder;
2.3.2.15.evidence reasonably satisfactory to the Buyer of the amendment or termination, cancellation and release of the agreements set forth on Schedule 2.3(b)(xv) of the Sellers’ Disclosure Schedule;
2.3.2.16.a new agreement with M. Co., in form and substance reasonably satisfactory to Buyer;

2.3.2.17.the Performance Restricted Stock Unit Agreements, duly executed by each Shareholder;
2.3.2.18.a lease agreement, in the form attached hereto as Exhibit C, by and among Scott Bruggeman and the Acquisition Company (the “Lease Agreement”), duly executed by each of Scott Bruggeman and the Company;
2.3.2.19.a transaction bonus agreement, in the form attached hereto as Exhibit D, by and between Scott Bruggeman and the Company, duly executed by each of Scott Bruggeman and the Company;
2.3.2.20.a promissory note, in the form attached hereto as Exhibit E, by and among the Sellers and the Acquisition Company (the “Promissory Note”), duly executed by each of the Sellers;
2.3.2.21.such documents as may reasonably be requested by the Buyer; and
2.3.2.22.all other documents, instruments or certificates required to be delivered by the Shareholders, the Guarantors, and the Representative as applicable, at or prior to the Closing pursuant to this Agreement (including Section 7.2 hereof).
2.4.Adjustment.
2.4.1.Prior to the Closing Date, the Company shall deliver to the Buyer:
2.4.1.1. a statement setting forth in reasonable detail, in form and substance satisfactory to the Buyer, the Company’s good faith estimate of the Closing Payment and each of the components thereof (such estimate the “Estimated Closing Payment”), which statement shall include a reasonably detailed estimate of Working Capital in the form of the example calculation attached hereto as Exhibit A and based on (the “Estimated Closing Statement”). The Estimated Closing Statement shall be prepared in accordance with U.S. GAAP consistently applied and, to the extent not inconsistent with U.S. GAAP, in accordance with the Accounting Principles, consistently applied, subject to the modifications and limitations set forth on Exhibit A hereto; and
2.4.1.2.an allocation schedule (the “Allocation Schedule”), setting forth, as of the Closing, the Company’s calculation of how the Estimated Closing Payment is to be allocated among each Shareholder in accordance with this Agreement and the Organizational Documents of the Company. The Allocation Schedule shall include the following information: (1) the name of each Shareholder, (2) the number of each series or class of Shares owned by each Shareholder, (3) the amount, in dollars, of the Estimated Closing Payment that each Shareholder will be entitled to receive at the Closing, (4) each Shareholder’s Pro Rata Portion and (5) each Shareholder’s wire instructions. For the avoidance of doubt, Buyer, Buyer’s Affiliates and their respective representatives shall be entitled to rely fully upon the Allocation Schedule and Estimated Closing Statement for all purposes, including in making any payments to the Shareholders at or following the Closing (whether in the form of cash, grants of Performance Restricted Stock Units or otherwise), and any obligations to make such payments shall be deemed fulfilled to the extent such payments are made to the Shareholders in accordance with this Agreement, the Allocation Schedule and the Estimated Closing Statement (notwithstanding any withholding, failure, breach or other action taken or omission by the Company, any Shareholder, the Representative or other Person). Except as contemplated by this Agreement, none of Buyer, the Acquisition Company, Buyer’s Affiliates or their respective representatives shall have any Liability to any Person, including any Shareholder, for any Losses arising from or relating to any errors or omissions, whether direct or indirect, in the Allocation Schedule or the Estimated Closing Statement, including without limitation, in calculating the portion of any amounts payable to the Shareholders (including the allocation of the Estimated Closing Payment), in calculating any Shareholder’s Pro Rata Portion or any other information set forth in the Allocation Schedule or the Estimated Closing Statement.
2.4.2.Within 90 days following the Closing Date, the Buyer will prepare, or cause to be prepared, and deliver to the Representative the Buyer’s calculations of the Closing Payment, including (i) its determination of each component thereof and (ii) a calculation of Working Capital in the form of the example calculation as of September 4, 2026 attached hereto as Exhibit A (together, the “Closing Statement”). The Closing Statement shall be prepared in accordance with U.S. GAAP consistently applied and, to the extent not inconsistent with U.S. GAAP, in accordance with the Accounting Principles, consistently applied, subject to the modifications and limitations set forth on Exhibit A hereto; provided, notwithstanding anything to the contrary herein, Accrued Income Taxes included in Indebtedness shall not be calculated in accordance with the foregoing principles and shall instead be calculated solely in accordance with the definition of Accrued Income Taxes. The Seller Parties (i) shall reasonably cooperate and assist, and shall cause their respective representatives to assist, the Buyer and its representatives in the preparation of the Closing Statement (including by executing such documents and other instruments and taking further actions as may be reasonably required to cause their accountants to deliver to the Buyer and its representatives copies of their work paper relating to the Acquired Companies) and (ii) shall provide the Buyer and its representatives with any information reasonably requested by them. The Representative and his designee shall be allowed to participate in the preparation of the Closing Statement, however, Buyer will control its preparation and shall not be obligated to include any changes thereto requested by the Representative or its designee.
2.4.3.Upon receipt from the Buyer, the Representative shall have thirty (30) days to review the Closing Statement (the “Review Period”). At the Representative’s written request, the Buyer shall provide the Representative and its representatives with information reasonably requested by them. If the Representative disagrees with the Buyer’s computation of Closing Payment, the Representative shall, on or prior to the last day of the Review Period, deliver a written notice to the Buyer (the “Notice of Objection”), which sets forth its specific objections to the Buyer’s calculation of Closing Payment; provided that the Notice of Objection shall include only objections based on (A) non-compliance with the standards set forth in Section 2.4(b) for the preparation of the Closing Statement and (B) mathematical errors in the computation of Closing Payment. Any Notice of Objection shall specify those items or amounts with which the Representative disagrees, together with a detailed written explanation of the reasons for disagreement with each such item or amount, and shall set forth the Representative’s calculation of Closing Payment based on such objections. To the extent an item is not set forth in a Notice of Objection delivered during the Review Period, the Seller Parties shall be deemed to have agreed with the Buyer’s calculation of such item and/or amount contained in the Closing Statement and neither party may thereafter dispute any such item or amount set forth in the Closing Statement.
2.4.4.Unless the Representative delivers the Notice of Objection to the Buyer within the Review Period, the Representative shall be deemed to have accepted the Buyer’s calculation of Closing Payment and the Closing Statement shall be final, conclusive and binding. If the Representative delivers the Notice of Objection to the Buyer within the Review Period, the Buyer and the Representative shall, during the thirty (30) days following such delivery or any mutually agreed extension thereof, use their commercially reasonable efforts to reach agreement on the disputed items and amounts in order to determine the amount of Closing Payment. If the Representative and Buyer do not resolve all disputed items and amounts within such 30-day period, the matters remaining in dispute shall be submitted to a nationally recognized accounting firm mutually agreed upon by Buyer and the Representative; provided, however, if the Representative and Buyer do not agree to a nationally recognized public accounting firm within ten (10) days, then the accounting firm that the Representative desired to resolve such dispute and the accounting firm that Buyer desired to resolve such dispute shall mutually select a different nationally recognized public accounting firm with an active practice area focused on purchase price dispute resolution in connection with mergers and acquisitions (such accounting firm, the “Independent Expert”). The parties shall instruct the Independent Expert promptly to review this Section 2.4 and to determine solely with respect to the disputed items and amounts so submitted whether and to what extent, if any, the Closing Payment set forth in the Closing Statement requires adjustment. The Independent Expert shall base its determination solely on written submissions by the Buyer and the Representative and not on an independent review. The Buyer and the Representative shall make available to the Independent Expert all relevant Books and Records and other items reasonably requested by the Independent Expert. The Buyer and the Representative shall use reasonable efforts to cause the Independent Expert to deliver to the Buyer and the Representative a report which sets forth its resolution of the disputed items and amounts and its calculation of Closing Payment within thirty (30) days after its retention or as soon thereafter as reasonably practicable; provided that the Independent Expert may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The decision of the Independent Expert shall be final, conclusive and binding on the parties. The costs and expenses of the Independent Expert shall be initially be paid one-half by the Acquisition Company and one-half by the Seller Parties, however, such costs and expenses will ultimately be allocated between the parties based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Independent Expert. The Buyer and the Representative agree to execute, if requested by the Independent Expert, a reasonable engagement letter, including customary indemnities in favor of the Independent Expert. The Independent Expert shall act as an expert and not as an arbitrator.
2.4.5.For purposes of this Agreement, “Final Closing Payment” means the Closing Payment (1) as shown in the Closing Statement delivered by the Buyer to the Representative pursuant to Section 2.4(b), if no Notice of Objection with respect thereto is timely delivered by the Representative to the Buyer pursuant to Section 2.4(c) or (2) if a Notice of Objection is so delivered, (A) as agreed by the Buyer and the Representative pursuant to Section 2.4(d) or (B) in the absence of such agreement, as shown in the Independent Expert’s report delivered pursuant to Section 2.4(d). Within three (3) Business Days after the Final Closing Payment has been finally determined pursuant to this Section 2.4:
2.4.5.1.if the Final Closing Payment is less than the Estimated Closing Payment (the absolute value of such difference, the “Shortfall Amount”), then, within five (5) Business Days, (A) the Acquisition Company shall retain an aggregate amount from the Working Capital Holdback Amount equal to the lesser of the Shortfall Amount and the Working Capital Holdback Amount and (B)(1) if the Shortfall Amount is less than the Working Capital Holdback Amount (the absolute value of such difference, the “Remaining Working Capital Holdback Amount”), then the Acquisition Company shall pay to the Shareholders (in accordance with their Pro Rata Shares) an aggregate amount equal to the Remaining Working Capital Holdback Amount by wire transfer of immediately available funds to an account or accounts designated in writing by the Representative and (2) if the Shortfall Amount is greater than the Working Capital Holdback Amount (the absolute value of such difference, the “Adjustment Deficiency Amount”), then (y) the Seller Parties shall, jointly and severally, be required to pay to the Acquisition Company an amount equal to the Adjustment Deficiency Amount, by wire transfer of immediately available funds to an account designated in writing by Buyer, or (z) at the Buyer’s option, the Acquisition Company shall be entitled to deduct from the Indemnity Holdback Amount an amount equal to the Adjustment Deficiency Amount; and

2.4.5.2.if the Final Closing Payment is greater than the Estimated Closing Payment, then, within five (5) Business Days, the Acquisition Company shall pay to the Shareholders (in accordance with their Pro Rata Shares) an amount equal to (A) the Final Closing Payment minus (B) the Estimated Closing Payment plus (C) the Working Capital Holdback Amount, by wire transfer of immediately available funds to an account or accounts designed in writing by the Representative.
2.4.5.3.All payments to be made pursuant to this Section 2.4(e) shall be treated by all parties for Tax purposes as adjustments to the purchase price except to the extent otherwise required by applicable Law.
2.4.6.The Working Capital Holdback Amount may only be used for purposes of this Section 2.4 and for no other purposes.
2.4.7.Any rights accruing to a party under this Section 2.4 shall be in addition to and independent of the rights to indemnification under Article IX.
2.5.Payment of Ram Pumps Accounts Receivable. If at any time prior to the first anniversary of the Closing Date, Ram Pumps Limited shall receive any payments on account of any Ram Pumps Accounts Receivable, Purchaser shall promptly, and in no event later than fifteen (15) business days, add to the Indemnity Holdback Amount fifty percent (50%) of the amount received by Ram Pumps Limited on account of such Ram Pumps Accounts Receivable; provided that the release of such amount to Sellers shall be subject to Section 9.4. For purposes of determining whether payment has been made on account of a Ram Pumps Accounts Receivable, amounts received by Cat Pumps Limited shall be applied in good faith to the invoice associated with the Ram Pumps Limited Project for which payment was received.
2.6.Withholding. Each of the Buyer, the Acquisition Company, the Acquired Companies, any applicable Affiliate of the Buyer will be entitled to deduct and withhold from the amounts otherwise payable by it pursuant to this Agreement to any Person such amounts as it determines may be required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. Tax Law. In the event that any amount is so deducted and withheld, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person to whom the payment from which such amounts were withheld was made.
3.
REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES
The Seller Parties, jointly and severally, represent and warrant to the Buyer and the Acquisition Company that each statement contained in this Article III is true and correct as of the date hereof and as of the Closing Date, except as set forth in the corresponding section of the schedules accompanying this Article III and Article IV (each, a “Disclosure Schedule” and, collectively, “Sellers’ Disclosure Schedule”).
3.1.Organization. Each Shareholder is a trust created under those certain documents set forth in Schedule 3.1 of the Sellers’ Disclosure Schedule (the “Trust Documents”). The trustees of each Shareholder have the power and authority to hold in trust and sell the property and assets owned by the Shareholder, including the Shares.
3.2.Authority and Enforceability. The trustees of each Shareholder, in their capacity as trustees of each Shareholder, have the requisite power and authority, and the Guarantors have the requisite legal capacity, to execute and deliver this Agreement and the Ancillary Agreements to which they are a party, to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Seller Party of this Agreement and the Ancillary Agreements to which it is a party and the consummation by each Seller Party of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of such Seller Party and no other action is necessary on the part of such Seller Party to authorize this Agreement or any Ancillary Agreement to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement and each Ancillary Agreements to which it is a party have been duly executed and delivered by each Seller Party. Assuming due authorization, execution and delivery by the Buyer and the Acquisition Company and each other party thereto, this Agreement and each of the Ancillary Agreements constitutes a legal, valid and binding obligation of each Seller Party, enforceable against each Seller Party in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors' rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.
3.3.No Conflicts; Consents.
3.3.1.Except as set forth on Schedule 3.3(a) of the Sellers’ Disclosure Schedule, the execution and delivery by each Seller Party of this Agreement and the Ancillary Agreements to which it is a party does not, the performance by each Seller Party of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby (in each case, with or without the giving of notice or lapse of time or both) will not, directly or indirectly, (i) violate or conflict with or result in the breach of the provisions of any of the Organizational Documents of such Shareholder, (ii) violate, breach, conflict with or constitute a default, an event of default, or an event creating any additional rights (including rights of amendment, impairment, modification, suspension, revocation, acceleration, termination, or cancellation), impose additional obligations or result in a loss of any rights, or require a consent or the delivery of notice, under any Contract, Law or Permit to which such Seller Party is a party or a beneficiary or by which such Seller Party or the Shares, as applicable, is subject, or (iii) result in the creation of any Liens, subscriptions, options, warrants, calls, proxies, commitments or Contracts of any kind upon any of the Shares.
3.3.2.Except as set forth on Schedule 3.3(b) of the Sellers’ Disclosure Schedule, no Permit or Order of, with, or to any Person is required by such Seller Party in connection with the execution and delivery, of this Agreement and the Ancillary Agreements, the performance of the obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.
3.4.The Shares.
3.4.1.Each Shareholder holds of record and has full legal and beneficial title to and ownership of its Shares, free and clear of all Liens, subscriptions, options, warrants, calls, proxies, commitments, restrictions and Contracts of any kind. The Shares represent all of the capital stock of the Company and the Shareholders do not own (or have any rights in or to acquire) any capital stock of the Company or any other securities convertible into, or exercisable or exchangeable for, capital stock of the Company. The Shares were not issued in violation of (i) any Contract to which the Shareholder is or was a party or beneficiary or by which the Shareholder or its properties or assets is or was subject, (ii) the Organizational Documents of any Person, including the Company, (iii) all applicable securities Laws and other applicable Laws, and (iv) of any preemptive or similar rights of any Person. This Agreement, together with the other documents executed and delivered at Closing by such Shareholder, will be effective to transfer valid title to the Shares to the Acquisition Company, free and clear of all Liens, subscriptions, options, warrants, calls, proxies, commitments and Contracts of any kind.
3.4.2.No Shareholder is a party to (i) any voting agreement, voting trust, registration rights agreement, stockholder agreement or other similar arrangement with respect to the capital stock of the Company or (ii) any Contract obligating such Shareholder to vote or dispose of any shares of the capital stock of, or other equity or voting interests in, the Company or which has the effect of restricting or limiting the transfer, voting or other rights associated with the Shares.
3.5.Litigation. There is no Action pending or, to the knowledge of the Seller Parties, threatened against or affecting the Shares. There are no Actions pending or, to the knowledge of such Seller Party, threatened which would reasonably be expected to adversely affect the ability of such Seller Party to enter into or perform its or his obligations under this Agreement or any other agreement or document to be executed and delivered by such Seller Party pursuant to this Agreement, or which seek to restrain, enjoin, delay or obtain damages or other relief in connection with any of the transactions contemplated by this Agreement.
3.6.Brokers’ Fees. The Seller Parties do not have any Liability to pay any fees or commissions to any broker, finder or similar agent with respect to this Agreement, the Ancillary Agreements or the transactions contemplated by hereby or thereby.
3.7.U.S. Status. No Seller Party is a “foreign person” within the meaning of Section 1445 of the Code or a Person whose separate existence from a “foreign person” within the meaning of Section 1445 of the Code is disregarded for U.S. federal income Tax purposes.
4.
REPRESENTATIONS AND WARRANTIES CONCERNING THE ACQUIRED COMPANIES
The Seller Parties, jointly and severally, represent and warrant to the Buyer and the Acquisition Company that each statement contained in this Article IV is true and correct as of the date hereof and as of the Closing Date, except as set forth in the corresponding section of the Sellers’ Disclosure Schedule.
4.1.Organization and Good Standing. Each Acquired Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or other formation, has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted. Each Acquired Company is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which it owns or leases property or assets or the nature of its activities require such licensing or qualification. Schedule 4.1 of the Sellers’ Disclosure Schedule contains a complete and accurate list of each Acquired Company and sets forth with respect to each Acquired Company its jurisdiction of incorporation or other formation and each jurisdiction in which such Acquired Company is (i) licensed or qualified to do business, (ii) owns or leases property and (iii) has employees, agents or independent contracts. The Company has delivered to the Buyer a complete and accurate copy of the Organizational Documents for each Acquired Company as in effect on the date hereof. No Acquired Company is or has been in breach or violation of or default under any provision of its Organizational Documents.
4.2.Capitalization; Minute Books.
4.2.1.The authorized capital stock of the Company consists of 2,500 shares of Class A Shares, 2,500 shares of Class B Shares, and one Preferred Share. No other capital stock of the Company is authorized. All of the Shares are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with all applicable Laws (including securities Laws). The Shares represent all of the issued and outstanding capital stock of the Company, and the Shareholders hold of record and own beneficially all of the Shares, free and clear of all Liens, subscriptions, options, warrants, calls, proxies, commitments, restrictions and Contracts of any kind. None of the Shares were issued in violation of (i) any Contract to which such Shareholder or the Company is or was a party or beneficiary or by which such Shareholder or the Company or their respective properties or assets is or was subject, (ii) the Organizational Documents of any Person, including the Company, and (iii) of any preemptive or similar rights of any Person.

Schedule 4.2(a) of the Sellers’ Disclosure Schedule sets forth the capitalization table of the Company.
4.2.2.All of the outstanding shares of each Subsidiary of the Company (collectively, the “Subsidiary Shares”) are duly authorized, validly allotted and issued, fully paid and nonassessable and were issued in compliance with all applicable Laws (including securities Laws). Except as set forth on Schedule 4.2(b) of the Sellers’ Disclosure Schedule, all of the Subsidiary Shares are owned by the Company or another Acquired Company free and clear of all Liens, subscriptions, options, warrants, calls, proxies, commitments and Contracts of any kind. None of the Subsidiary Shares were allotted or issued in violation of any (i) any Contract to which any Acquired Company is or was a party or beneficiary or by which any Acquired Company or their respective properties or assets is or was subject, (ii) the Organizational Documents of any Person, including each Subsidiary, and (iii) of any preemptive or similar rights of any Person. Except as listed on Schedule 4.2(b) of the Sellers’ Disclosure Schedule, no Subsidiary owns or has the right to acquire directly or indirectly any interest in, and no Subsidiary is subject to any obligation or requirement to provide for or to make any investment in, any Person.
4.2.3.There are no outstanding options, warrants or other securities, rights of first refusal, conversion rights, exchange rights, voting rights, put rights, or subscription, preemptive or other rights convertible into or exchangeable or exercisable for any shares of capital stock or other equity or voting interests of any Acquired Company and there are no “phantom stock” rights, stock appreciation rights, stock-based performance units or other similar rights with respect to any Acquired Company. There are no Contracts of any kind to which any Acquired Company is a party or beneficiary or by which any Acquired Company or its assets are subject, obligating any Acquired Company to issue, deliver, grant or sell, or cause to be issued, delivered, granted or sold, additional shares of capital stock of, or other equity or voting interests in, or options, warrants or other securities or subscription, preemptive or other rights convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, any Acquired Company, or any “phantom stock” right, stock appreciation right or other similar right with respect to any Acquired Company, or obligating any Acquired Company to enter into any such Contract.
4.2.4.There are no securities or other instruments or obligations of any Acquired Company, the value of which is in any way based upon or derived from any capital or voting stock of any Acquired Company or having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which any Acquired Company’s stockholders (or their equivalent) may vote.
4.2.5.There are no Contracts, contingent or otherwise, obligating any Acquired Company to repurchase, redeem or otherwise acquire or dispose of any shares of capital stock of, or other equity or voting interests in, any Acquired Company. There are no voting agreements, voting trusts, registration rights agreements, stockholder agreements or other similar arrangement with respect to the capital stock of any Acquired Company. There are no rights plans affecting any Acquired Company.
4.2.6.Upon consummation of the transactions contemplated by this Agreement, the Acquisition Company will own all of the issued and outstanding capital stock of the Company, free and clear of all Liens, subscriptions, options, warrants, calls, proxies, commitments and Contracts of any kind.
4.2.7.The information set forth in the Allocation Schedule is true, complete and correct and prepared in accordance with the Organizational Documents of the Company.

4.2.8.The Company has delivered to the Buyer a complete and accurate copy of each of the Acquired Companies’ minute books and stock record books, which such books and records completely and accurately reflect in all respects all material actions taken by written consent or resolution and meetings held.
4.3.No Conflicts; Consents; Authority and Enforceability.
4.3.1.Except as set forth on Schedule 4.3(a) of the Sellers’ Disclosure Schedule, the execution and delivery of this Agreement and the Ancillary Agreements to which the Company is a party does not, the performance by the Company of any of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, (i) violate or conflict with or result in the breach of the provisions of any of the Organizational Documents of any of the Acquired Companies, (ii) violate, breach, conflict with or constitute a default, an event of default, or an event creating any additional rights (including rights of amendment, impairment, modification, suspension, revocation, acceleration, termination or cancellation), impose additional obligations or result in a loss of any rights, or require a consent or the delivery of notice, waiver or payment of any penalty, under any Contract, Law or Permit applicable to an Acquired Company or to which an Acquired Company is a party or a beneficiary or otherwise subject, or in respect of any Company Intellectual Property, or (iii) result in the creation of any Liens upon any asset owned or used by any Acquired Company.
4.3.2.Except for the requirements of the HSR Act, no Permit or Order of, with, or to any Person is required by any Acquired Company in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.
4.3.3.The Company has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no other action is necessary on the part of the Company to authorize this Agreement or any Ancillary Agreement to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement and each Ancillary Agreements to which it is a party have been duly executed and delivered by the Company. Assuming due authorization, execution and delivery by the Seller Parties and each other party thereto, this Agreement and each of the Ancillary Agreements constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors' rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.
4.4.Financial Statements; Revenue Recognition; No Liabilities; Accounts Receivable.
4.4.1.Schedule 4.4(a)(i) of the Sellers’ Disclosure Schedule contains complete and accurate copies of the (i) audited consolidated financial statements consisting of the consolidated balance sheet of the Acquired Companies as of December 31, 2025, December 31, 2024, and December 31, 2023, and the related statements of comprehensive income, stockholders’ equity and cash flow, for each of the years then ended (the “Audited Financial Statements”), and (ii) unaudited consolidated financial statements consisting of the consolidated balance sheet of the Acquired Companies as of July 31, 2026 and the related statement of income for the 7-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). Except as otherwise disclosed on Schedule 4.4(a)(ii) of the Sellers’ Disclosure Schedule, the Financial Statements have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved and in accordance with the Accounting Principles, methodologies and policies set forth on Exhibit A (the “Accounting Principles”). The Acquired Companies’ revenue recognition policies and practices are and have been in accordance with U.S. GAAP, and the sales set forth on the respective Audited Financial Statements and Interim Financial Statements accurately reflects the net revenue of the Acquired Companies in accordance with U.S. GAAP consistently applied in the relevant periods. The Financial Statements were prepared from the Books and Records of the Acquired Companies, and fairly present the financial condition of the Acquired Companies as of the respective dates set forth thereon and the results of the operations of the Acquired Companies for the periods indicated. No financial statements of any Person other than the Acquired Companies are (A) required by U.S. GAAP to be included in the Financial Statements or (B) included in the Financial Statements. Notwithstanding the foregoing, Cat Pumps International NV uses Belgian GAAP, Cat Pumps Europe B.V. uses NL GAAP, and Cat Pumps U.K. Limited and Ram Pumps Limited use U.K. GAAP and (i) the financial statements of such Acquired Companies, except as otherwise disclosed on Schedule 4.4(a)(iii) of the Sellers’ Disclosure Schedule, have been prepared in accordance with Belgian GAAP, NL GAAP, U.K. GAAP, as applicable, on a consistent basis throughout the periods involved, (ii) such Acquired Companies’ revenue recognition policies and practices are and have been in accordance with Belgian GAAP, NL GAAP, U.K. GAAP, as applicable, and the sales set forth on the respective financial statements accurately reflects the net revenue of such Acquired Companies in accordance with Belgian GAAP, NL GAAP, U.K. GAAP, as applicable, consistently applied in the relevant periods, and (iii) the financial statements of such Acquired Companies were prepared from the Books and Records of such Acquired Companies, and fairly present the financial condition of such Acquired Companies as of the respective dates set forth thereon and the results of the operations of such Acquired Companies for the periods indicated.
4.4.2.The Acquired Companies have devised and maintained a system of internal accounting controls over financial reporting sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with management’s general or specific authorization, (ii) all transactions are recorded as necessary to permit the preparation of financial statements and to maintain proper accountability for items, and (iii) access to their property and assets is permitted only in accordance with management’s general or specific authorization. There (A) are no significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the ability to record, process, summarize and report financial information of the Acquired Companies, or (B) is not any fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Acquired Company.
4.4.3.No Acquired Company has any liabilities or obligations (whether direct or indirect, accrued or fixed, absolute or contingent, determined or determinable, matured or unmatured, asserted or unasserted, due or to become due, liquidated or unliquidated, or known or unknown) of any kind, other than liabilities (i) specifically reflected or reserved against on the face of the Financial Statements, or (ii) incurred after the date of the Interim Financial Statements in the ordinary course of business and immaterial in amount, none of which results from, arises out of, or relates to any breach or violation of, or default under, any Contract, Permit or Law.
4.4.4.To the extent that any Acquired Company incorporated in the Netherlands, Germany, Belgium or the United Kingdom is required under applicable Law to maintain local statutory accounts or financial statements, such accounts or financial statements have been properly prepared in accordance with applicable local accounting standards and applicable Law and have been duly filed with the relevant Governmental Entity.
4.4.5.The Accounts Receivable of the Acquired Companies are (i) valid and genuine and have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice, (ii) not subject to valid defenses, credits, set offs or counterclaims and (iii) collectible within the permitted credit terms for such customer after billing at the full recorded amount thereof (net of the reserves shown on the accounting records of the Acquired Companies as of the Closing Date, which reserves shall be adequate and shall not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserves reflected on the Interim Financial Statements represented of the Accounts Receivable reflected therein). No further goods or services are required to be provided in order to complete the sales and to entitle the Acquired Companies or their assignees to collect the Accounts Receivable in full and none of the Accounts Receivable has been pledged or assigned to any Person.
4.5.Taxes.
4.5.1.All Tax Returns required to be filed by each Acquired Company have been timely filed by such Acquired Company in accordance with applicable Law. All such Tax Returns are true, correct, and complete in all material respects and were prepared in material compliance with all applicable Law. Each Acquired Company has made available to Buyer true, correct, accurate and complete copies of all Tax Returns filed by it for each Tax period ending after December 31, 2022, and all audit reports and statements of deficiencies assessed against or agreed to by it. No Acquired Company has taken any position on any Tax Return that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local, or foreign Law). Each Acquired Company has properly reported all Tax attributes, including net operating losses, tax credits, and other carryforwards, on its Tax Returns. No Acquired Company has engaged in any transaction that would result in the disallowance of any Tax attribute. All Taxes owed or required to be paid by any Acquired Company (whether or not shown, or required to be shown on any Tax Return) have been timely collected and paid to the applicable Governmental Entity in accordance with applicable Law. The Acquired Companies and the Seller Parties have adequately provided for, in their books of account and related records, Liabilities for all unpaid Taxes (that are current Taxes not yet due and payable).
4.5.2.No claim has been made (or, to the Knowledge of the Company, is expected to be made) by any Governmental Entity in any jurisdiction that any Acquired Company is or may be (i) subject to Tax in such jurisdiction, (ii) required to file a particular type of Tax Return in such jurisdiction, or (iii) required to pay a particular type of Tax in such jurisdiction. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes or any Tax Returns of any Acquired Company. No Acquired Company is the beneficiary of any extension of time within which to file any Tax Return (other than automatic extensions of time to file obtained in the ordinary course).
4.5.3.Each Acquired Company has collected and timely remitted in accordance with applicable Law all sales and use Taxes in all jurisdictions where such Taxes were required to be collected by such Acquired Company. To the extent any Acquired Company has not collected sales or use Taxes, such Acquired Company has been furnished properly completed exemption certificates in respect of which adequate records have been maintained.
4.5.4.Each Acquired Company has complied with all applicable Law relating to the payment and withholding of Taxes and has timely withheld and paid over to the appropriate Governmental Entities all amounts required to be so withheld and paid over (including, without limitation, all obligations in respect of pay-as-you-earn income tax deductions and national insurance contributions under the applicable Law in the United Kingdom, and all analogous payroll tax withholding, social security, wage tax and employer contribution obligations under applicable the Law in Belgium and Germany). Each Acquired Company has complied with all information reporting and backup withholding provisions of applicable Law, including maintenance of required records with respect thereto, with respect to any employee, independent contractor, creditor, stockholder, or other third party, and all IRS Forms W-2 and 1099 required with respect thereto have been properly completed and timely distributed and filed.
4.5.5.No Acquired Company has any liability for Taxes other than its current Taxes that are reflected on the most recent balance sheet included in the Interim Financial Statements for such Acquired Company or incurred since the date of the balance sheet included in the Interim Financial Statement in the ordinary course of business of the Acquired Companies. The Acquired Companies have established, in accordance with U.S. GAAP, reserves for the payment of all Taxes not yet due and payable, and such reserves are reflected on the Interim Financial Statements.
4.5.6.There are no Liens for Taxes upon (i) any of the assets of any Acquired Company, except for statutory Liens for current Taxes of such Acquired Company not yet due and payable and for which reserves have been established, in accordance with U.S. GAAP, on the Interim Financial Statements or in such Acquired Company’s books and records, or (ii) any of the Shares or Subsidiary Shares.
4.5.7.There are no audits, examinations, investigations, proceedings or other Actions pending or, to the Knowledge of the Company, threatened against any Acquired Company by any Governmental Entity relating to any Taxes or Tax Returns. No Acquired Company has received from any Governmental Entity any written notice of proposed adjustment, deficiency, underpayment of Taxes, or any other such notice. No Governmental Entity is likely to assess any additional Taxes for any period for which any Tax Return of any Acquired Company has been filed. Schedule 4.5(g) of the Sellers’ Disclosure Schedule (i) lists all U.S. federal, state, local, and non-U.S. income Tax Returns filed with respect to any Acquired Company for taxable periods ended on or after December 31, 2022, (ii) indicates those Tax Returns that have been audited, and (iii) indicates those Tax Returns that currently are the subject of audit.
4.5.8.No Acquired Company has any Liabilities for the Taxes of any Person, other than any Acquired Company , (i) as a transferee or successor, (ii) by Contract, (iii) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), or (iv) otherwise.
4.5.9.All payments between or among any Acquired Company, on the one hand, and any one or more of the other Acquired Companies or any other Person, on the other hand, have been made at arm’s-length and have complied in all material respects with Section 482 of the Code (or any comparable or similar provision of state, local or foreign Law), and such parties have complied in all material respects with applicable rules relating to the documentation thereof.
4.5.10.Each Acquired Company is and at all times has been in material compliance with the terms and conditions of any Tax incentives, abatements, or exemptions for which it claimed.
4.5.11.No Acquired Company is, or has ever been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement, or similar contract, and no Acquired Company has any liability or potential liability to another Person under any such agreement. No Acquired Company is a party to, a beneficiary of or is subject to, any joint venture, partnership or other arrangement that is or would reasonably be expected to be treated as a partnership for Tax purposes.
4.5.12.No Acquired Company has received (or is subject to) any ruling from any Taxing Authority or has entered into (or is subject to) any Contract with a Taxing Authority.
4.5.13.Each Acquired Company that is incorporated or formed in a non-U.S. jurisdiction has, at all times, been properly treated and classified for U.S. federal income Tax purposes in accordance with the applicable provisions of the Treasury Regulations under Section 7701 of the Code.
4.5.14.The disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by any Acquired Company. No Acquired Company has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate such Acquired Company to make any payments that will not be deductible under Section 280G of the Code or that would result in an excise Tax to the recipient of such payments pursuant to Section 4999 of the Code.
4.5.15.No Acquired Company: (i) has ever been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of state, local or foreign Law), other than any such group, the common parent of which is an Acquired Company; (ii) has any liability for Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), as a transferee or successor by Contract or otherwise; (iii) other than with respect to an Acquired Company, has ever owned any interest in any controlled foreign corporation (as defined in Section 957 of the Code), passive foreign investment company (as defined in Section 1297 of the Code), or other entity the income of which is required to be included in the income of any Acquired Company; (iv) has agreed to make, is required to make, or will be required to make any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Law by reason of a change in accounting method or otherwise (including as a result of the consummation of any of the transactions contemplated by this Agreement); (v) has taken any action that could defer a material liability for Taxes of any Acquired Company from any Pre-Closing Period to any Post-Closing Period; (vi) has ever been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code; (vii) is or has ever been a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Section 1.6011-4(b) of the Treasury Regulations or any “tax shelter” within the meaning of Section 6662 of the Code (or any comparable or similar provision of state, local or foreign Law); (viii) has ever used the cash method of Tax accounting; (ix) has ever entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of other applicable Law with respect to Taxes) or any similar agreement with respect to Taxes; (x) is or ever has been a “partnership representative” (as defined in Section 6223(a) of the Code) for any Person; (xi) has applied for, claimed, reported, or received any employee retention tax credit or refund (or similar Tax benefit); (xii) is or has ever been a party to any transaction that would reasonably be likely to require the filing of an IRS Schedule UTP (determined without regard to any asset threshold that may avoid the requirement of filing such schedule); or (xiii) has (A) deferred any obligation to pay Taxes pursuant to any COVID-19 relief legislation or executive order or (B) taken out any loan, received any loan assistance, or received any other financial assistance under any COVID-19 relief legislation. There is no application pending with any Governmental Entity requesting permission for any changes in any accounting methods of any Acquired Company for Tax purposes. No private letter rulings, technical advice memoranda or similar agreements or rulings related to Taxes have been entered into with, issued by or requested from any Governmental Entity with or in respect of any Acquired Company.
4.5.16.No Acquired Company or Buyer or the Acquired Company (or any direct or indirect equityholder or regarded taxpayer of any Acquired Company, Buyer or the Acquired Company) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) installment sale made or open transaction entered into by any Acquired Company on or prior to the Closing Date; (ii) prepaid amount received or deferred revenue accrued by any Acquired Company on or prior to the Closing Date; (iii) the application of Section 965 of the Code (including by reason of an election under Section 965(h) of the Code); (iv) any intercompany transaction, deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision or administrative rule of federal, state, local or foreign Law) involving or with respect to any Acquired Company; (v) any dual consolidated loss (within the meaning of Section 1503(d) of the Code) or overall foreign loss (within the meaning of Section 904(f) of the Code) involving or with respect to any Acquired Company that arose on or prior to the Closing Date; (vi) inclusion under (or application of) Section 951A of the Code (or any similar provision of state or local Law), Section 951 of the Code (or any similar provision of state or local Law) or Section 956 of the Code (or any similar provision of state or local Law); or (vii) cancellation of indebtedness income arising on or prior to the Closing Date.
4.5.17.No Acquired Company has any nexus, or has taken any action that could result in such Acquired Company having a taxable presence for any Tax purpose in any taxing jurisdiction outside its country of organization. No Acquired Company has, or has ever had, any “permanent establishment” within the meaning of an applicable income Tax treaty. No Acquired Company is, or ever has been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. No Acquired Company is, or ever has been, party to or the beneficiary of any Tax exemption, Tax holiday, or other Tax reduction contract or governmental order. No Acquired Company is or ever has been required to report, under Section 999 of the Code, operations in a country subject to an international boycott. No Acquired Company has entered into any gain recognition agreement pursuant to Section 1.367(a)-8 of the Treasury Regulations. No Acquired Company has transferred any intangible the transfer of which would be subject to the rules of Section 367(d) of the Code. No Acquired Company that is incorporated or formed in a non-U.S. jurisdiction is, or at any time has been, engaged in the conduct of a trade or business within the United States, or treated as or considered to be so engaged. No Acquired Company has engaged in a transaction or agreed to make any payment governed by Section 267A of the Code. No Acquired Company has any item of gross income (or portion thereof) that is includable for Tax purposes any later than when such item (or portion thereof) is taken into account as revenue in an applicable financial statement of such entity for purposes of Section 451(b) of the Code.
4.5.18.No Acquired Company owns, or has ever owned, directly or indirectly, any interest in a corporation, association, joint venture, partnership, limited liability company, or other “business entity” within the meaning of Section 301.7701-2(a) of the Treasury Regulations (other than any Acquired Company’s ownership of all the equity interests of another Acquired Company).
4.5.19.No Acquired Company owns any property the indirect transfer of which, pursuant to this Agreement, would give rise to any documentary, stamp, or other Transfer Tax.
4.5.20.No intangible asset of any Acquired Company is excluded from the definition of the term “amortizable section 197 intangible” as a result of the application of Code

Section 197(f)(9)(A) and the regulations thereunder (or any similar provision of state or local Law).
4.5.21.Schedule 4.5(u) of the Sellers’ Disclosure Schedule sets forth, on an Acquired Company-by-Acquired Company basis, the U.S. federal income tax classification election of each Acquired Company. No election has been made to change any such election.
4.5.22.Each Acquired Company (incorporated outside of the United States) is duly registered for value added tax (VAT) in each jurisdiction in which it is required to be so registered. All VAT returns of each such Acquired Company have been timely and correctly submitted, all VAT due has been timely paid and no such Acquired Company has any disputed or outstanding VAT liability. No such Acquired Company has been the subject of a VAT audit or investigation by any relevant Governmental Entity within the last five (5) years that has not been resolved.
4.5.23.No Acquired Company has entered into any reportable cross-border arrangement under EU Council Directive (EU) 2018/822 (DAC6) or any national implementing legislation thereof, or any equivalent mandatory disclosure regime in the United Kingdom. Each Acquired Company has complied with all mandatory disclosure, transfer pricing documentation and reporting obligations under applicable Law.
4.5.24.Schedule 4.5(x) of the Sellers’ Disclosure Schedule sets forth (i) the requests any Acquired Company has made, has committed to make, or intends to make, for refunds of tariffs, (ii) all commitments any Acquired Company has made, or intends to make, to pay all or any portion of such refunds to a customer (the “Tariff Refunds”) and (iii) the reasonably expected timing of receipt and payment of such refunds in accordance with the foregoing (ii) and (iii). The Tariff Refunds will have been satisfied in full prior to the Closing, or will have been reserved for on the Estimated Closing Statement.
4.6.Compliance with Law; Permits.
4.6.1.Schedule 4.6(a) of the Sellers’ Disclosure Schedule sets forth each Order entered, issued or rendered by any Governmental Entity to which any Acquired Company, its business or its properties or assets is subject.
4.6.2.Each Acquired Company has conducted, and is conducting, its business in compliance with all applicable Laws.
4.6.3.Each Acquired Company has obtained, owns, holds or lawfully uses all Permits which are necessary for it to conduct its business as currently conducted and as proposed to be conducted, or by which any of the properties or assets owned or used by such Acquired Company is subject, free and clear of all Liens. Each such Permit is valid and in full force and effect and is listed on Schedule 4.6(c) of the Sellers’ Disclosure Schedule. Each Permit shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Other than the Permits listed on Schedule 4.6(c) of the Sellers’ Disclosure Schedule, none of the Acquired Companies is operating under any agreement or understanding with any Governmental Entity that restricts the conduct of its business or requires it to take or refrain from taking any action.
4.6.4.No event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice or both) does or could reasonably be expected to result in (i) a violation of, a conflict with or a failure on the part of any Acquired Company (A) to conduct its business in compliance with all applicable Laws or (B) to comply with the terms of any Permit or (ii) a revocation, cancellation, suspension or other impairment or modification of, any

Permit. No Acquired Company has received notice regarding any (x) violation of, conflict with, or failure to conduct its business in compliance with, any applicable Law or Permit or (y) any termination, revocation, cancellation, suspension or other impairment or modification of, any Permit. No Acquired Company is in default (or received notice of any claim of default) with respect to any Permit.
4.7.Assets.
4.7.1.The Acquired Companies have good and marketable title to, or a valid leaseholder interest in, free and clear of all Liens, except for Permitted Liens and Liens that will be terminated at or prior to the Closing, all of the tangible and intangible property, wherever situated and whether or not reflected in the Financial Statements, that are used or held for use by the Acquired Companies in the business as presently conducted or as proposed to be conducted. Immediately following the Closing, all of the properties and assets of the Acquired Companies will be owned, leased or available for use by the Acquired Companies on the terms and conditions under which, immediately prior to the Closing, the Acquired Companies owns, leases, uses or holds available for use such properties and assets.
4.7.2.Schedule 4.7(b) of the Sellers’ Disclosure Schedule sets forth a complete and accurate list of all personal property, each with a fair market value in excess of $50,000, that is owned, leased or used by each Acquired Company as of the date hereof, specifying whether and by whom such personal property is owned or leased and the location of such personal property. With respect to personal property that is owned by an Acquired Company, such Acquired Company has good and marketable title to such personal property free and clear of all Liens, except for Permitted Liens and Liens that will be terminated at or prior to the Closing. With respect to personal property that is leased by an Acquired Company, such Acquired Company has a valid leasehold interest in such properties and assets free and clear of all Liens.
4.7.3.The tangible property that is owned, leased or used by the Acquired Companies is in good operating condition, working order and repair, subject to ordinary wear and tear, free from defects, is usable in the ordinary course of the business and is suitable for the purposes for which they are currently being used or are proposed to be used. The properties and assets owned, leased or used by the Acquired Companies constitute all the properties or assets necessary for the conduct of its business as presently conducted and as proposed to be conducted. No properties and assets related to or used by any Acquired Company are owned or leased by any Affiliate of any Seller Party or any Acquired Company (other than another Acquired Company). Upon consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, the Acquired Companies will be entitled to continue to use all the properties and assets which are currently employed by them in the conduct of their business.
4.8.Real Property.
4.8.1.Schedule 4.8(a) of the Sellers’ Disclosure Schedule contains (i) a list of all land, buildings, improvements and fixtures thereon and other real property and interests in real property owned, leased, licensed or occupied by each Acquired Company (the “Owned Real Property”) and (ii) a list of all leases, subleases, licenses and other agreements or Contracts for interests in real property leased, subleased, licensed, occupied or operated by any of the Acquired Companies as of the date hereof (the “Leased Real Property”), including all amendments, modifications, extensions and renewals thereof and guaranties, notices and Contracts (including subordination, non-disturbance and attornment agreements) relating thereto (collectively, the “Real Property Leases”) and no other agreements have been entered into (in writing or orally) between the relevant Acquired Company and the relevant owner of the Leased Real Property in respect of the Leased Real Property. The Acquired Companies are in possession and actual occupation of the Owned Real Property and Leased Real Property on an exclusive basis. There are no oral Real Property Leases. No Acquired Company is a party to any agreement or option to purchase or lease any real property or interest therein.
4.8.2.No Acquired Company has any right of ownership, right of use, option, right of first refusal or contractual obligation to purchase, or any other legal or equitable right, estate or interest in any land or buildings, save for the Owned Real Property and the Leased Real Property.
4.8.3.With respect to each Owned Real Property, except as set forth in Schedule 4.8(c) of the Sellers’ Disclosure Schedule, (i) each of the Acquired Companies (as the case may be) has good and marketable indefeasible fee simple title to such Owned Real Property, free and clear of all liens and encumbrances, except Permitted Liens; (ii) no Acquired Company has leased or otherwise granted to any Person the right to use or occupy any Owned Real Property or any portion thereof; and (iii) no condemnation, requisition or taking by any public authority has been threatened in writing or contemplated, and no Acquired Company has received any written notice of any such condemnation, requisition or taking by a Governmental Entity with respect to the Owned Real Property. With respect to the Owned Real Property, to the Knowledge of the Company, there are no outstanding options or rights of first refusal granted by any Acquired Company to purchase any such Owned Real Property, any portion thereof or interest therein.
4.8.4.With respect to each parcel or premises of Leased Real Property:
4.8.4.1.The Seller Parties have delivered or made available to Buyer a true and complete copy of each Real Property Lease document.
4.8.4.2.Each Real Property Lease is legal, valid, binding, and enforceable in accordance with its terms and in full force and effect.
4.8.4.3.The Real Property Leases constitute all written and oral agreements of any kind for the leasing, rental, use or occupancy of the Leased Real Property and are the result of bona fide arm’s length negotiations between the parties thereto.
4.8.4.4.Except as listed on Schedule 4.8(d)(iv) of the Sellers’ Disclosure Schedule, the transactions contemplated by this Agreement do not require the consent of or notice to any other party to a Real Property Lease, will not result in a breach of or default under such Real Property Lease, will not give rise to any recapture or similar rights, and will not otherwise cause such Real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing.
4.8.4.5.There are no disputes with respect to the Real Property Leases, no party to any Real Property Lease is in breach or default under such Real Property Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, could reasonably be expected to constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Real Property Lease.
4.8.4.6.No Acquired Company has given any guarantee or indemnity in respect of any liability relating to the Leased Real Property or any property, land or buildings previously occupied by it or in which it owned or held any interest, or in respect of any other property, land or buildings.
4.8.4.7.Each applicable Acquired Company has peaceful, undisturbed and exclusive possession of the Leased Real Property. There are no Liens on the estate or interest created by the Real Property Leases. The full amount of security deposit required under each Real Property Lease, if any, is on deposit thereunder.
4.8.4.8.There is no option to purchase, right of first refusal, right of first offer, or other agreement granting any person or entity any right to acquire, sublease or use the Leased Real Property, and the applicable Acquired Company has not assigned, transferred, sublet, or granted any person the right to use or occupy the Leased Real Property or any portion thereof or granted any security interest or other Lien in such Real Property Lease or any interest therein. Each Acquired Company holds its leasehold interests in the Leased Real Property free and clear of all Liens, except Permitted Liens.
4.8.4.9.There are no unsatisfied capital expenditure requirements or remodeling, replacement or repair obligations of any Acquired Company other than ordinary maintenance and repair obligations.
4.8.5.To the Knowledge of the Company, all of the buildings, plants, structures, and facilities located thereon or otherwise comprising the owned or Leased Real Property are in good working condition, ordinary wear and tear excepted, and are sufficient and the owned or Leased Real Property are all of the real property and interests in real property used in or necessary to conduct the Acquired Companies’ businesses and operations as currently conducted and as proposed to be conducted after Closing.
4.8.6.No Acquired Company has any material existing, actual or contingent liability in respect of any previously owned or occupied property, land or buildings, or in which it held any right of ownership, right of use, option, right of first refusal or contractual obligation to purchase, or any other legal or equitable right, estate or interest, including any leasehold premises assigned or otherwise disposed of (including without limitation any owned or Leased Real Property formerly leased or owned by any Acquired Company).
4.8.7.No party to any Real Property Lease has exercised any option or right, and there is no option or right currently in effect, to (i) terminate such Real Property Lease prior to the end of the term thereof, (ii) lease additional premises pursuant to such Real Property Lease, (iii) reduce or relocate the premises demised by such Real Property Lease, or (iv) purchase any real property pursuant to such Real Property Lease.
4.8.8.None of the Leased Real Property has suffered any material damage by fire or other casualty. There are no pending, or to the Knowledge of the Company, threatened, condemnation or eminent domain proceedings relating to the Leased Real Property or any portion thereof.
4.8.9.Each Acquired Company has obtained all necessary consents and permissions (including all applicable planning, zoning, building regulation and other Governmental Entity consents, permissions and approvals) affecting the Leased Real Property on an unconditional basis or subject only to conditions which have been satisfied, and no such consent or permission is subject to any condition or limitation making it personal to anyone or temporary in nature.
4.8.10.There is no outstanding order, notice or other requirement of any Governmental Entity or other authority capable of enforcement affecting the existing use of any of the Leased Real Property or involving expenditure in compliance therewith, nor are there any circumstances which may result in any such order or notice being made or served.
4.8.11.No notices, complaints or requirements have been issued or made (whether formally or informally) by any Governmental Entity or other competent authority or undertaking exercising statutory or delegated powers in relation to the Leased Real Property, the existing use of the Leased Real Property or any machinery, plant or equipment therein.
4.8.12.There exists no dispute between any Acquired Company, on the one hand, and the owner or occupier of any other premises adjacent to or neighboring the Leased Real Property, on the other hand, and there exist no circumstances that may give rise to any such dispute.
4.8.13.The Leased Real Property is in compliance with all applicable Laws and whenever required to register has been registered, is in full force and effect and the relevant Seller Party has fully complied with its obligations under it and there are no rent instalments, or other payments or obligations outstanding pursuant to the provisions of any of these Real Property Leases.
4.9.Intellectual Property.
4.9.1.Schedule 4.9(a)(i) of the Sellers’ Disclosure Schedule contains a complete and accurate list of all Registered Intellectual Property (including the owner; inventor (if applicable); application, registration, Patent or other identifying number under which such right is identified; application or registration/issue date; and jurisdiction) and all other Owned Intellectual Property, registered or unregistered, that is otherwise material to the operation of the Acquired Companies’ business. For purposes of the foregoing, material Know-How need only be generally described. The Acquired Companies have provided the Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence, assignments and other materials related to all Registered Intellectual Property that is Owned Intellectual Property. All required filings and fees related to the Registered Intellectual Property have been timely filed with and paid to the relevant Governmental Entities and authorized registrars, and all Registered Intellectual Property is otherwise in good standing and in full force and effect. Except as provided in Schedule 4.9(a)(ii) of the Sellers’ Disclosure Schedule, the applicable Acquired Company exclusively owns all right, title, and interest in and to the Owned Intellectual Property, free and clear of all Liens other than Permitted Liens, and the Acquired Companies have the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the businesses of the Acquired Companies. Except as set forth on Schedule 4.9(a)(iii) of the Sellers’ Disclosure Schedule, there are no actions that must be taken or payments that must be made by any Acquired Company within sixty (60) days following the Closing Date that, if not taken, will adversely affect any Registered Intellectual Property.
4.9.2.All Owned Intellectual Property and, to the Knowledge of the Company, all Licensed Intellectual Property, is valid, enforceable and subsisting. No Seller Party nor any Acquired Company has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any Registered Intellectual Property. The Acquired Companies have taken all commercially reasonable steps to maintain and enforce the Company Intellectual Property and to preserve the confidentiality of all Know-How included therein, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements.
4.9.3.Schedule 4.9(c) of the Sellers’ Disclosure Schedule identifies all Licensed Intellectual Property and the relevant license except for Off-The-Shelf Software.
4.9.4.Schedule 4.9(d) of the Sellers’ Disclosure Schedule: (i) lists all Intellectual Property Contracts (including on such list, whether such license is exclusive or non-exclusive but excluding standard agreements entered in by any Acquired Company with customers in the ordinary course of business) and separately identifying the Intellectual Property Contracts: (A) under which an Acquired Company is a licensor or otherwise grants to any Person any right or interest relating to any Owned Intellectual Property; (B) under which an Acquired Company is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (ii) identifies any material alterations to standard customer or client agreements of the Acquired Companies and circumstances surrounding such alteration. The Acquired Companies have made available to Buyer true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all Intellectual Property Contracts, including all modifications, amendments, and supplements thereto and waivers thereunder. Each Intellectual Property Contract is valid and binding on the Acquired Company that is party thereto in accordance with its terms and is in full force and effect. No Acquired Company, nor to the Knowledge of the Company any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Intellectual Property Contract.
4.9.5.The Company Intellectual Property constitutes all of the Intellectual Property used in or necessary for the operation of the Acquired Companies’ businesses as they are currently conducted. The Company Intellectual Property owned or used by any Acquired Company immediately prior to the Closing will be owned or available for use (as applicable) by the Acquisition Company on identical terms and conditions immediately after Closing.
4.9.6.No funding of any Governmental Entity and no Intellectual Property, facilities, personnel, or other resources of any multi-national, bi-national, or international organization, university, college, or other academic institution, medical institute, or research center, were used, directly or indirectly, in the creation of any Owned Intellectual Property, and no Acquired Company product or any Owned Intellectual Property was developed pursuant to the requirements of a Contract with any Governmental Entity. No Governmental Entity has, or has any claim to, any right, title, or interest (including any “march in” rights) in or to any Owned Intellectual Property or product covered thereby.
4.9.7.No aspect of the Owned Intellectual Property or the operation of the Acquired Companies’ businesses as currently conducted or the use of the Licensed Intellectual Property infringes, misappropriates, dilutes or otherwise violates, and has not infringed, misappropriated, diluted or other otherwise violated, the Intellectual Property of any Person.
4.9.8.To the Knowledge of the Company, no Person has infringed, misappropriated, diluted or otherwise violated, or is infringing, misappropriating, diluting or otherwise violating, any Owned Intellectual Property or Licensed Intellectual Property that is exclusively licensed to any Acquired Company. No Action relating to any Company Intellectual Property has been instituted or threatened, and the Company has no Knowledge of any facts or circumstances that could reasonably be expected to give rise to any such Action. None of the Owned Intellectual Property, or Licensed Intellectual Property that is exclusively licensed to any Acquired Company, is subject to any outstanding Order, and the Acquired Companies are not subject to any outstanding Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the ownership or use of any of the Company Intellectual Property. None of the Acquired Companies has received any opinion of counsel regarding any Patents of any other Person.
4.9.9.No Acquired Company has entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders or license agreements arising in the ordinary course of business. To the Company’s Knowledge, no event has occurred or circumstance exists that would give rise to any such indemnification obligations.

4.9.10.None of the Owned Intellectual Property or Licensed Intellectual Property that is exclusively licensed to any Acquired Company has been or is now involved in any interference, reissue, reexamination, derivation, inter parties review, post-grant review, revocation, cancellation, opposition, revocation or other proceeding (concerning title or otherwise) in the United States Patent and Trademark Office or any other Governmental Entity and no such Action has been threatened and, to the Knowledge of the Company, no circumstances exist which could reasonably be expected to give rise to such a threat.
4.9.11.Except as set forth on Schedule 4.9(k) of the Sellers’ Disclosure Schedule, (i) all current and former employees, consultants, contractors and other third parties of each Acquired Company have executed and delivered and, to the Knowledge of the Company, are in compliance with, enforceable written agreements under which they have (A) agreed to maintain the confidentiality of the Know-How of the Acquired Companies and (B) presently assigned to the relevant Acquired Company all Intellectual Property invented, created, conceived or developed by such employees, consultants, contractors or third parties for or on behalf of any Acquired Company and, where applicable, acknowledged that works to which they contributed were “works made for hire”; (ii) no Affiliate or current or former partner, director, stockholder, member, officer, employee, consultant or contractor of any Acquired Company will, after giving effect to the transactions contemplated hereby, own or retain any rights to use any of the Company Intellectual Property; (iii) no Person has claimed and, to the Company’s Knowledge, there are no circumstances that would enable a Person to claim, an interest in any Owned Intellectual Property or any right to a royalty or other consideration as a result of the use of such Owned Intellectual Property; and (iv)  no moral rights have been asserted or, to the Company’s Knowledge, are likely to be asserted which would affect the use or exploitation of any of the Company Intellectual Property.
4.9.12.With respect to the Acquired Companies’ Know-How, the documentation relating thereto is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual. The Acquired Companies have taken all reasonable precautions to protect the secrecy, confidentiality and value of all of their Know-How. The Know-How of the Acquired Companies is not part of the public knowledge or literature and, to the Company’s Knowledge, has not been used, divulged or appropriated either for the benefit of any Person (other than the Acquired Companies) or to the detriment of the Acquired Companies.
4.9.13.Each of the Internet Rights has been registered in the name of an Acquired Company and is in compliance with Law. To the Knowledge of the Company, there is no domain name application pending of any other Person that could, or could reasonably be expected to, interfere with or infringe any of the Internet Rights. The Acquired Companies have made available to the Buyer all user names and passwords associated with the Acquired Companies’ social media accounts. The Acquired Companies have complied with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to their use of any social media platforms, sites, or services (collectively, “Platform Agreements”). There are no Actions, whether settled, closed, pending, or threatened, alleging any: (i) breach or other violation of any Platform Agreement by any Acquired Company; or (ii) defamation, violation of publicity or privacy rights of any Person, or any other violation by any Acquired Company in connection with their use of social media.
4.9.14.The Acquired Companies are and have been in compliance with the applicable portions of the PCI-DSS in all material respects, as it has been amended from time-to-time. With respect to payment card transactions or information processed in any way (including any processing, storing or communication of transaction data or payment card data), the Acquired Companies are in compliance with the PCI-DSS applicable to service providers and with the information security requirements of each Contract pursuant to which any Acquired

Company provides services of any kind. The Acquired Companies have implemented commercially reasonable measures to protect cardholder data, including encryption, masking, and secure storage practices. Access to cardholder data is restricted to authorized personnel only, using strong authentication methods and access controls. The Acquired Companies regularly monitor and test their networks and systems to detect and respond to security incidents, ensuring continuous compliance with PCI-DSS requirements. The Acquired Companies ensure that all third-party service providers handling cardholder data are also compliant with PCI-DSS requirements and have agreements in place to enforce this compliance. The Acquired Companies provide regular training and awareness programs for employees to ensure they understand and adhere to PCI-DSS requirements and best practices. No Acquired Company has received any written notice of, nor is it aware of, any claim or allegation of non-compliance with PCI-DSS. The Acquired Companies have taken all reasonable steps to maintain and demonstrate their compliance with PCI-DSS standards.
4.9.15.Without limiting the generality of, and in addition to, the foregoing:
4.9.15.1.The issued Company Patents (A) are subsisting and in full force and effect, and have not expired, lapsed, been cancelled, or become abandoned; (B) are valid and enforceable; (C) include all Patents to which any Company Patents have been terminally disclaimed; (D) have not been held invalid or unenforceable; and (E) disclose and claim patentable subject matter.
4.9.15.2.The Acquired Companies and their representatives and, to the Knowledge of the Company, all prior owners of any Company Patent have (A) complied with the duty of candor and disclosure to the United States Patent and Trademark Office and equivalent Governmental Entity anywhere in the world with respect to the Company Patents; (B) not misrepresented or failed to disclose any fact or circumstance (including the name of any inventor of subject matter claimed in any Company Patent or the existence of any prior art) in connection with the prosecution of any Company Patent; and (C) not otherwise engaged in any conduct, or failed to perform any act, the result of which could reasonably be expected to adversely affect the validity or enforceability of any Company Patent.
4.9.15.3.To the Knowledge of the Company, no fact or circumstance exists that could reasonably be expected to adversely affect the validity or enforceability of any Company Patent.
4.9.15.4.The Acquired Companies have, and to the Knowledge of the Company, all manufacturers, suppliers, distributors, resellers, and licensees have, complied in all material respects with all applicable Laws relating to marking of all products covered by the Company Patents. Without limiting the foregoing, all such products have been properly marked (physically or virtually, as applicable), and no such products have been falsely marked.
4.9.15.5.No Company Patent is co-owned by, exclusively licensed to, or otherwise controlled by any other Person, including any current or former employee, officer, director, consultant, or contractor of any Acquired Company.
4.9.15.6. The Acquired Companies do not owe any compensation or remuneration (other than the general compensation for employment or services) to a current or former employee, officer, director, consultant, or contractor for any Company Patent.
4.9.15.7.No Company Patent is, or will become as a result of any action or failure to act on the part of any Acquired Company or, to the Knowledge of the Company, any prior owner of any Company Patent, subject to any (A) covenant not to sue, release, consent, or similar limitation on enforcement of such Company Patent; (B) option to acquire or reversionary right; or (B) grant of any right to any recoveries or proceeds from the enforcement or exploitation of such Company Patent.
4.9.15.8. No Acquired Company nor, to the Knowledge of the Company, any inventor or prior owner of any Company Patent is or has ever been a member of, participant in, or contributor to any patent pool or any organization, body, or group that is engaged in setting any industry or product standards or the terms under which any Patents are to be licensed (collectively, “Patent Licensing Bodies”). The Acquired Companies do not have any commitment, obligation, or duty, nor is it bound by any Contract, present, contingent, or otherwise, to disclose, assign, or offer or grant any right or license (including on “RAND” or “FRAND” terms) under any current or future Company Patents to any third Person as a result of any such membership or participation in or contribution to any Patent Licensing Body. None of the Company Patents has ever been declared, disclosed, proposed, or otherwise identified as a standard-essential patent by or to any Patent Licensing Body or any member or participant of or contributor to any Patent Licensing Body.
4.9.16.The Acquired Companies have obtained and maintain in full force and effect insurance policies that provide coverage for Intellectual Property-related risks, including infringement, misappropriation, and other violations of Intellectual Property.
4.10.Software and Information Systems; Data Privacy.
4.10.1.The Computer Systems: (i) adequately meet the data processing and other computing needs of the Acquired Companies and their businesses and operations as presently conducted; (ii) function, operate, process and compute in accordance with all applicable Laws, industry standards and trade practices; and (iii) to the Company’s Knowledge, are free from Destructive Mechanisms. The Acquired Companies have taken all reasonable steps and implemented all reasonable procedures necessary to ensure, so far as reasonably possible, that the Computer Systems are free from Destructive Mechanisms. The Acquired Companies have not experienced any failure or breakdown of the Computer Systems that has resulted in any material disruption to the operation of the their businesses. The Acquired Companies have made available to Buyer all information of which the Acquired Companies have Knowledge and that relates to any performance or functionality problem or issue with respect to the Computer Systems that would reasonably be expected to interfere with the operation of the Acquired Companies’ businesses in any material respect.
4.10.2.The Acquired Companies have commercially reasonable and appropriate security, backups and disaster recovery arrangements and hardware and computer software support and maintenance arrangements in place necessary to ensure the continuing availability of the functionality provided by the Computer Systems in the event of any malfunction or other form of disaster affecting the Computer Systems, to minimize the risk of a material error, breakdown, failure or security breach occurring, and to ensure if such an event does occur, that it does not cause a material disruption to their business. The Acquired Companies have taken all reasonable steps and implemented all reasonable procedures appropriate to safeguard the Computer Systems and prevent unauthorized access thereto. The Software used to operate the business of the Acquired Companies is configured to minimize the effects of Destructive Mechanisms, such Software does not contain any Destructive Mechanisms. The Acquired Companies maintain, and for the past five years have maintained, a secure network infrastructure, including firewalls, intrusion detection systems, and regular security testing to protect against unauthorized access and vulnerabilities. The Acquired Companies have a comprehensive vulnerability management program in place, which includes regular scanning, patch management, and timely remediation of identified vulnerabilities.

4.10.3.No Acquired Company owns any Proprietary Software. The Acquired Companies are in possession of and the Acquisition Company will receive such working copies of all Software, including, object and (for Software owned by or exclusively licensed to any Acquired Company) source code, and all related manuals, licenses, and other documentation, as are necessary for the current conduct of the business of the Acquired Companies. The Acquired Companies use all Third-Party Software pursuant to an agreement or license, each such agreement or license is valid and enforceable and in full force and effect, and no Acquired Company nor, to the Company’s Knowledge, any licensor thereof, is in default under or in breach of any such license or agreement.
4.10.4.The Acquired Companies use any Generative AI Tools in compliance with the applicable license terms, consents, agreements and laws. No Acquired Company has included nor includes any sensitive Personal Information, Know-How or material confidential or proprietary information of the Acquired Companies, or of any third Person under an obligation of confidentiality by any Acquired Company, in any prompts or inputs into any Generative AI Tools, except in cases where such Generative AI Tools do not use such information, prompts or services to train the machine learning or algorithm of such tools or improve the services related to such tools. No Acquired Company uses Generative AI Tools to develop any material Owned Intellectual Property that the Acquired Companies intended to maintain as proprietary in a manner that would materially affect any Acquired Company’s ownership or rights therein.
4.10.5.No Acquired Company uses nor has used any AI Technologies to develop, enhance or improve the Company Intellectual Property in a way that material outputs from such AI Technology have become part of the Company Intellectual Property. The Acquired Companies have established and maintain commercially reasonable policies, procedures and controls governing the development, testing, deployment and use of AI Technologies in the conduct of their businesses. The Acquired Companies are, and have been, in compliance in all material respects with all applicable Laws governing or relating to the development, deployment or use of AI Technologies or Generative AI Tools, including any applicable Laws relating to algorithmic accountability, automated decision-making, transparency and disclosure requirements, and the use of AI Technologies in employment, lending, insurance, housing or other regulated activities.
4.10.6.Schedule 4.10(f) of the Sellers’ Disclosure Schedule sets forth a complete and accurate list of all AI Technologies that are (i) developed, owned or controlled by any Acquired Company, (ii) incorporated into or used in connection with any product, service or offering of any Acquired Company, or (iii) used by any Acquired Company in any material customer-facing or decision-making capacity. For each such AI Technology, the Disclosure Schedules identify the purpose of such AI Technology, whether it is developed internally or obtained from a third party, and whether it involves automated decision-making that produces legal or similarly significant effects on individuals.
4.10.7.With respect to any AI Technologies developed, owned or used by any Acquired Company: (i) such Acquired Company has implemented commercially reasonable measures to identify, assess and mitigate material risks of bias, discrimination and inaccuracy in the outputs of such AI Technologies; (ii) such Acquired Company has not received any written complaint, demand or notice from any Person alleging that any AI Technology used by such Acquired Company has produced outputs that are materially biased, discriminatory or inaccurate in a manner that has resulted in, or would reasonably be expected to result in, material liability to any Acquired Company; and (iii) the training data used to develop any Acquired Company-owned AI Technologies has been obtained and used in compliance in all material respects with applicable Laws, license terms and contractual obligations.

4.10.8.The Acquired Companies, and, to the Knowledge of the Company, all vendors, processors, or other third parties acting for or on behalf of any Acquired Company in connection with the Processing of Personal Information or that otherwise have been authorized to have access to Personal Information in the possession or control of any Acquired Company, comply and at all times have complied, in all material respects with all of the following in the conduct of the business of the Acquired Companies: (i) Privacy Laws; (ii) rules of self-regulatory organizations, including the PCI-DSS; (iii) applicable industry standards, guidelines, and best practices, including the National Institute of Standards and Technology (NIST) Cybersecurity Framework; (iv) the Business Privacy and Data Security Policies; and (v) contractual requirements or terms of use concerning the Processing of Personal Information to which any Acquired Company is or was a party or otherwise bound. Without limiting the foregoing, each European Acquired Company: (i) has at all times complied with the EU General Data Protection Regulation (EU) 2016/679 (GDPR) and, in the case of UK Acquired Companies, the UK GDPR and the UK Data Protection Act 2018; (ii) has in place a valid legal basis for all processing of personal data as required under Article 6 GDPR; (iii) has maintained a complete and accurate record of processing activities as required by Article 30 GDPR; and (iv) has not received any enforcement notice, assessment notice, information notice or penalty notice from any data protection supervisory authority; and (vii) has not suffered any notifiable personal data breach as defined under Article 33 GDPR, or has made all required notifications to the relevant supervisory authority and affected data subjects in connection with any such breach.
4.10.9.The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not: (i) conflict with or result in a violation or breach of any Privacy Laws or Business Privacy and Data Security Policies (as currently existing or as existing at any time during which any Personal Information was collected or Processed by or for any Acquired Company in the conduct of its business); or (ii) require the consent of or notice to any Person concerning such Person’s Personal Information.
4.10.10.At all times, the Acquired Companies have posted to each of their websites and provided or otherwise made available in connection with their products or services, a privacy policy and terms of use. No disclosure or representation made or contained in any privacy policy or terms of use has been inaccurate, misleading, deceptive, or in violation of any Privacy Laws (including by containing any material omission). The Acquired Companies, and, to the Knowledge of the Company, any vendor, processor, or other third party Processing Personal Information for or on behalf of any Acquired Company are and at all times have been in compliance with the privacy policies and terms of use in all material respects. The Seller Parties have made available to the Buyer true, complete, and correct copies of all privacy policies and terms of use that are currently or at any time in the past were in effect.
4.10.11.No Personal Information in the possession or control of any Acquired Company, or, to the Company’s Knowledge, held or Processed by any vendor, processor, or other third party for or on behalf of any Acquired Company, in the conduct of the business of any Acquired Company has been subject to any Security Incident. At no time has any Acquired Company notified and, to the Knowledge of the Company, there have been no facts or circumstances that would require any Acquired Company to notify, any Governmental Entity or other Person of any Security Incident.
4.10.12.No Acquired Company has received any notice, request, claim, complaint, correspondence, or other communication in writing from any Governmental Entity or other Person, and to the Knowledge of the Company there has not been any audit, investigation, enforcement action (including any fines or other sanctions), or other Action, relating to any actual, alleged, or suspected Security Incident or violation of any Privacy Law, any Business Privacy and Data Security Policy, or any Person’s individual privacy rights involving Personal

Information in the possession or control of any Acquired Company, or held or Processed by any vendor, processor, or other third party for or on behalf of any Acquired Company, in the conduct of the business of any Acquired Company, and there are no facts or circumstances that would reasonably be expected to give rise to any of the foregoing.
4.10.13.The Acquired Companies have at all times implemented and maintained, and required all vendors, processors, and other third parties that Process any Personal Information for or on behalf of any Acquired Company to implement and maintain, commercially reasonable and, at a minimum, industry standard security measures, plans, procedures, controls, and programs, including written information security programs, to: (i) identify and address internal and external risks to the privacy and security of Personal Information in their possession or control; (ii) implement, monitor, and improve adequate and effective administrative, technical, and physical safeguards to protect such Personal Information and the operation, integrity, and security of its software, systems, applications, and websites involved in the Processing of Personal Information; and (iii) provide notification in compliance with applicable Privacy Laws in the case of any Security Incident. The Seller Parties have made available to the Buyer true, complete, and correct copies of all Business Privacy and Data Security Policies that are currently or at any time in the past were in effect.
4.10.14.The Acquired Companies have regularly (and at least annually) performed a security risk assessment and a privacy impact assessment and obtained an independent vulnerability assessment performed by a recognized third-party audit firm, in each case to the extent required by applicable Privacy Laws or industry standards. The Acquired Companies have used reasonable efforts to address and remediate all critical or high risk threats and deficiencies identified in each such assessment.
4.10.15.The Acquired Companies maintain, and for the past five years have maintained, a cyber-insurance policy that is adequate and suitable for the nature and volume of Personal Information Processed by or on behalf of any Acquired Company in the conduct of its business and is sufficient for compliance with all applicable Laws and Contracts to which any Acquired Company is a party or by which it is bound.
4.10.16.All sales and marketing activities by the Acquired Companies have been in compliance with all applicable Laws that require the provision of notice and obtaining of consent from potential customers to receive such sales and marketing materials or providing recipients with the ability to opt out of future marketing.
4.10.17.There are no unsatisfied requests from individuals or other Persons to any Acquired Company seeking to limit such Acquired Company’s use or other Processing of any Personal Information, or to exercise their data protection rights under Privacy Laws (such as rights to access, rectify, or delete Personal Information, or to restrict Processing of or object to Processing of Personal Information, or to data portability).
4.10.18.Each Acquired Company that Processes Personal Information has entered into written data processing agreements with all vendors, processors, and other third parties that Process Personal Information for or on behalf of such Acquired Company. Such agreements contain provisions that (i) restrict the Processing of Personal Information to the purposes specified by the applicable Acquired Company, (ii) require such vendors, processors, and third parties to implement and maintain appropriate technical and organizational security measures, and (iii) require notification to the applicable Acquired Company of any Security Incident.
4.11.Absence of Certain Changes or Events.

4.11.1.Since December 31, 2025, no event, change, condition or state of facts or circumstances exists or has occurred that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
4.11.2.Without limiting the generality of Section 4.11(a), except as set forth on Schedule 4.11(b) of the Sellers’ Disclosure Schedule, since December 31, 2025, each Acquired Company has conducted its business in the ordinary course, consistent with past practice, and no Acquired Company has:
4.11.2.1.amended or changed its Organizational Documents;
4.11.2.2.issued, sold or otherwise disposed of or repurchased, redeemed or otherwise acquired any shares of, or rights of any kind to acquire (including options) any shares of, any of its capital stock or other equity interests;
4.11.2.3.declared, set aside or paid any dividend or other distribution (whether in cash, stock or property, or any combination thereof) on any of its capital stock or other equity interest;
4.11.2.4.reclassified, combined, split, subdivided or issued any other securities in respect of, in lieu of or in substitution for, directly or indirectly, any of its capital stock or other equity interests;
4.11.2.5.delayed or postponed the payment of accounts payable or other Liabilities, in each case, outside the ordinary course of business or in a manner inconsistent with past practice;
4.11.2.6.accelerated the collection of, or discounted, any accounts receivable outside the ordinary course of business or in a manner inconsistent with past practice;
4.11.2.7.made any change in its accounting principles or practices or the methods by which such principles or practices are applied for financial reporting purposes (except as required by U.S. GAAP);
4.11.2.8.(A) adopted, established, entered into, amended or terminated any Benefit Plan, (B) entered into, amended or modified any Collective Bargaining Agreement or other Contract with any labor organization or Union, (C) entered into amended or modified any employment, consulting, severance, change in control, contractor, termination or similar Contract, (D) increased the rate of compensation (including bonus opportunities) or benefits (including severance) of any Employee, officer, director, consultant or independent contractor of any Acquired Company, (E) granted any severance or termination pay unless required by the express terms of any Benefit Plan, (F) funded or in any other way secured any payment of compensation or benefit under any Contract or Benefit Plan, (G) exercised any discretion to accelerate the vesting or payment of any compensation or benefit under any Contract or Benefit Plan, or (H) had any labor dispute (other than individual grievances) or any activity or proceeding by a labor union or representative thereof to organize any employees of such Acquired Company;
4.11.2.9.(A) except in the ordinary course of business consistent with past practice, cancelled, materially modified, terminated or granted a material waiver or release of any Permit, Company Contract, or given any consent or exercised any material right thereunder or (B) entered into any Contract which would be a Company Contract on the date hereof;

4.11.2.10.suffered any material damage, destruction or Loss with respect to any of its properties or assets, whether or not covered by insurance;
4.11.2.11.acquired, sold, transferred, conveyed, leased, subleased or otherwise disposed of any businesses or any properties or assets that are material, individually or in the aggregate, (whether by merger, consolidation or otherwise), other than acquisitions of supplies and sales of inventory in the ordinary course of business consistent with past practice;
4.11.2.12.(A) incurred, guaranteed or assumed any Indebtedness, or mortgaged, pledged or subjected to any Lien any of its properties or assets, (B) paid any principal of or interest on any Indebtedness before the required date of such payment, cancelled any Indebtedness, forgiven any Indebtedness, waived any claims or rights with respect to any Indebtedness or otherwise waived, compromised or modified the terms of any Indebtedness, or (C) failed to pay any creditor any amount owed to such creditor when due;
4.11.2.13.made any loan, advance or capital contribution to, or investment in, any Person other than travel loans or advances in the ordinary course of business consistent with past practice;
4.11.2.14.participated in and/or prepared for any arbitration, trial, hearing or other proceeding or adjudication of any kind, whether before a court, judge, agency, arbitrator, panel or any other type of adjudicator or official, concerning any claim(s) of any kind against any Acquired Company and/or any of their respective partners, directors, stockholders, members, officers, executives, managers, or employees,
4.11.2.15.taken any action that would constitute a “mass lay-off,” a “mass termination,” or a “plant closing,” or which would otherwise trigger notice requirements under any applicable Law concerning reductions in force, such as the WARN Act;
4.11.2.16.made any capital expenditure or commitment for any capital expenditure in excess of $50,000;
4.11.2.17.failed to maintain in full force and effect or failed to use reasonable best efforts to replace or renew the Policies;
4.11.2.18.undergone a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;
4.11.2.19.made or changed any election in respect of Taxes, adopted or changed any accounting method in respect of Taxes, entered into any closing agreement, settled any claim or assessment in respect of Taxes, filed any amended Tax Return, surrendered any refund claim, or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;
4.11.2.20.(A)  prepared or filed any Tax Return materially inconsistent with past practice, (B) made, changed or revoked any material Tax election, (C) requested any ruling or similar guidance from any Governmental Entity in respect of any Taxes, (D) settled or compromised any Tax claim, audit, assessment or liability, (E) entered into any “closing agreement” as described in Section 7121 of the Code (or any analogous or similar provision of Law) with any Governmental Entity, (F) incurred any material liability for Taxes outside of the applicable Acquired Company’s ordinary course of business, (G) changed (or made any request to any Governmental Entity to change) any aspect of any method of accounting for Tax purposes, (H) prepared or filed any amended Tax Return, (I) entered into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement or closing agreement with respect to Taxes, (J) waived or extended any statute of limitations in respect of Taxes or period within which an assessment or reassessment of Taxes may be issued, (K) surrendered any claim for a refund of Taxes, or (L) participated in, any discussion with respect to, or entered into any voluntary disclosure program (or similar program or agreement) with any Governmental Entity with respect to Taxes;
4.11.2.21.engaged in any promotional, sales or discount or other activity that has or could reasonably be expected to have the effect of accelerating sales prior to the Closing that would otherwise be expected to occur subsequent to the Closing;
4.11.2.22.authorized, or entered into any Contract to do, any of the foregoing.
4.12.Contracts.
4.12.1.Schedule 4.12(a) of the Sellers’ Disclosure Schedule sets forth a complete and accurate list of all of the following Contracts to which any Acquired Company is a party or a beneficiary or by which any Acquired Company or its assets are subject:
4.12.1.1.Contracts for the purchase of materials, supplies, goods, services, equipment or other assets and that involves or would reasonably be expected to involve (A) aggregate annual payments by the Acquired Companies in excess of $100,000 or (B) aggregate payments by the Acquired Companies in excess of $150,000;
4.12.1.2.Contracts (A) for the sale by the Acquired Companies of goods, services, equipment or other assets, and that involve a specified annual minimum dollar sales amount in excess of $150,000 or (B) pursuant to which any Acquired Company received payments in excess of $150,000 in the year ended December 31, 2025 or expects to receive payments in excess of $150,000 in the year ending December 31, 2026 or any year thereafter;
4.12.1.3.Contracts requiring any Acquired Company to purchase its total requirements of any product or service from a third party, that contain “take or pay” or other minimum purchase requirements provisions, or that contain “most favored nation” status with respect to the price of products or services provided by any Acquired Company, exclusive dealing or other similar terms or requirements;
4.12.1.4.partnership, joint venture or similar Contracts;
4.12.1.5.employment, severance, stay, bonus, termination, change in control, consulting, contractor, compensation, benefits, confidentiality, restrictive covenant or similar Contracts;
4.12.1.6. any Contract with any current or former officer or director any Acquired Company;
4.12.1.7.Contracts containing covenants not to compete or other covenants restricting or purporting to restrict the right of any Acquired Company or their Affiliates to engage in any line of business, acquire any property, develop or distribute any product, provide any service (including geographic restrictions) or to compete with any Person, or granting any exclusive distribution rights, in any market, field or territory;
4.12.1.8.any Contract of which, to the Company’s Knowledge, any Acquired Company has knowledge to which any employee, consultant or independent contractor of any Acquired Company is bound that in any manner purports to (A) restrict such employee’s, consultant’s or independent contractor’s freedom to engage in any line of business or activity or to compete with any other Person, or (B) assign to any other Person such employee’s, consultant’s or independent contractor’s rights to any Intellectual Property that relate to the business of any Acquired Company;
4.12.1.9.Collective Bargaining Agreements or any other binding Contract, memorandum of understanding, or similar understanding or Contract with a Union or other representative of employees;
4.12.1.10.Contracts with any Seller Party or any Affiliate or family member of any Seller Party or any Acquired Company;
4.12.1.11.broker, franchise, marketing, advertising, management, service, distributor, reseller, dealer, manufacturer’s representative, sales agency, consulting or other similar type of Contracts;
4.12.1.12.notes, debentures, bonds, equipment trusts, letters of credit, loans or other Contracts for or evidencing Indebtedness or the lending of money;
4.12.1.13.Contracts (including keepwell agreements) under which (A) any Person has directly or indirectly guaranteed Indebtedness or Liabilities of any Acquired Company or (B) any Acquired Company has directly or indirectly guaranteed Indebtedness or Liabilities of any Person (in each case other than endorsements for the purpose of collection in the ordinary course of business consistent with past practice);
4.12.1.14.Contracts under which any Acquired Company has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person;
4.12.1.15.Contracts under which an Acquired Company is obligated to (A) indemnify, defend or hold harmless any Person or (B) be responsible for consequential damages;
4.12.1.16.Contracts under which there is a continuing obligation to pay any “earn out” payment or deferred or contingent purchase price or any similar payment respecting the purchase of any business or assets;
4.12.1.17.powers of attorney or similar instruments;
4.12.1.18.Contracts with any Governmental Entity;
4.12.1.19.swap, option, forward, future or other commodities, hedging or derivatives Contracts;
4.12.1.20.Contracts with a Material Customer;
4.12.1.21.Contracts with a Material Supplier;
4.12.1.22.Contracts under which an Acquired Company is lessee of, or holds or operates, any personal or real property owned by any other Person;

4.12.1.23.(vi) Contracts under which an Acquired Company is lessor of or permits any third party to hold or operate any personal or real property owned by an Acquired Company;
4.12.1.24.Contracts in which an Acquired Company is obligated to comply with another Person’s code of conduct or diversity policies or similar requirements;
4.12.1.25.Contracts granting to any Person a right of first refusal, right of first offer, or similar preferential right to purchase or acquire any material right, asset or property of any Acquired Company;
4.12.1.26.any settlement, conciliation or similar Contract involving Actions by or against any Acquired Company or with any Governmental Entity;
4.12.1.27.Contracts that have material obligations that survive the termination thereof;
4.12.1.28.Contracts requiring capital expenditures after the date of this Agreement in an amount in excess of $50,000; or
4.12.1.29.Contracts that are otherwise material to any Acquired Company or were entered into outside the ordinary course of business and not previously disclosed pursuant to this Section 4.12.
The Contracts required to be listed on Schedule 4.12(a) of the Sellers’ Disclosure Schedule, together with the Real Property Leases, Intellectual Property Contracts, Collective Bargaining Agreements, and Policies, are collectively referred to herein as the “Company Contracts”. The Company has delivered complete and accurate copies of each Company Contract (including all amendments, modifications, extensions and renewals thereof and related notices and agreements thereto), and summaries of each oral Company Contract, to the Buyer. The Company has also delivered the Buyer copies of any Contract that is under negotiation as of the date hereof and if executed, would be material to any of the Acquired Companies.
4.12.2.(i) Each Company Contract is in full force and effect and valid and enforceable in accordance with its terms and will be a valid, binding and enforceable obligation of the applicable Acquired Company following the Closing, (ii) the Acquired Companies have complied with and are in compliance with, and to the Knowledge of the Company, all other parties thereto have complied with and are in compliance with, the provisions of each Company Contract, (iii) no Acquired Company is, and to the Knowledge of the Company, no other party thereto is, in default in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any Company Contract, and no Acquired Company has given or received notice to or from any Person relating to any such alleged or potential default that has not been cured and (iv) no event has occurred which with or without the giving of notice or lapse of time, or both, could violate, breach, conflict with or constitute a default, an event of default, or an event creating any additional rights (including rights of amendment, impairment, modification, suspension, revocation, acceleration, termination, or cancellation), impose additional obligations or result in a loss of any rights, or require a consent or the delivery of notice, under any Company Contract. No Person is currently renegotiating or has a right (or has asserted a right) pursuant to the terms of any Company Contract to renegotiate any amount paid or payable to any Acquired Company under any Company Contract or any other material term or provision of any Material Contract. No party to a Company Contract has, within the past 12 months, (A) cancelled or otherwise terminated its relationship with any Acquired Company

(including any cancellation or termination prior to the expiration of the contract term), (B) delivered to any Acquired Company any notice of an intention to cancel or terminate its relationship with any Acquired Company, (C) delivered to any Acquired Company any notice of an intention to materially decrease (or that it will decrease) its usage of any Acquired Company’s services or products or (D) delivered to any Acquired Company any notice of an intention to cancel or reduce the supply of products or services in connection with its relationship with any Acquired Company.
4.12.3.No Acquired Company is now, or has been, a party to any agreement, arrangement or concerted practice or involved in any business conduct which infringes, or is otherwise void or unenforceable in whole or in part pursuant to, any competition, anti-trust, anti-monopoly, anti-cartel or similar legislation in any jurisdiction in which it carries on business or has assets and no Acquired Company has, pursuant to any such legislation, given any undertaking, applied for leniency, negative clearance, exemption, guidance or approval, had an order, notice or direction made against it, or received any request for information or statement of objections from or corresponded with any court or authority in connection therewith.
4.12.4.No Acquired Company has committed any act, and there has been no omission, which may result in, and there has been no occurrence which may give rise to, product liability or Liability for breach of warranty (whether covered by insurance or not) on the part of any Acquired Company, with respect to products designed, manufactured, assembled, repaired, maintained, delivered or installed or services rendered prior to or on the Closing Date.
4.13.Litigation. Except as set forth on Schedule 4.13 of the Sellers’ Disclosure Schedule, there is no, and for the past five (5) years has not been, any action, suit or proceeding, claim, complaint, demand, charge, audit, assessment, arbitration, litigation or investigation (each, an “Action”), (i) pending or, to the Knowledge of the Company, threatened against or affecting any Acquired Company, its business or its employees, properties or assets or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or the Ancillary Agreements. No event has occurred, or circumstances exist that does or could reasonably be expected to result in or serve as a basis for any such Action. There is no unsatisfied judgment, penalty or award against any Acquired Company or affecting its assets or properties. No Governmental Entity has at any time challenged or questioned the legal right of any Acquired Company to conduct their respective operations as presently or previously conducted. No material citations, fines or penalties have been asserted against any Acquired Company under any applicable Law. There are no Orders outstanding that are binding any Acquired Company or any of their respective employees. There are no claims for indemnification pending under any Contracts with any Acquired Company employees nor, to the knowledge of any Acquired Company, is there any reasonable basis therefor.
4.14.Employee Benefits.
4.14.1.Schedule 4.14(a) of the Sellers’ Disclosure Schedule contains a true and complete list of each Benefit Plan, separately identifying each Non-U.S. Plan.
4.14.2.With respect to each Benefit Plan, the Company has made available to the Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written employee benefits summaries relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination letter or opinion letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the three most recently filed Forms 5500, with schedules and financial statements attached, as applicable; (vii) any actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) for any Benefit Plan for which nondiscrimination testing is required by applicable Law, the most recent nondiscrimination tests performed under the Code with respect to such Benefit Plan; (ix) all contracts and agreements relating to each Employee Benefit Plan, including, without limitation, service provider agreements, insurance contracts, annuity contracts, investment management agreements, subscription agreements, participation agreements, recordkeeping agreements and collective bargaining agreements; and (x) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Entity relating to the Benefit Plan.
4.14.3.Neither the Company nor any of its ERISA Affiliates has ever maintained, sponsored or contributed to, or been obligated to contribute to any Benefit Plan which is, (i) a Multiemployer Plan; (ii) a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); or (iii) subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA. None of the assets of the Company or any of its ERISA Affiliates is, or may reasonably be expected to become, the subject of any lien arising under Section 302 of ERISA or Section 412(a) of the Code.
4.14.4.Each Benefit Plan which is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code, has received a favorable determination letter or opinion letter from the Internal Revenue Service that such Benefit Plan is so qualified and the Acquired Companies are not aware of any facts or circumstances that would reasonably be expected to jeopardize the qualification of such Benefit Plan. Each Benefit Plan (including any related trust) complies in form with the requirements of all applicable laws, including, without limitation, ERISA, the Code, and non-U.S. Tax, labor, securities, data privacy, currency exchange control and other laws, and has at all times been maintained and operated in material compliance with its terms and the requirements of all applicable laws, including, without limitation, the Code and ERISA.
4.14.5.With respect to the Benefit Plans, (i) all required contributions have been made or properly accrued, (ii) none of the Acquired Companies nor any of their respective directors, officers, employees or, to the Knowledge of the Company, other persons who participate in the operation of any Benefit Plan or related trust or funding vehicle, has engaged in any “prohibited transactions” (as that term is defined in Section 406 of ERISA or Section 4975 of the Code) or breached any applicable fiduciary responsibility or obligations under Title I of ERISA, and (iii) all material reports, returns and similar documents required to be filed with any Governmental Entity or distributed to any Benefit Plan participant have been timely filed or distributed. No Acquired Company has incurred any material liability for any Tax or civil penalty imposed by Section 4975 of the Code or Section 502 of ERISA which has not been satisfied in full.
4.14.6.None of the Benefit Plans obligate any Acquired Company to provide a current or former employee (or any dependent thereof) any life insurance or medical or health benefits after his or her termination of employment with the Acquired Companies, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state or foreign Law. No Acquired Company maintains any Benefit Plan (whether qualified or non-qualified under Section 401(a) of the Code) providing for post-employment or retiree health, life insurance and/or other welfare benefits and having unfunded liabilities, and, except as required by applicable Laws or for death benefits or retirement benefits under any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), no Acquired Company has any obligation to provide any such benefits to any retired or former employees or active employees following such employees’ retirement or termination of service. No employee of the Acquired Companies is entitled to receive any gross-up, indemnification or additional payment in connection with the Tax required by Section 409A or Section 4999 of the Code.
4.14.7.Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder.
4.14.8.With respect to any Benefit Plan for the benefit of employees or dependents thereof who perform services or who are employed outside of the United States (a “Non-US Plan”): (i) if required to have been approved by any non-U.S. Governmental Entity (or permitted to have been approved to obtain any beneficial Tax or other status), such Non-US Plan has been so approved; (ii) no material liability exists or reasonably could be imposed upon the assets of any Acquired Company by reason of such Non-US Plan or any Benefit Plan outside of the United States; (iii) the financial statements of such Non-US Plan accurately reflect such Non-US Plan’s liabilities and accruals for contributions required to be paid to such Non-US Plan, in accordance with applicable generally accepted accounting principles consistently applied; and (iv) the assets of each Non-US Plan that provide Non-US pension benefits are sufficient to satisfy its respective liabilities (current and contingent) as at the date of this Agreement, in each case except as would not reasonably be expected to result in any liability to Buyer, the Acquisition Company or the Acquired Companies.
4.14.9.No Actions (excluding claims for benefits incurred in the ordinary course of plan activities) have been brought or, to the Knowledge of the Company, threatened against, or with respect to, any Benefit Plan and no event has occurred or circumstances exist that could reasonably be expected to give rise to any such Action, and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Entity or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity.
4.14.10.The execution of this Agreement and the consummation of the transactions contemplated hereby, do not constitute a triggering event under any Benefit Plan, policy, arrangement, statement, commitment or agreement, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment (whether of severance pay or otherwise), acceleration, vesting or increase in benefits to any employee or former employee or director of any of the Acquired Companies. No Benefit Plan provides for the payment of severance, termination, change in control or similar-type payments or benefit.
4.14.11.Each individual that renders services to any Acquired Company who is classified by any Acquired Company as having the status of (i) an independent contractor or other non-employee status or (ii) as an exempt or non-exempt employee, is properly so classified for all purposes, including but not limited to (A) taxation and Tax reporting, (B) eligibility to participate in the Benefit Plans, (C) Fair Labor Standards Act purposes and (D) applicable Laws governing the payment of wages, statutory sick pay, maternity, paternity, adoption or shared parental leave, holiday pay or auto-enrolment pension contributions or other benefits.
4.14.12.Full payment has been timely made of all amounts which the Acquired Companies are required, under applicable law or under any Benefit Plan or any agreement relating to any Benefit Plan to which the Acquired Company is a party, to have paid as contributions or premiums thereto as of the last day of the most recent fiscal year of such Benefit Plan ended prior to the date hereof or have been timely reflected on the most recent consolidated balance sheet filed prior to the date hereof or accrued in the account records of the Acquired Companies. The Acquired Companies have made adequate provision for reserves to meet contributions and premiums and any other liabilities that have not been paid or satisfied because they are not yet due under the terms of any Benefit Plan, applicable law or related agreements.
4.14.13.No Acquired Company has any commitment, intention or understanding to create, modify or terminate any Benefit Plan. No condition or circumstance exists that would prevent the amendment or termination of any Benefit Plan. No Acquired Company maintains any Benefit Plan which is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code or Section 607(1) of ERISA) that has not been administered and operated in all respects in compliance with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code, and no Acquired Company is subject to any liability, including, without limitation, additional contributions, fines, Taxes, penalties or loss of Tax deduction as a result of such administration and operation.
4.14.14.Each Acquired Company has complied with any applicable obligations under pension auto-enrolment laws and social pension fund contribution requirements including under the UK Pensions Act 2008 and all regulations made thereunder, the Netherlands mandatory sectoral pension fund requirements, Belgian laws relating to occupational pensions and German laws relating to company pension commitments. No Acquired Company participates in, or has at any time participated in or sponsored any defined benefit pension scheme or has any defined benefit pension obligations to any current or former employees or workers.
4.15.Labor and Employment Matters.
4.15.1.Schedule 4.15(a) of the Sellers’ Disclosure Schedule sets forth a complete and accurate list of all of the Acquired Companies’ employees (the “Employees”) which list shall include name, employee identification number, department, geographic location of employment (state/province), position and job title, pay grade, date of hire or contract, hourly pay rate for non-exempt employees, annual salary for exempt employees, total compensation including any bonuses, commissions, incentive pay, stock options and deferred compensation received during the past 12 months (as applicable), current status (full-time, part-time, temporary, seasonal, or other), active or inactive, the specific entity by whom they are employed, accrued but unused or unpaid vacation/paid time off balances (including paid sick days, holidays and/or personal days), leaves of absences during the past 12 months (including nature of leave and anticipated return date, as applicable), the Employee’s citizenship or immigration status as reflected in Section 1 of the individual’s Form I-9, and whether classified as exempt or non-exempt under the Fair Labor Standards Act and applicable state law and the details of all post-termination restrictions including length and type of restriction and the basis of the restriction (the “Employee Information List”). The Employee Information List shall also identify all facilities or locations where any Union represents or claims to represent any Employees or Employees’ work, the name of the Union that does or purports to represent the Employees, a description of the bargaining unit(s), and the names of the Employees who the Union does or purports to represent. The Company has delivered to the Buyer a complete and accurate list of all of the Acquired Companies’ consultants, independent contractors, and other contingent workers used by any Acquired Company, including (i) their hire or service date (ii) a description of the remuneration arrangements applicable to each, (iii) a brief description of the services provided, and (iv) the specific entity for whom they provide services. All Employees who are performing services for any Acquired Company are legally permitted to work in the relevant jurisdiction and will be legally permitted to work in that jurisdiction for such Acquired Company following the consummation of the transactions contemplated by this Agreement.
4.15.2.Schedule 4.15(b) of the Sellers’ Disclosure Schedule contains a complete and accurate list of all independent contractors who are individuals or entities leasing or providing the services of a single individual to an Acquired Company, which list includes any such worker who has performed services for an Acquired Company during the twelve (12) month period immediately preceding such date, and provides for each such worker: (i) start date of services, (ii) scope of work, (iii) duration of agreement, (iv) fee or compensation arrangements and (v) other material contractual terms with the applicable Acquired Company.
4.15.3.Except as set forth on Schedule 4.15(c) of the Sellers’ Disclosure Schedule, all Employees are employed on an at-will basis, or on terms that do not provide any contractual termination rights, notice entitlements, severance arrangements or post-termination protections in excess of those required by applicable Law in the relevant jurisdiction, by an Acquired Company and may be terminated at any time with or without cause and without any severance or other Liabilities to any Acquired Company, or have signed an agreement, or acknowledged in writing, that their employment is at-will. There has been no written representation made to any Employees that commits any Acquired Company or the Buyer or the Acquisition Company to retain them as Employees for any period of time subsequent to the Closing.
4.15.4.Except as set forth on Schedule 4.15(d) of Sellers’ Disclosure Schedule:
4.15.4.1.No Acquired Company is a party or subject to any Collective Bargaining Agreements and there are no Collective Bargaining Agreements being negotiated by any Acquired Company; no Union does or purports to represent any Employee, contractor and/or consultant employed or retained by any Acquired Company; there is not pending any effort or campaign to organize Employees into any Union or, demand for recognition via a card-check or otherwise, or any other request or demand from a Union for representative status with respect to any Employees, contractors and/or consultants retained by any Acquired Company; and no Acquired Company has any obligation to recognize or bargain with any Union. There have not been, and there are not pending or, to the Knowledge of the Company, threatened, any labor disputes, strikes, work stoppages, lockouts, requests for representation, pickets, or work slowdowns that involve any Union or Employees, contractors or consultants of any Acquired Company. No Acquired Company has experienced any material work stoppage or other material labor difficulty during the three (3) year period ending on the date hereof. Details of any works councils or other employee representative bodies are set out in Schedule 4.15(d) of Sellers’ Disclosure Schedule. No Acquired Company is required to obtain the approval or positive opinion or any works council or other employee representative body as a condition to consummating the transactions contemplated by this Agreement.
4.15.4.2.There is no unfair labor practice, charge or complaint pending, unresolved or, to the Knowledge of the Company, threatened before the National Labor Relations Board, Equal Employment Opportunity Commission or comparable state or local agency, nor is there any other pending, unresolved or, to the Knowledge of the Company, threatened arbitration, trial, hearing or other proceeding or adjudication of any kind, whether before a court, judge, agency, arbitrator, panel or any other type of adjudicator or official, concerning any claim of any kind against any Acquired Company and/or any of their respective executives, managers, or Employees that in any way involves or relates to any Unions, executives, managers, Employees, contractors or consultants. No event has occurred, or circumstance exists that could provide the basis of any work stoppage or other labor dispute. No Acquired Company has engaged in any actions or conduct relative to any Employee, contractor or consultant, and/or relative to any Union, that gives rise to Liabilities under any Laws, and each

Acquired Company has satisfied any and all obligations of any kind, including any and all bargaining obligations under the National Labor Relations Act, any and all obligations arising under any Collective Bargaining Agreements, and any and all obligations owing to any Unions, Employees, contractors or consultants arising under other Laws, statutes, regulations, ordinances, contracts, and other sources of enforceable rights, including any and all such obligations of any kind that could relate or involve in any manner the transactions contemplated by this Agreement.
4.15.4.3.No Acquired Company is a party or subject to any Contract which restricts an Acquired Company from relocating, closing or terminating any of its operations or facilities or any portion thereof. No Acquired Company has effectuated and is not in the process of effectuating a “plant closing” (as defined in the WARN Act) or a “mass lay-off” (as defined in the WARN Act), in either case affecting any site of employment or facility of an Acquired Company, except in compliance with the WARN Act. The consummation of the transactions contemplated by this Agreement will not create Liabilities for any act by an Acquired Company on or prior to the Closing under any Law respecting employment terminations, layoffs, reductions in force, plant closings, mass layoffs, sales of businesses, or respecting bargaining concerning such actions or events; under any Collective Bargaining Agreements; under any other Contracts; under any Benefit Plans; under the WARN Act; or under any Laws other than the WARN Act. No terminations prior to the Closing would trigger any notice or other obligations under the WARN Act. In the past five (5) years, no Acquired Company has been required to consult collectively in respect of the proposed dismissals of twenty (20) or more employees at one establishment within a period of ninety (90) days or less in accordance with applicable Laws.
4.15.4.4.Each Acquired Company has complied in full with all Law, Contracts, and other sources of enforceable rights with respect to all labor and employment practices, including without limitation employee benefits; immigration; non-discrimination; collective bargaining; and occupational safety and health; the payment of compensation, minimum wages, holiday pay, working time, rest period requirements, hours, and/or overtime; the identification of particular employees and/or job classifications as “exempt” and/or “non-exempt” for purposes of such obligations; compensation for breaks, meal periods, periods before and after work, and other periods at or away from work; and any and all other matters involving compensation or benefits afforded or not afforded to employees, contractors and/or consultants. The Acquired Companies have delivered to the Buyer copies of all posters and notices an Acquired Company is required to provide under applicable Law. No Acquired Company is delinquent in any payments to any employee, contractor and/or consultant. No Employee has given or received notice terminating his or her employment with any Acquired Company, and no Employee will be entitled to give such notice as a result of the provisions or the consummation of this Agreement. Since December 31, 2025 (or where employment commenced after such date, since the commencement date of the employment), (A) no material change has been made (or agreed to be made) in the rate of remuneration, or pension benefits of any current or former employee of an Acquired Company; and (B) no material change has been made in any other terms of employment of any current or former employee of an Acquired Company. There are no, and within the last three (3) years there have been no formal or informal grievances, complaints or charges with respect to employment or labor matters (including, without limitation, allegations of employment discrimination, sexual or other discriminatory harassment, sexual assault, retaliation or unfair labor practices) pending or threatened against any Acquired Company in any judicial, regulatory or administrative forum, under any private dispute resolution procedure or internally. There have been no internal or external written complaints accusing any management-level employee of discrimination, sexual harassment or sexual misconduct and there has been no settlement of, or payment arising out of or related to, any litigation or complaint with respect to discrimination, sexual harassment or sexual misconduct. None of the employment policies or practices of any Acquired Company are currently being audited or investigated, or to the Company’s Knowledge, subject to imminent audit or investigation by any Governmental Entity.

4.15.4.5.No Acquired Company is in negotiations for any increase in the remuneration or benefits of its officers or employees.
4.15.4.6.No loan or advance or financial assistance has been made by any an Acquired Company to any employee, officer, consultant or contractor or past or prospective employee, officer, consultant or contractor, which is outstanding.
4.15.4.7.No Acquired Company has any outstanding undischarged liability to pay to any Governmental Entity (or officially required or sponsored fund or scheme) for any contribution, taxation or other impost arising in connection with the employment or engagement of personnel by it.
4.15.4.8. No Acquired Company is bound or accustomed to pay any moneys or other benefits other than in respect of remuneration, or emoluments of employment, or pension benefits, to, or for the benefit of, any officer or employee of any Acquired Company; in particular, there are no bonus, share option, incentive or other such schemes in operation or any schemes where any employee or officer is entitled to any commission or remuneration of any sort calculated by reference to the turnover, profits or sales of any Acquired Company, or any agreements or arrangements relating to the aforesaid.
4.16.Environmental.
4.16.1.All Environmental Permits required for the Acquired Companies’ operations and held by the Acquired Companies are identified on Schedule 4.16(a) of the Sellers’ Disclosure Schedule. Except as set forth on Schedule 4.16(a) of the Sellers’ Disclosure Schedule, (i) each Acquired Company holds and has held all required Environmental Permits and (ii) each such Environmental Permit will remain valid and effective after the Closing without any notice to or consent of any Governmental Entity.
4.16.2.Each Acquired Company is and has been in compliance with all provisions of all applicable (i) Environmental Permits and (ii) Environmental Laws.
4.16.3.There are no past, pending, or threatened Environmental Claims against any Acquired Company, and no Acquired Company or Seller Party is aware of any facts, written notice from a Governmental Entity or third party, or circumstances which could reasonably be expected to form the basis for any Environmental Claim against any Acquired Company. No Acquired Company or Seller Party has received any written notice form a Governmental Entity alleging any violation of or liability under any Environmental Law, except as set forth on Schedule 4.16(c) of the Sellers’ Disclosure Schedule.
4.16.4.No Releases of Hazardous Materials have occurred, and no Person has been exposed to any Hazardous Materials, at, from, in, to, on, through, over, or under any Site and no Hazardous Materials are present in, on, about, emanating to or from, or migrating to or from any Site that could give rise to an Environmental Claim against any Acquired Company.
4.16.5.No Acquired Company nor any predecessors of any Acquired Company, nor any entity previously owned by any Acquired Company, has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-Site location which could result in an Environmental Claim against any Acquired Company.
4.16.6.No Site is a current or proposed Environmental Clean-up Site.
4.16.7.There are no Liens arising under or pursuant to any Environmental Law on any Site and there are no facts, circumstances, or conditions that could reasonably be expected to restrict, encumber, or result in the imposition of special conditions under any Environmental Law with respect to the ownership, occupancy, development, use, or transferability of any Site.
4.16.8.There are no (i) underground storage tanks, active or abandoned, (ii) polychlorinated biphenyl containing equipment, or (iii) asbestos containing material at any Site.
4.16.9.No Acquired Company has, either expressly or by operation of Law, assumed responsibility for or agreed to indemnify or hold harmless any Person for any Liability or obligation, arising under or relating to Environmental Laws, including any obligation for investigation, corrective or remedial action.
4.16.10.There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, on behalf of, or which are in the possession of any Seller Party or any Acquired Company (or any advisors or representatives thereof) with respect to any Site which have not been delivered to the Buyer prior to execution of this Agreement.
4.16.11.The execution, delivery and performance of this Agreement and the Ancillary Agreements does not, and the consummation of the transaction contemplated hereby and thereby (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, require any notification to, or consent of, any Governmental Entity or the undertaking of any investigations or remedial actions pursuant to Environmental Laws.
4.16.12.No Acquired Company has entered into, is a beneficiary of, or is otherwise bound by, any Order or other requirement of, or Contract with, any Governmental Entity under any Environmental Laws.
4.16.13.No Person has been exposed to any chemicals listed pursuant to California Health & Safety Code Section 25249.8 in the course of doing business by any Acquired Company that could give rise to any Environmental Claim against any Acquired Company.
4.17.Insurance. Schedule 4.17 of the Sellers’ Disclosure Schedule sets forth a list of each insurance policy and fidelity bond which covers any Acquired Company, its properties and assets or any director, officer or employee of any Acquired Company (the “Policies”). There are no pending claims under any of such Policies as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights. All Policies are issued by an insurer that is financially sound and reputable, are in full force and effect, are valid and are enforceable in accordance with their terms. All Policies shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. All premiums due under the Policies have been paid in full or, with respect to premiums not yet due, accrued and the Acquired Companies have otherwise complied fully with the terms and conditions of all such Polices. Since the time the Policies were last renewed or issued, there has not been any notice or termination of, premium increase with respect to or alteration of coverage under, any Policy. Such Policies provide adequate insurance coverage for each Acquired Company, and are sufficient for compliance with all Laws and Contracts to which each Acquired Company is a party or a beneficiary or by which each Acquired Company or is assets are subject. No Acquired Company has received a notice of cancellation or termination of any Policy or of any material changes that are required in the conduct of the Acquired Companies’ business as a condition to the continuation of coverage under, or renewal of, any such Policy. No Acquired Company has any self-insurance arrangements.
4.18.Affiliate Transactions. Except as set forth on Schedule 4.18 of the Sellers’ Disclosure Schedule, no Seller Party, Affiliate or family member of any Seller Party, as applicable, or Affiliate or family member of any director, current or former partner, shareholder, officer, employee, consultant, or contractor of any Acquired Company is a party to, a beneficiary of or is subject to, any Contract with any Acquired Company, is involved, directly or indirectly, in any material business arrangement or other material relationship with an Acquired Company (whether written or oral) or has any interest in any of the properties or assets of any Acquired Company, other than indirect interests in such by virtue of their ownership interests in the Company. There are no inter-company services provided to any Acquired Company by Seller Party or any Affiliate or family member of any Seller Party or by any family member of any director, current or former partner, member, manager, stockholder, officer, employee, consultant or contractor or direct or indirect stockholder of any Acquired Company (other than services provided by any such Persons as directors, officers or employees of any Acquired Company). No Seller Party, or Affiliate or, to the knowledge of the Seller Parties, family member of any Seller Party or any Acquired Company owns, directly or indirectly, any interest in (except for the ownership of marketable securities of publicly owned corporations, representing in no case more than 1% of the outstanding shares of such class of securities) or Controls or is a director, employee, current or former partner of, participant in, consultant or contractor to any business organization which is a competitor, creditor, supplier, customer, landlord or tenant of any Acquired Company.
4.19.Customers and Suppliers. The Acquired Companies have used reasonable business efforts to maintain, and currently maintain, good working relationships with all of its customers, resellers, and suppliers. Schedule 4.19 of the Sellers’ Disclosure Schedule sets forth a true and complete list of: (a) the 10 largest customers and resellers of the Acquired Companies, on a consolidated basis (based on total revenues attributable to such customers) for the years ended December 31, 2024, December 31, 2025 and the 7-month period ended on the date of the Interim Financial Statements (the “Material Customers”) and (b) the 10 largest suppliers of the Acquired Companies, on a consolidated basis (based on total spend attributable to such suppliers) for the years ended December 31, 2024, December 31, 2025 and the 7-month period ended on the date of the Interim Financial Statements (“Material Suppliers”). None of the Material Customers have given any Acquired Company or any Seller Party notice terminating, canceling, or threatening to terminate or cancel (or reduce business under) any Contract or relationship with any Acquired Company (or otherwise advising any Acquired Company or any Seller Party of such actions or intentions), nor does any Acquired Company or any Seller Party have any reason to believe that any such Material Customer has any such intention. None of the Material Suppliers has given any Acquired Company or any Seller Party notice terminating, canceling, or threatening to terminate or cancel (or reduce business under) any Contract or relationship with any Acquired Company (or otherwise advising otherwise advising any Acquired Company or any Seller Party of such actions or intentions), nor does any Acquired Company or any Seller Party have any reason to believe that any such Material Supplier has any such intention.
4.20.Bank Accounts; Powers of Attorney. Schedule 4.20 of the Sellers’ Disclosure Schedule sets forth (a) the name of each bank, safe deposit company or other financial institution in which any Acquired Company has an account, lock box or safe deposit box and the names of all Persons authorized to draw thereon or have access thereto and (b) each outstanding power of attorney executed by or on behalf of any Acquired Company in favor of any other Person.
4.21.Brokers. No Acquired Company has any Liability to pay any fees or commissions to any broker, finder or similar agent with respect to this Agreement, the Ancillary Agreements or the transactions contemplated by hereby or thereby.
4.22.Anti-Bribery and Anticorruption. The Acquired Companies have implemented policies and procedures reasonably designed to ensure compliance by its directors, managers, officers, agents, employees, resellers, distributors, consultants of or other Person associated with or acting on behalf of a Seller Party or an Acquired Company with the Foreign Corrupt Practices Act of 1977, the United Kingdom Bribery Act 2010, and any other Law of similar effect in any jurisdiction to which such Person is subject (collectively, the “Anti-Bribery and Anticorruption Laws”). Except to the extent set forth in Schedule 4.22 of the Sellers’ Disclosure Schedule, no

Seller Party nor any Acquired Company (nor any director, member, officer, agent, employee, reseller, distributors, consultant of or other Person associated with or acting on behalf of a Seller Party or an Acquired Company) has:
4.22.1.made, authorized, offered or promised to make any payment or transfer of anything of value, directly, indirectly or through a third party, to any foreign government official, employee or other representative (including employees of a government owned or controlled entity or public international organization and including any political party or candidate for public office), in violation of the Anti-Bribery and Anticorruption Laws, or any Law of similar effect in any jurisdiction to which such Person is subject; or
4.22.2.otherwise taken any action which would cause an Acquired Company to be in violation of the Anti-Bribery and Anticorruption Laws, or any Law of similar effect in any jurisdiction to which such Person is subject. For the purposes of this Section 4.22, the acts specified include, but are not limited to:
4.22.2.1.the making or payment of any illegal contributions, commissions, fees, gifts, entertainment, travel or other unlawful expenses relating to political activity,
4.22.2.2.the direct or indirect payment, gift, offer, promise or authorization to make a payment, gift, offer or promise of anything of material value to any foreign government representative; and
4.22.2.3. the making of any bribe, illegal payoff, influence payment, kickback or other unlawful payment, using funds of a Seller Party or of an Acquired Company or otherwise on behalf of a Seller Party or an Acquired Company.
4.23.Trade Controls and Compliance. Except to the extent set forth in Schedule 4.23 of the Sellers’ Disclosure Schedule, the Acquired Companies, the Seller Parties, and their respective representatives (acting on their behalf) are, and at all times have been, in compliance with all applicable Trade Laws in all material respects. Without limiting the generality of the foregoing, all tariffs, duties, customs, and other similar charges required to be paid by the Acquired Companies in connection with the importation or exportation of goods have been timely paid in full. No event has occurred or circumstance exists that (with or without notice or lapse of time or both) could reasonably be expected to constitute or result in a violation by the Acquired Companies or, to the Company’s Knowledge, any of their representatives (acting on their behalf) of, or a failure on the part of the Acquired Companies or any of their representatives (acting on their behalf) to comply with, any applicable Trade Law. No member of the Acquired Companies has ever, directly or indirectly, (i) exported, re-exported, transferred, or released any goods, software, technology, or services in violation of any applicable Trade Law; or (ii) imported any goods, software, technology, or services in violation of any applicable Trade Law, including any customs regulations or requirements.
4.23.1.No Acquired Company has made any voluntary disclosure to any Governmental Entity related to violations (potential or actual) of any Trade Law.
4.23.2.No Acquired Company nor, to the Company’s Knowledge, any of their respective representatives has been convicted of, or pleaded guilty to, any offense involving the violation of any Trade Law, nor has any Acquired Company or any of their respective representatives been subject to any proceeding, investigation, indictment, charge, inquiry, or enforcement proceedings by any Governmental Entity regarding any actual, alleged, or potential violation of any Trade Law.
4.23.3.No member of any Acquired Company has ever been, has ever entered into a contract or any business or transaction (including the purchase or sale of goods or services)

with, or has ever paid any money to or received any money from, a Person who is: (i) listed on the Office of Foreign Assets Control of the U.S. Department of the Treasury (OFAC) sanctions lists (including the OFAC List of Specially Designated Nationals and Blocked Persons) or any other list of designated or blocked Persons maintained by a U.S. or non-U.S. Governmental Entity under Trade Laws; (ii) organized under the laws of, part of the government of, or resident in a country or territory subject to comprehensive sanctions (currently Iran, Syria, Cuba, North Korea, and the Crimea, so-called Luhansk People’s Republica, and so-called Donetsk People’s Republic regions of Ukraine) or part of the Government of Venezuela; or (iii) an Affiliate of any such Person or Persons or acting for or on behalf of such Person or Persons, or that is otherwise the target of asset-blocking sanctions maintained by OFAC or other U.S. or non-U.S. Governmental Entity.
4.23.4.Each Acquired Company, and its respective directors, officers, employees, agents, and other representatives have complied with all applicable anti-bribery and anti-corruption Laws, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act. No Acquired Company nor any of its respective directors, officers, employees, agents or other representatives has, directly or indirectly, offered, authorized, promised, or given anything of value to any government official or other Person for the purpose of improperly influencing any act or decision or securing any improper advantage. No Acquired Company has received any notice, allegation, or investigation regarding any actual or alleged violation of anti-bribery or anti-corruption Laws.
4.24.Other Compliance.
4.24.1.The only North American Industry Classification System code relevant or applicable to the Acquired Companies is 423830.
4.24.2.None of the Acquired Companies has been registered with, or been required to register with, the Department of State within the last five (5) years.
4.24.3.None of the Acquired Companies manufactures, assembles, installs, services, repairs, sell or otherwise deals or trades in any classified products or services or unclassified products or services that are constructed or provided based on classified specifications, information, orders, instruction or any other type of classified data.
4.25.Completeness of Disclosure. No representation or warranty made by the Seller Parties in this Agreement, and no statement made by the Seller Parties in the Sellers’ Disclosure Schedule, the Ancillary Agreements or any certificate or other document furnished or to be furnished to the Company or the Seller Parties pursuant hereto, or in connection with the negotiation, execution or performance of this Agreement and the Ancillary Agreements, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading. Except as specifically set forth in this Agreement or the Sellers’ Disclosure Schedule, there are no facts or circumstances of which the Company or the Seller Parties are aware that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
4.26.M. Co.. The Acquired Companies have provided Buyer with (i) copies of all Contracts, (ii) a written description of all formal and informal arrangements, whether oral or written, and (iii) any course of dealing or understandings as to the relationships, in each case, between any Acquired Company and M. Co. and, except for such Contracts, arrangements, and course of dealing or understandings, the Acquired Companies have no other Contracts, formal or informal arrangements, or other course of dealing or understanding with M. Co. The Acquired Companies have used best efforts to maintain, and currently maintain, good working relationships with M. Co. M. Co. has not (a) given any Acquired Company or any Seller Party notice terminating, canceling, or threatening to terminate or cancel (or reduce business under) any Contract or relationship with any Acquired Company (or otherwise advising any Acquired Company or any Seller Party of such actions or intentions), nor does any Acquired Company or any Seller Party have any reason to believe that M. Co. has any such intention or that M. Co. lacks the capacity to continue doing business with the Acquired Companies after the Closing; (b) materially changed, or communicated or provided notice to the Acquired Companies of its intention to materially change, the price or terms on which it sells products or services to the Acquired Companies; or (c) indicated, orally or in writing, that it will or may cease to deal, or change its course of dealing, with the Acquired Companies for any reason, including as a result of the consummation of the transactions contemplated by this Agreement. No Acquired Company, nor any Seller Party, has any reason to believe that M. Co. may take any of the actions in the immediately preceding sentence. No Acquired Company is, is alleged to be, or has any reason to believe it could be deemed, in breach or default under, or has received any notice of breach of, default under, any Contract with M. Co.
4.27.Informal Dealings. The Acquired Companies have provided Buyer with (i) a written description of all informal arrangements, whether oral or written, and (ii) any course of dealing or understandings as to the relationships, in each case, between any Acquired Company and any customer or supplier and, except for such written descriptions of arrangements, and course of dealing or understandings, the Acquired Companies have no other informal arrangements, or other course of dealing or understanding with any customer or supplier. The Acquired Companies have used best efforts to maintain, and currently maintain, good working relationships with such customers and suppliers. No such customer or supplier has (a) given any Acquired Company or any Seller Party notice terminating, canceling, or threatening to terminate or cancel (or reduce business under) any arrangement, course of dealing, or understanding or relationship with any Acquired Company (or otherwise advising any Acquired Company or any Seller Party of such actions or intentions), nor does any Acquired Company or any Seller Party have any reason to believe that such customers or suppliers have any such intention or that such suppliers lack the capacity to continue doing business with the Acquired Companies after the Closing; (b) materially changed, or communicated or provided notice to the Acquired Companies of its intention to materially change, the price or terms on which it sells or purchases products or services to or from the Acquired Companies; or (c) indicated, orally or in writing, that it will or may cease to deal, or change its course of dealing, with the Acquired Companies for any reason, including as a result of the consummation of the transactions contemplated by this Agreement. No Acquired Company, nor any Seller Party, has any reason to believe that such customers or suppliers may take any of the actions in the immediately preceding sentence.
4.28.No Further Representations or Warranties. The representations and warranties contained in Article III and Article IV, in any Ancillary Agreement and in any certificate or document delivered at Closing pursuant to this Agreement are the only representations and warranties made by the Seller Parties, or the Company in connection with the matters set forth in this Agreement. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES REFERENCED IN THE PRECEDING SENTENCE, THE SELLER PARTIES AND THE COMPANY MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, RELATING TO THE COMPANY’S ASSETS, LIABILITIES, ITS BUSINESS OR ANY OTHER MATTER, INCLUDING ANY WARRANTY AS TO MERCHANTABILITY, HABITABILITY, WORKMANSHIP OR FITNESS FOR A PARTICULAR PURPOSE OR WITH REGARD TO THE ENVIRONMENTAL CONDITION OF ANY REAL PROPERTY. ALL SUCH ADDITIONAL REPRESENTATIONS AND WARRANTIES ARE EXPRESSLY DISCLAIMED. Without limiting any of the representations and warranties contained in Article III and Article IV, in any Ancillary Agreement or in any certificate or document delivered at Closing pursuant to this Agreement, none of the material or information provided by or communications made by the Seller Parties, the Company or any of their Affiliates, or by any advisor thereof, whether by use of a “data room,” or in any information memorandum, or otherwise, or by any broker or investment banker, will independently cause or independently create any warranty, express or implied, as to the title, condition, value or quality of the assets of the Company. THE SELLER PARTIES AND THE COMPANY MAKE NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO ANY PROJECTIONS OR FORECASTS MADE AVAILABLE TO BUYER. THERE IS NO ASSURANCE THAT ANY PROJECTED OR FORECASTED RESULTS WILL BE ACHIEVED, EXCEPT TO THE EXTENT SET FORTH IN THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III AND ARTICLE IV. Such purchase and consummation are instead done on the basis of Buyer’s own investigation, analysis, judgment and assessment of the present and potential value and earning power of the Company and Acquired Companies, as well as the representations and warranties contained in Articles III and IV herein. Notwithstanding anything to the contrary in the foregoing, nothing in this Section 4.28 shall release the Seller Parties or any other Person from any Liability for fraud or intentional misrepresentation.
5.
REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE ACQUISITION COMPANY
The Buyer and the Acquisition Company represent and warrant to the Seller Parties that each statement contained in this Article V is true and correct as of the date hereof and as of the Closing Date.
5.1.Organization and Good Standing. Each of the Buyer and the Acquisition Company is duly organized, validly existing and in good standing under the Laws of the State of Indiana.
5.2.Authority and Enforceability. Each of the Buyer and the Acquisition Company has the requisite power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer and the Acquisition Company of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation by the Buyer and the Acquisition Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Buyer and the Acquisition Company and no other action is necessary on the part of the Buyer or the Acquisition Company to authorize this Agreement or any Ancillary Agreement to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement and each of the Ancillary Agreements to which it is a party have been duly executed and delivered by the Buyer or the Acquisition Company. Assuming due authorization, execution and delivery by the Seller Parties and each other party thereto, this Agreement and each of the Ancillary Agreements constitutes, the valid and binding obligation of the Buyer and the Acquisition Company, enforceable against the Buyer and the Acquisition Company in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.
5.3.No Business Activities by Acquisition Company. All of the outstanding equity interests of the Acquisition Company are owned by Buyer. Other than this Agreement, the Ancillary Agreements and any other agreement entered into in connection with the transactions contemplated hereby, the Acquisition Company is not a party to any contract and has not conducted any activities other than in connection with the organization of the Acquisition Company, the negotiation and execution of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby. The Acquisition Company has no Subsidiaries.
5.4.No Conflicts; Consents.
5.4.1.The execution and delivery by the Buyer and the Acquisition Company of this Agreement and the Ancillary Agreements to which they are a party does not, and the performance by the Buyer and the Acquisition Company of their obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, (i) violate or conflict with the provisions of any of the Organizational Documents of the Buyer or the Acquisition Company or (ii) violate, breach, conflict with or constitute a default, an event of default, or an event creating any additional rights (including rights of amendment, impairment, suspension, revocation, acceleration, termination or cancellation), imposing of additional obligations or resulting in a loss of any rights or require a consent or the delivery of notice, under any Contract, Law or Permit applicable to the Buyer or the Acquisition Company or to which the Buyer or the Acquisition Company is a party or a beneficiary or by which the Buyer or the Acquisition Company or their assets are subject, except in the case of clause (ii) where such violation, conflict, breach, default, event or other item would not reasonably be expected to materially impair or delay the ability of Buyer and the Acquisition Company to perform their obligations under this Agreement and the Ancillary Agreements.
5.4.2.Except for the requirements of the HSR Act and any Other Antitrust Regulations, no Permit or Order of, with, or to any Person is required by the Buyer or the Acquisition Company in connection with the execution and delivery of this Agreement and the Ancillary Agreements, the performance of the obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, except where the failure to obtain such Permit or Order would not reasonably be expected to materially impair or delay the ability of the Buyer or the Acquisition Company to perform its obligations under this Agreement and the Ancillary Agreements.
5.5.Brokers. Neither the Buyer nor the Acquisition Company has any Liability to pay any fees or commissions to any broker, finder or similar agent with respect to this Agreement, the Ancillary Agreements or the transactions contemplated by hereby or thereby.
5.6.Purchase for Investment. The Shares purchased by the Acquisition Company pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof. The Buyer and the Acquisition Company shall not offer to sell or otherwise dispose of, or sell or otherwise dispose of, the Shares so acquired by it in violation of any of the registration requirements of the Securities Act of 1933.
5.7.Financing. The Buyer and the Acquisition Company have and shall have at the Closing sufficient immediately available funds to pay all payments required by the terms hereof, to pay all related fees and expenses in connection with this Agreement and the transactions contemplated hereby and to otherwise consummate the transactions contemplated hereby.
5.8.Independent Investigation; No Reliance. In connection with its entry into this Agreement, the Buyer, the Acquisition Company or their representatives have inspected and conducted its own independent review, investigation and analysis (financial and otherwise) of the Company. Without limiting the rights of the Buyer and the Acquisition Company provided pursuant to this Agreement or the Ancillary Agreements or any claims for fraud or intentional misrepresentation, the purchase of the Shares by the Acquisition Company and the consummation of the transactions contemplated hereby by the Buyer and the Acquisition Company are not done in reliance upon any representation or warranty or omission by, or information from, the Company, Seller Parties, or any of their respective Affiliates, employees or representatives, whether oral or written, express or implied, including any implied warranty of merchantability or of fitness for a particular purpose, except for the representations and warranties set forth in Article III and Article IV, or in any certificate or document delivered at Closing pursuant to this Agreement (in each case, as modified by the Sellers’ Disclosure Schedule) or in any Ancillary Agreement, and each of the Buyer and the Acquisition Company acknowledges that the Company and Seller Parties expressly disclaim any other representations and warranties and omissions. Each of the Buyer and the Acquisition Company further acknowledges that its purchase of the Shares and the consummation of the transactions contemplated hereby are being done entirely on the basis of Buyer’s own investigation, analysis, judgment and assessment of the present and potential value and earning power of the Company, as well as those representations and warranties by the Seller Parties and the Company, as applicable, set forth in Article III and Article IV, or any certificate or document delivered at Closing pursuant to this Agreement (in each case, as modified by the Sellers’ Disclosure Schedule) or in any Ancillary Agreement. Notwithstanding anything to the contrary in the foregoing, nothing in this Section 5.8 shall limit any claim for fraud or intentional misrepresentation, Buyer acknowledges that none of the Seller Parties or the Company have made any representations or warranties to Buyer regarding the probable future success or profitability of the Company or its respective businesses, except to the extent set forth in the representations and warranties contained in Article III and Article IV.
6.
COVENANTS
6.1.Restrictions on Share Transfers. The Seller Parties hereby agree not to transfer, assign or pledge, directly or indirectly, by operation of law or otherwise, any of Shares (other than the sale of such Shares pursuant to this Agreement) during the period from the date hereof through and including the earlier of (a) the Closing and (b) date of termination of this Agreement in accordance with its terms. Any such attempted transfer, assignment or pledge during such period will not be effective and the Seller Parties shall cause the Company not to record such transfer, assignment or pledge in the records of the Company.
6.2.Conduct of Business.
6.2.1.Except (i) as set forth on Schedule 6.2(a) of the Sellers’ Disclosure Schedule, (ii) as required by applicable Law, or (iii) with the prior written consent of the Buyer, during the period commencing on the date hereof and ending at the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, the Seller Parties will cause the Acquired Companies to carry on their business in the ordinary course in a manner consistent with past practice, to pay their debts and Taxes when due and, to the extent consistent therewith, to use their reasonable best efforts to keep intact their businesses, keep available the services of their current employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and other Persons with which they have significant business relationships. The Company shall promptly forward to the Buyer complete and accurate copies of all material notices received or sent by any Seller Party or Acquired Company under any Company Contract.
6.2.2.Without limiting the generality of Section 6.2(a), except (i)  as set forth on Schedule 6.2(b) of the Sellers’ Disclosure Schedule, (ii) as required by applicable Law, or (iii) with the prior written consent of the Buyer, during the period commencing on the date hereof and ending at the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, the Seller Parties will not, and will cause the Acquired Companies not to, take any action, omit to take any action, or enter into any transaction that would result in any of the following:
6.2.2.1.any amendment to or change in the Organizational Documents of any Acquired Company;
6.2.2.2.any issuance, sale or other disposition or repurchase, redemption or other acquisition of any shares of, or rights of any kind to acquire any shares of, any capital stock (including options) or other equity interests of any Acquired Company;
6.2.2.3.any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property, or any combination thereof) with respect to any capital stock of any Acquired Company;

6.2.2.4.any reclassification, combination, splitting, subdivision or issuance of any other securities in respect of, in lieu of or in substitution for, directly or indirectly, any of the capital stock or other equity interests of any Acquired Company or any options or other rights to acquire any of the foregoing;
6.2.2.5.any delay or postponement of the payment of accounts payable or other Liabilities, in each case, outside the ordinary course of business or in a manner inconsistent with past practice;
6.2.2.6.any acceleration in the collection of, or discount, any accounts receivable outside the ordinary course of business or in a manner inconsistent with past practice;
6.2.2.7.any change in its accounting principles or practices or the methods by which such principles or practices are applied for financial reporting purposes (except as required by U.S. GAAP);
6.2.2.8.any (A) adoption, establishment, amendment, modification or termination of any Benefit Plan (or any plan that would be deemed a Benefit Plan), (B) entry into or amendment or modification to any Collective Bargaining Agreement or other Contract with any labor organization or Union, (C) increase in the rate of compensation (including bonus opportunities) or benefits (including severance) of any employee, officer, director, consultant or independent contractor of any Acquired Company, (D) grant of any severance or termination pay, (E) funding or in any other way securing any payment of compensation or benefit under any Benefit Plan, (F) exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any Benefit Plan, or (G) any action that would constitute a “mass lay-off”, a “mass termination”, or a “plant closing”, or which would otherwise trigger notice requirements under any applicable Law concerning reductions in force, such as the WARN Act;
6.2.2.9.(A)  any cancellation, material modification, termination or grant of a material waiver or release of any Permit, Company Contract or other right or claim or give any consent or exercise any material right thereunder or (B) entry into any Contract which would be a Company Contract or Contract for the lease or occupancy of real property;
6.2.2.10.any material damage, destruction or Loss with respect to any of its properties or assets, whether or not covered by insurance;
6.2.2.11.any acquisition, sale, transfer, conveyance, lease or other disposition of any businesses or any properties or assets of any Person that are material, individually or in the aggregate, by any Acquired Company (other than (A) real estate currently for sale and (B) acquisitions of supplies and sales of inventory in the ordinary course of business consistent with past practice);
6.2.2.12.(A) any incurrence, guarantee, or assumption by any Acquired Company of any Indebtedness, or the mortgage, pledge or grant of a Lien on any of their properties or assets, (B) any failure to pay any creditor any amount owed to such creditor when due, (C) except as specifically contemplated by this Agreement, any payment of any principal of or interest on any Indebtedness before the required date of such payment, cancellation of any Indebtedness, the forgiveness of any Indebtedness, waiver of any claims or rights with respect to any Indebtedness or otherwise the waiver, compromise or modification of the terms of any Indebtedness or granting of a Lien on any properties or assets of any Acquired Company or (D) any failure to pay any creditor any amount owed to such creditor when due;

6.2.2.13.any loan, advance or capital contribution to, or investment in, any Person other than travel loans or advances in the ordinary course of business consistent with past practice;
6.2.2.14.participation in, preparation and/or settlement for any arbitration, trial, hearing or other proceeding or adjudication of any kind, whether before a court, judge, agency, arbitrator, panel or any other type of adjudicator or official, concerning any claim(s) of any kind against any Acquired Company and/or any of their respective partners, directors, stockholders, members, officers, executives, managers, or employees;
6.2.2.15.any capital expenditures or commitment for any capital expenditures in excess of $50,000;
6.2.2.16.any failure to maintain in full force and effect or failure to use reasonable best efforts to replace or renew the Policies;
6.2.2.17.any complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Acquired Company;
6.2.2.18.any (A) preparation or filing of any Tax Return materially inconsistent with past practice, (B) adoption, change or revocation of any material Tax election, (C) request for any ruling or similar guidance from any Governmental Entity in respect of any Taxes, (D) settlement or compromise of any Tax claim, audit, assessment or liability, (E) entrance into any “closing agreement” as described in Section 7121 of the Code (or any analogous or similar provision of Law) with any Governmental Entity, (F) incurrence of any material liability for Taxes outside of the applicable Acquired Company’s ordinary course of business, (G) change in (or request to any Governmental Entity to change) any aspect of any method of accounting for Tax purposes, (H) preparation or filing of any amended Tax Return, (I) entrance into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement or closing agreement with respect to Taxes, (J) waiver or extension of any statute of limitations in respect of Taxes or period within which an assessment or reassessment of Taxes may be issued, (K) surrender of any claim for a refund of Taxes, or (L) participation in, any discussion with respect to, or entrance into any voluntary disclosure program (or similar program or agreement) with any Governmental Entity with respect to Taxes;
6.2.2.19.any adoption of or change in any method of accounting, accounting principle or accounting practice by or with respect to any Acquired Company or Shareholder or any making of, filing of, amendment to or any change in, any Tax election or Tax Return, any change in any Tax accounting method, becoming party to any closing agreement, any surrender of any Tax refund, any consent or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or any settlement of any claim for Taxes;
6.2.2.20.any promotional, sales or discount or other activity that has or could reasonably be expected to have the effect of accelerating sales prior to the Closing that would otherwise be expected to occur subsequent to the Closing;
6.2.2.21.any actions inconsistent with any provision of this Agreement or which could reasonably be expected to prevent or delay with the Closing; or
6.2.2.22.any authorization of, or entry into any Contract to do, any of the foregoing.
6.3.Access to Information; Notification.

6.3.1.The Acquired Companies shall (and the Seller Parties shall cause the Acquired Companies to) afford to the Buyer, the Acquisition Company and their officers, directors, employees, accountants, counsel, consultants, advisors, agents and other representatives full access at all reasonable times to the offices, properties, facilities, Books and Records of the Acquired Companies and the officers, directors, employees, accountants, counsel, consultants, advisors, agents and other representatives of the Acquired Companies to discuss the business, financial condition or prospects of the Acquired Companies, provided that such access does not unreasonably disrupt the normal operations of the applicable Acquired Company and shall comply with all applicable Laws.
6.3.2.The Seller Parties shall provide the Buyer with immediate written notice (i) in the event of the happening of (or any Seller Party becoming aware of) any fact, event, or occurrence (taken together with all other facts, events and occurrences) which (A) does, or could reasonably be expected to, have a Material Adverse Effect, or cause a breach of, or an inaccuracy in, any of the representations and warranties set forth in Article III or Article IV of this Agreement if such fact, event or occurrence existed on the date hereof or breach any of the Seller Parties’ covenants set forth herein or in the Ancillary Agreements or (B) create, or could be reasonably likely to create, a reasonable basis for the Seller Parties to believe that they will not be able to satisfy at the Closing the conditions set forth in Article VII, (ii) of any notice or other communication from any Person alleging that the consent of such Person is or could be required in connection with the transactions contemplated by this Agreement, (iii) of any notice or other communication, or any anticipated notice or other communication, from any Governmental Entity in connection with the transactions contemplated by this Agreement or the business of the Acquired Companies, and (iv) any Actions commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting a Seller Party or an Acquired Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.13 or that relates to the consummation of the transactions contemplated by this Agreement; provided, that the delivery of any notice pursuant to this Section 6.3(b) shall not (x) modify, diminish or in any other way affect the Buyer’s and the Acquisition Company’s remedies (including their right to indemnification), or prevent or cure any inaccuracies in, misrepresentations or breaches of representations or warranties, or breaches of covenants made by the Seller Parties in this Agreement or (y) be deemed to amend, modify or supplement the Sellers’ Disclosure Schedule or constitute an exception to any representation or warranty made by the Seller Parties in this Agreement; provided, further, that the Seller Parties shall coordinate and cooperate fully with the Buyer and its Affiliates in connection with responding to any notices or communications contemplated by the preceding subclauses (ii) and (iii).
6.3.3.The Company shall update the Employee Information List no later than ten (10) days prior to the Closing and as of the Closing.
6.3.4.The Acquired Companies shall (and the Seller Parties shall cause the Acquired Companies to) deliver to the Buyer as soon as practicable and in any event within ten (10) Business Days after the end of each month following the date hereof, complete and correct copies of unaudited consolidated financial statements consisting of the consolidated balance sheet of the Acquired Companies and the related statements of income and retained earnings, stockholders’ equity and cash flow for the period beginning from the then current fiscal year to the end of such fiscal month. Such financial statements will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved and in accordance with the Accounting Principles, subject to normal and recurring year-end adjustments (the effect of which will not be material in amount) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements).

6.4.Termination/Transfer of Certain Obligations. Except as set forth on Schedule 6.4 of the Sellers’ Disclosure Schedule, prior to the Closing, the Acquired Companies shall (and the Seller Parties shall cause the Acquired Companies to) terminate any Contracts between any Acquired Company, on the one hand, and any Seller Party, any Affiliate of a Seller Party or any family member of a Seller Party, on the other hand, and any trade account balances owing by any Acquired Company to any Seller Party, any Affiliate of a Seller Party or any family member of a Seller Party will be, at the Seller Parties’ election, settled, paid, capitalized, distributed or otherwise terminated.
6.5.Confidentiality. From and after the Closing, the Seller Parties shall, and shall cause their Affiliates to, hold, and shall use their reasonable best efforts to cause their and their respective officers, directors, employees, accountants, counsel, consultants, advisors, agents and other representatives to hold, in confidence, and shall not use, any and all information, whether written or oral, concerning the Acquired Companies, except to the extent that such Person can show that such information (a) is in the public domain through no fault of any Seller Party or any Affiliate of the Seller Parties or (b) is lawfully acquired by such Person after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If the Seller Parties or any of their Affiliates are compelled to disclose any such information by judicial or administrative process or by other requirements of Law, such Person shall promptly notify the Buyer in writing and shall disclose only that portion of such information which such Person is advised by its counsel in writing is legally required to be disclosed, provided that such Person shall exercise its reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Without prejudice to the rights and remedies otherwise available in this Agreement, the parties each acknowledge that money damages would not be an adequate remedy for any breach of this Section 6.5, and that the Buyer and the Acquisition Company will be entitled to specific performance and other equitable relief by way of injunction in respect of a breach or threatened breach of any this Section 6.5.
6.6.Public Announcements. No party shall (and, prior to the Closing, the Seller Parties shall cause the Acquired Companies not to) issue any press release or make any public statement relating to the subject matter of this Agreement without the prior written approval of the other parties (provided that if the party seeking to issue a press release or other public statement is Buyer or the Acquisition Company, Buyer or the Acquisition Company shall only be required to obtain the prior written approval of the Representative), which such approval shall not be unreasonably withheld or delayed, except that (a) Buyer may make any press release, disclosure required by federal securities Laws, or public statement consistent with its past public disclosure practices without the need to obtain prior written approval of any party and (b) any party may make any public disclosure it believes in good faith is required to do so by applicable Law (in which case such party required to make the disclosure shall consult with the other parties and allow the other parties reasonable time to comment thereon prior to issuance or release). The parties shall consult with each other concerning the means by which the Acquired Companies’ Employees, customers and suppliers and others having dealings with the Acquired Companies will be informed of the subject matter of this Agreement, and the Buyer and the Acquisition Company will have the right to be present for any such communication.
6.7.Tax Matters.
6.7.1.Preparation and Filing of Certain Tax Returns.
6.7.1.1.Tax Periods Ending on or Before the Closing Date. The Representative shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of the Acquired Companies for all periods ending on or prior to the Closing Date which are filed after the Closing Date, provided that such Tax Returns shall be submitted to the Buyer not later than thirty (30) days prior to the due date (taking into account applicable extensions) for filing of such Tax Returns. The Buyer shall have the right to review such Tax Returns, and the Representative shall consider and, if appropriate, incorporate any reasonable comments that the

Buyer submits to the Representative within thirty (30) days after the Buyer’s receipt of such Tax Returns from the Representative. The Buyer and the Acquisition Company will not carry back (nor permit the Company or its Affiliates to carry back) to any period ending on or before the Closing Date (treating for this purpose such date as the end of a short taxable year) any losses, deductions, or credits giving rise to a refund of Taxes for such period without the Representative’s prior written consent, which consent shall not be unreasonably withheld or delayed.
6.7.1.2.Straddle Periods. From and after the Closing, the Buyer or the Acquisition Company shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of the Acquired Companies for any Straddle Period of the Acquired Companies; provided that each such Tax Return that is a Tax Return for Income Taxes shall be submitted to the Representative not later than thirty (30) days prior to the due date (taking into account applicable extensions) for filing of such Tax Returns. The Representative shall have the right to review such Tax Returns, and Buyer shall consider and, if appropriate, incorporate any reasonable comments that the Representative submits to Buyer within fifteen (15) days after the Representative’s receipt of such Tax Returns from Buyer. The Seller Parties shall, jointly and severally, be obligated to pay to the Buyer or the Acquisition Company, within five (5) days following any demand by the Buyer for such payment, with respect to such Tax Returns, an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date (as determined pursuant to Section 6.7(c)).
6.7.1.3.Tax Return Amendment. From and after the Closing, none of Buyer, the Acquisition Company or any Affiliate of Buyer shall (or shall cause or permit the Company to) amend or cause to be amended any Tax Return of the Company with respect to any Pre-Closing Period, without the prior written consent of the Representative, which consent shall not be unreasonably withheld, conditioned or delayed.
6.7.1.4.Refunds. If after the Closing any Acquired Company receives a cash refund of Taxes of such Acquired Company that were paid by such Acquired Company prior to the Closing that are attributable to a Pre-Closing Period of such Acquired Company (each, a “Tax Refund”), Buyer or the Acquisition Company shall within thirty (30) business days of Buyer’s or the Acquisition Company’s receipt of such Tax Refund remit such Tax Refund to the Shareholders based on their Pro Rata Share (net of any Taxes thereon and any out-of-pocket costs and expenses incurred by Buyer, the Acquisition Company, any Acquired Company or any of their respective Affiliates in connection with receiving, obtaining or paying over any such Tax Refund), except to the extent any such Tax Refund (A) was previously taken into account in the calculation of the Final Closing Payment, Indebtedness or Working Capital, (B) is attributable to the carryback of a net operating loss or other tax attribute generated or arising after the Closing, (C) is received after the second (2nd) anniversary of the Closing Date, (D) is required to be paid to a third party pursuant to a Contract to which any Acquired Company entered into prior to the Closing, (E) is the subject of a pending Action related to any Taxes, or (F) is attributable to any employee retention tax credit (or similar Tax benefit under the Coronavirus Aid, Relief and Economic Security Act of 2020 (Pub.L. 116-136 (Mar. 27, 2020)), or similar program or Law). To the extent a Tax Refund is subsequently disallowed or required to be returned to the applicable Governmental Entity, the Shareholders agree to promptly to repay the amount of such Tax Refund, together with any interest, penalties or other additional amounts imposed by such Governmental Entity, to Buyer (or its designee) for refund to such Governmental Entity.
6.7.2.Cooperation in Filing Tax Returns. From and after the Closing, the Buyer, the Acquisition Company and the Seller Parties shall use commercially reasonable efforts to, and shall each use commercially reasonable efforts to each its Affiliates to, provide to the other party hereto such cooperation and information, as and to the extent reasonably requested by such other party in writing, in connection with preparing, reviewing and filing of any Tax Return, amended

Tax Return or claim for refund, determining Liabilities for Taxes or a right to refund of Taxes, or in conducting any audit or other Action with respect to Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings and other determinations by Governmental Entities relating to Taxes, and relevant records concerning the ownership and Tax basis of property, which any such party may possess. From and after the Closing, each party hereto will retain all Tax Returns, schedules, work papers, and all material records and other documents relating to Tax matters of the Acquired Companies for the Tax period first ending after the Closing Date and for all prior Tax periods until the later of either (i) the expiration of the applicable statute of limitations (and, to the extent written notice is provided with respect thereto, any extensions thereof) for the Tax periods to which the Tax Returns and other documents relate or (ii) six (6) years following the due date (without extension) for such Tax Returns; provided, however, that neither the Buyer, the Acquisition Company, nor any Affiliate of the Buyer (which will include the Acquired Companies following the Closing) shall have any obligation with respect to such matters addressed in this sentence (other than with respect to agreements entered into with a Governmental Entity) beyond those set forth under the Buyer’s general policy on records retention. Thereafter, the party hereto holding such Tax Returns or other documents may dispose of them provided that such party shall give to the other party hereto thirty (30) days written notice of such disposal and providing the other party with the opportunity to copy (at such other party’s cost) such Tax Returns or other documents.
6.7.3.Allocation of Certain Taxes; Tax Treatment.
6.7.3.1.If an Acquired Company is permitted but not required under applicable U.S. state, local, or non-U.S. income Tax Laws to treat the Closing Date as the last day of a taxable period, then the parties shall treat that day as the last day of a taxable period to the maximum extent permitted by applicable Law.
6.7.3.2.For purposes of this Agreement, in the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that are allocated to Pre-Closing Periods for purposes of this Agreement shall be: (A) in the case of Taxes: (1) based upon, or related to, income, receipts, profits, wages, capital or net worth; (2) imposed in connection with the sale, transfer or assignment of property; or (3) required to be withheld, the amount of Taxes which would be payable if the taxable year ended with the Closing Date, and (B) in the case of other Taxes, the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period; provided, that, for such purpose, the taxable year of any pass-through entity or “controlled foreign corporation” (as defined in Section 957 of the Code) shall be deemed to terminate as of the end of the Closing Date (including for purposes of recognizing any income pursuant to Section 951 or Section 951A of the Code) and relevant items of income, gain, deduction, loss or credit of such pass-through entity or controlled foreign corporation shall be allocated to portion of the taxable year or period of such pass-through entity or controlled foreign corporation that that ends as of the end of the Closing Date on a “closing of the books basis.. The parties hereto agree that no ratable allocation election under Treasury Regulations Section 1.1502-76(b)(2)(ii) or any other similar Law shall be made with respect to any of the transactions contemplated by this Agreement.
6.7.4.Payment of Transfer Taxes and Fees. The Seller Parties shall collectively pay fifty percent (50%) and the Acquisition Company shall pay fifty percent (50%) of all Transfer Taxes arising out of or in connection with the transactions effected pursuant to this Agreement; provided, however, that any and all Transfer Taxes in Germany are the responsibility of Buyer. The Seller Parties shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes and the Buyer shall provide such cooperation in connection with the preparation and filing of such documentation and Tax Returns as may be reasonably requested by the Representative.
6.7.5.Termination of Tax Sharing Agreements. The Seller Parties shall (and the Seller Parties shall cause the Acquired Companies to) ensure that (i) any and all Tax allocation agreements, Tax sharing agreements or similar agreements or arrangements binding on any Acquired Company shall be terminated with respect to the Acquired Company as of the day before the Closing Date and (ii), from and after the Closing Date, no Acquired Company shall have any obligation to make any payments in respect thereof to any Person for any period.
6.7.6.Tax Contests.
6.7.6.1.From and after the Closing, the Buyer agrees to give reasonably prompt written notice to the Representative of the receipt of any written notice by any Acquired Company after the Closing from a Governmental Body stating that such Governmental Body is commencing any audit or other Action against the Acquired Companies with respect to any Taxes of the Acquired Companies for any Pre-Closing Period and for which an indemnity would reasonably be expected to be sought by the Buyer or the Acquisition Company from the Seller Parties under Article IX (a “Tax Claim”); provided, that failure to comply with this notice provision shall not affect the Buyer’s or the Acquisition Company’s right to indemnification hereunder. From and after the Closing, the Representative agrees to give reasonably prompt written notice to the Buyer of any written notices received by any Seller Party relating to any Tax Claim.
6.7.6.2.The Representative shall be entitled, at the Seller Parties sole cost and expense, to elect to control the contest or resolution of any Tax Claim that relates solely to a taxable period of the Acquired Companies ending on or before the Closing Date (which excludes, for the avoidance of doubt, all Tax Claims related, in whole or in part, to any Straddle Period) if the Representative delivers to Buyer written notice of such election during the ten (10) day period immediately following the day on which the Representative first receives notice of such Tax Claim from Buyer; provided, however, that the Representative shall (A) keep the Buyer reasonably informed with respect to the status and nature of any such Tax Claim, including the status of any settlement negotiations, (B) permit the Buyer to participate in all aspects of any such Tax Claim, including employing counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by the Buyer or the Acquisition Company and (C) not settle or compromise, or cease to defend, any such Tax Claim without the prior written consent of the Buyer, which shall not be unreasonably withheld, conditioned or delayed.
6.7.6.3. The Buyer or the Acquisition Company shall have the right to control the contest or resolution of any Tax Claim that relates to any Straddle Period of any Acquired Company; provided, however, with respect to any such Tax Claim, the Buyer shall (A) keep the Representative reasonably informed with respect to the status and nature of any such Tax Claim, including the status of any settlement negotiations, (B) at the Representative’s written request, permit the Representative to participate in all aspects of any such Tax Claim, including employing counsel of the Representative’s choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by the Representative (on behalf of the Shareholders) and (C) not settle or compromise, or cease to defend, any such Tax Claim without the prior written consent of the Representative, which shall not be unreasonably withheld, conditioned or delayed.
6.7.7.M. Co. Side Letter Payment. No deduction, amortization, or other Tax benefit with respect to the payment arising from the M. Co. Side Letter shall be taken into account in determining the Income Taxes of any Acquired Company with respect to any Pre-Closing or Post-Closing Tax Period.

6.8.Exclusivity. Except with respect to this Agreement and the transactions contemplated hereby, the Seller Parties agree that they will not, and they will cause the Acquired Companies and their respective directors, officers, managers, employees, Affiliates and other agents and representatives (including any investment banking, legal or accounting firm retained by it or any of them and any individual member or employee of the foregoing) not to (a) encourage, initiate, solicit, seek or respond to, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation, recapitalization, business combination, liquidation, dissolution, equity investment or similar transaction involving, or any purchase of all or any substantial portion of the assets or any equity or equity-linked securities of, any Acquired Company, or which could reasonably be expected to impair, prevent or delay or dilute the benefits to the Buyer and the Acquisition Company of the transactions contemplated by this Agreement and the Ancillary Agreements (any such proposal or offer being hereinafter referred to as a “Proposal”); (b) continue, engage in, initiate or otherwise participate in, any negotiations concerning, or provide any information or data to, or have any substantive discussions with, any Person relating to a Proposal; (c) otherwise facilitate or cooperate in any effort or attempt to make, implement or accept a Proposal; or (d) enter into Contract with any Person relating to a Proposal. The Seller Parties shall notify the Buyer in writing immediately of (and in any event within three (3) Business Days of the receipt of) any inquiries, proposals or offers related to a Proposal received by, any information or data is requested from, or any negotiations or discussions related to a Proposal are sought to be initiated or continued with, any Seller Party, the Company or any of their respective directors, officers, managers, Employees and Affiliates or, to the Knowledge of the Company, any other agents and representatives (including any investment banking, legal or accounting firm retained by it or any of them and any individual member or employee of the foregoing), including in such notification, as applicable, the material terms and conditions of such inquiry, proposal, offer, request, negotiations or discussions, and the identity of the Person making the same.
6.9.Restrictive Covenants.
6.9.1.Each of the Seller Parties and the Guarantors (the “Seller Restricted Parties”) covenants that, commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Restricted Period”), such Seller Restricted Party shall not, and shall cause its, his or her respective Affiliates not to, directly or indirectly, in any capacity, (i) engage in, including as an officer, director, employee, consultant, advisor, principal, or otherwise, or assist others in engaging in any business, anywhere in the world, which is engaged, either directly or indirectly, in any business that is the same or similar to the business conducted by Acquired Companies on the Closing Date or as conducted or proposed to be conducted at any time during the 24-month period prior to the Closing Date, including, without limitation, the design, development, manufacturing, marketing, licensing, sale, distribution and support of pumps and systems and related services and support (collectively, the “Restricted Business”), (ii) have any direct or indirect ownership interest or other interest in, or permit its name to be used in connection with, any Person that engages directly or indirectly in the Restricted Business, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant, or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between any Acquired Company and customers or suppliers of any Acquired Company, including, without limitation, soliciting the Company’s past, present, or future customers. Notwithstanding the foregoing, each Seller Restricted Party may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Seller Restricted Party is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 1% or more of any class of securities of such Person.
6.9.2.During the Restricted Period, each Seller Restricted Party shall not, and shall cause any of its, his or her respective Affiliates not to, directly or indirectly, hire or solicit any employee of any Acquired Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.9(b) shall prevent a Seller Restricted Party or any of its, his or her Affiliates from hiring any employee whose employment has been terminated by an Acquired Company, the Buyer, or the Acquisition Company.
6.9.3.Each such Seller Restricted Party shall not (and shall cause its, his or her Affiliates not to) (i) solicit or induce, or in any manner attempt to solicit or induce, or cause or authorize any other Person to solicit or induce any Person to cease, diminish or not commence doing business with any Acquired Company, the Acquisition Company, the Buyer or its Affiliates or (ii) solicit or induce any past, present, or future customer or supplier of the Company to do business with any Seller Restricted Party or any of its, his or her Affiliates.
6.9.4.From and after the Closing Date, each Seller Restricted Party shall not (and shall cause its, his or her respective Affiliates not to) disparage any Acquired Company, the Acquisition Company, the Buyer or its Affiliates to any Person.
6.9.5.The Seller Restricted Parties acknowledge that the restrictions contained in this Section 6.9 are reasonable and necessary to protect the legitimate interests of the Buyer and the Acquisition Company and constitute a material inducement to the Buyer and the Acquisition Company to enter into this Agreement and consummate the transactions contemplated by this Agreement. The Seller Restricted Parties acknowledge that any violation of this Section 6.9 will result in irreparable injury to the Buyer and the Acquisition Company and agree that the Buyer and the Acquisition Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 6.9, which rights shall be cumulative and in addition to any other rights or remedies to which the Buyer or the Acquisition Company may be entitled. Without limiting the generality of the foregoing, the Restricted Period shall be extended for an additional period equal to any period during which any Seller Restricted Party is in breach of its obligations under this Section 6.9.
6.9.6.In the event that any covenant contained in this Section 6.9 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.9 and each provision thereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
6.10.Regulatory Filings.
6.10.1.Subject to Section 6.11, the Acquired Companies shall (and the Seller Parties shall cause the Acquired Companies to): (i) make or cause to be made all filings and submissions under any Laws or regulations applicable to the Acquired Companies required for the consummation of the transactions contemplated herein, (ii) coordinate and cooperate with the Buyer in exchanging such information and providing such assistance as the Buyer may reasonably request in connection with all of the foregoing, (iii) supply promptly any and all additional information and documentary material that may be requested by the Buyer or any Governmental Entity in connection with such filings, (iv) make any further filings pursuant thereto that may be necessary, proper, or advisable in the Buyer’s unilateral decision in connection therewith and (v) take all actions necessary to obtain all required clearances subject to the Buyer’s unilateral decision.

6.11.Antitrust Notification.
6.11.1.The Company and the Buyer shall (i) have filed on or before August 3, 2026 with the United States Federal Trade Commission and the United States Department of Justice, the notification and report form required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act, which forms shall not request early termination of the waiting period prescribed by the HSR Act, and (ii) as promptly as practicable and before the expiration of any relevant legal deadline file with any other Governmental Entity, any other filings (or drafts if required), reports, information and documentation required for the transactions contemplated hereby pursuant to any Other Antitrust Regulations. The Company and the Buyer shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any Other Antitrust Regulations. All filing fees payable in connection with the filings described in this Section 6.11(a)(i) and (ii) shall be paid by the Buyer or the Acquisition Company.
6.11.2.The Company, the Seller Parties, the Buyer, and the Acquisition Company shall: (i) use their commercially reasonable efforts to promptly obtain any clearance required under the HSR Act and any Other Antitrust Regulations for the consummation of this Agreement and the transactions contemplated hereby; (ii) keep each other apprised of the status of any material communications with, and any inquiries or requests for additional information from any Governmental Entity; and (iii) comply promptly with any such inquiry or request and supply to any Governmental Entity without undue delay any additional information requested; provided further, however, that no party nor any of their respective Affiliates shall be obligated in agree to any structural or conduct relief or to litigate.
6.11.3.The parties hereto commit to instruct their respective counsel to cooperate with each other and use commercially reasonable efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act and any Other Antitrust Regulations at the earliest practicable dates. Such commercially reasonable efforts and cooperation include counsel’s undertaking (i) to keep each other appropriately informed of material communications from and to personnel of the reviewing Governmental Entities, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Entities and the content of any such contacts or presentations. Neither the Company, the Seller Parties, nor the Buyer or the Acquisition Company shall participate in any material meeting or discussion with any Governmental Entity with respect of any such filings, applications, investigation, or other inquiry without giving the other party prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Entity, the opportunity to attend and participate in such meeting or discussion (which, at the request of either the Buyer or the Company, shall be limited to outside antitrust counsel only). To the extent permitted by Law, the Company and the Buyer shall each have the opportunity to review and provide comments, which the other party will consider in good faith, on the content of any filings (as contemplated by Section 6.11(b)), material communications, presentations, white papers or other written materials to be submitted to any Governmental Entity in advance of any such submission. Notwithstanding anything in this Agreement to the contrary, the Buyer shall control the strategy for, and oral and written communications (and other content) with any applicable Government Entity or private party relating to, the duties set forth in Section 6.11.
6.12.Director and Officer Indemnification.
6.12.1.For a period of six (6) years after the Closing, Buyer and the Acquisition Company shall cause the Acquired Companies to fulfill and honor their obligations set forth in the Acquired Companies’ Organizational Documents in effect on the date hereof, and which have been provided to the Buyer, relating to the exculpation or indemnification (including advancement of expenses) of Pre-Closing Indemnitees with respect to claims arising out of matters occurring prior to the Closing, it being the intent of the parties that the Pre-Closing Indemnitees shall continue to be entitled to such exculpation and indemnification (including advancement of expenses); provided, however, that such indemnification, exculpation and advancement of expenses shall not be required to the extent arising from actions, omissions or matters that (i) constitute a breach, or but for the passage of time would constitute a breach, by any Pre-Closing Indemnitees or the Acquired Companies of this Agreement or the Ancillary Agreements, (ii) involve criminal conduct by such Pre-Closing Indemnitee, (iii) involve fraud, willful misconduct or intentional misconduct by such Pre-Closing Indemnitee or the Acquired Companies or (iv) are not permitted to be indemnified under applicable Law. Notwithstanding the foregoing, no claims for indemnification made by Buyer, the Acquisition Company or any Buyer Indemnitee under this Agreement shall be a basis for a claim of indemnification, exculpation or advancement of expenses pursuant to the foregoing by Pre-Closing Indemnitees.
6.12.2.Prior to the Closing, the Company shall convert the current director, manager and officer liability policy (the “Current D&O Policy”), effective as of the Closing and on terms agreeable to the Seller Parties and Buyer, to a six (6) year “run-off” policy (the “D&O Tail Policies”) for the benefit of the directors, managers and officers of the Acquired Companies prior to the Closing Date (the “Pre-Closing Indemnities”). The D&O Tail Policies will provide continuing liability coverage, substantially comparable as to limits, deductibles and other features to the Current D&O Policy, for claims made against the Pre-Closing Indemnities during the six (6) years following the Closing Date for actions taken by or omitted to be taken by them prior to the Closing Date; provided, that the Company may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring on or prior to the Closing Date. The cost and expense of the D&O Tail Policies shall be borne by the Seller Parties.
6.12.3.In the event that Buyer, the Acquisition Company, the Acquired Companies or any of their respective successors or assigns (i) consolidates with or mergers into any other Person and is not the continuing or surviving Person or entity in such consolidation or merger, or (ii) the transfers of all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made for the successors and assigns of Buyer, the Acquisition Company or the Acquired Companies, as the case may be, to assume the obligations set forth in this Section 6.12(c). The provisions of this Section 6.12(c) are intended to be for the benefit of, and will be enforceable by, each Pre-Closing Indemnitee, his or her heirs and his or her legal representatives, and are in addition to, and not in substitution for, any other right to indemnification or contribution that any such Person may have by contract or otherwise.
6.13.Closing Conditions. From the date hereof until the Closing, each party hereto shall, and the Seller Parties shall cause the Acquired Companies to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.
6.14.Standstill.
6.14.1.The Shareholders agree that, from the date hereof for a period of 18 months after the Measurement Date (the “Standstill Period”), they will not in any manner, directly or indirectly, or in conjunction with any other Person, (i) make any statement or proposal to the board of directors of Buyer, any of Buyer’s representatives or Affiliates or any of Buyer’s shareholders regarding, or make any public announcement, proposal, or offer (including any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A of the Securities Exchange Act of 1934, as amended) with respect to, or otherwise solicit, seek, or offer to effect (including, for the avoidance of doubt, indirectly by means of communication with the press or media): (A) any business combination, merger, tender offer, exchange offer, or similar transaction involving Buyer or any of its Subsidiaries, (B) any restructuring, recapitalization, liquidation, or similar transaction involving Buyer or any of its Subsidiaries, (C) any acquisition or disposition of any of Buyer’s loans, debt securities, equity securities or assets, or rights or options to acquire interests in any of Buyers’s loans, debt securities, equity securities, or assets (not counting any purchase of assets in the ordinary course), (D) any proposal to seek representation on the board of directors of Buyer or otherwise seek to control or influence the management, board of directors or policies of Buyer, or (E) any proposal, arrangement, or other statement that is inconsistent with the terms of this Section 6.14; (ii) form, join or in any way participate in a “group” (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) or otherwise act, alone or with others, to seek to acquire or affect control or influence the management, board of directors or policies of Buyer; (iii) instigate, encourage, assist or enter into any discussions or arrangements with any third party regarding the items set forth in the foregoing clauses (i) and (ii); (iv) acquire (or propose or agree to acquire), of record or beneficially, by purchase or otherwise, any loans, debt securities, equity securities, or assets of Buyer or any of its Subsidiaries, or rights or options to acquire interests in any of Buyer’s, or any Subsidiary of Buyer’s, loans, debt securities, equity securities, or assets; or (v) take any action which might force Buyer to make a public announcement regarding any of the foregoing, request publicly that Buyer amend, terminate or waive any provision of this paragraph or directly or indirectly, enter into any agreement, arrangement or understanding, or engage in any discussions which might lead thereto, with any other Person regarding any transaction involving Buyer of the type and for the term described above (the restrictions set forth in the foregoing clauses (i) through (v), the “Standstill Restrictions”); provided, that nothing in this Section 6.14 shall limit the Shareholders in any way from voting (including the granting or withholding of any consent) any Buyer securities in any manner. For purposes of this Section 6.14, “Confidential Information” means the information provided to the Shareholders (i) as a result of the grant of any Performance Restricted Stock Units pursuant to a Performance Restricted Stock Unit Agreement, or (ii) that was disclosed by Buyer, in connection with the negotiation of this Agreement and the transactions contemplated hereby, as confidential, or which by its nature is generally considered proprietary and confidential, including without limitation, trade secrets, and all copies thereof, whether created by Buyer, the Acquisition Company, the Company, or the Shareholders, and all summaries, analyses, compilations, data, studies or other documents prepared by the Company, the Shareholders, or their representatives and Affiliates containing, or based in whole or in part on any such furnished information.
6.14.2.Each Shareholder acknowledges that the Confidential Information will contain or constitute material information about Buyer and the Acquisition Company that has not been disclosed to the public generally. Each Shareholders understands and agrees that it and its representatives and Affiliates may be subject to fines, penalties and other liabilities under applicable securities laws if such Shareholder or its representatives and Affiliates trade in Buyer’s securities while in possession of any such material non-public information or communicate such information to any other Person who trades in such securities. Each Shareholder agrees not to use any Confidential Information in contravention of the United States securities laws, including the Securities Exchange Act of 1934, as amended, or any rules and regulations promulgated thereunder
6.15.M. Co.. The Seller Parties shall take, and shall cause the Acquired Companies to take, such actions as are necessary to maintain the Acquired Companies’ good and normal course of dealing with M. Co. and so as not to disrupt the Acquired Companies’ current relationship with M. Co.
6.16.Post Closing Operation of the Acquired Companies.
6.16.1.Subject to the terms of this Agreement and the Ancillary Agreements, subsequent to the Closing, Buyer and the Acquisition Company shall have sole discretion with regard to all matters relating to the operation of its and the Acquired Companies’ business; provided, however, that prior to the Measurement Date, Buyer and the Acquisition Company shall, and shall cause the Acquired Companies to, (i) operate in good faith and not take any actions with the intent that the primary purpose of such actions is to avoid or reduce the value of the Performance Restricted Stock Units, and (ii) use commercially reasonable efforts to ensure that reasonably adequate records to enable the determination of Gross Profit (as defined in the Performance Restricted Stock Unit Agreements) are maintained.
6.16.2.The Shareholders hereby acknowledge that the Performance Restricted Stock Units are speculative and are subject to numerous factors outside the control of the Buyer, the Acquisition Company or the Company and that there is no assurance that they will receive any value from the Performance Restricted Stock Units and none of the Buyer, the Acquisition Company, the Company or any of their Affiliates or their respective directors, officers, managers, employees or equity holders has promised nor projected any value from the Performance Restricted Stock Units.
6.17.Employment of Steven S. Bruggeman. Steven S. Bruggeman and the Company agree that Steven S. Bruggeman will be employed by the Company, pursuant to the terms set forth on Exhibit G, until December 31, 2026, which shall be the agreed upon date of his termination of employment.
6.18.Further Assurances. Except as otherwise provided herein, the Buyer, the Acquisition Company and the Seller Parties shall (and the Seller Parties shall cause the Acquired Companies to) use their commercially reasonable efforts to take, or cause to be taken, all actions necessary or appropriate to consummate and make effective the transactions contemplated by this Agreement. If at any time (whether before or after the Closing) any further action is necessary or appropriate to carry out the purposes of this Agreement, the parties shall use their commercially reasonable efforts to take, or cause to be taken, that action.
7.
CONDITIONS TO CLOSING
7.1.Conditions to Obligations of the Buyer, the Acquisition Company and the Seller Parties. The obligations of the Buyer, the Acquisition Company and the Seller Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions:
7.1.1.All applicable waiting periods (including any extensions thereof) under the HSR Act and Other Antitrust Regulations shall have expired or been terminated.
7.1.2.No temporary restraining Order, preliminary or permanent injunction or other Order and no Action shall be in effect or have been instituted or threatened enjoining, prohibiting or otherwise preventing, or seeking to enjoin, prohibit or otherwise prevent the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.
7.1.3.No Law shall have been enacted or shall be deemed applicable to the transactions contemplated by this Agreement which makes the consummation of such transactions illegal.
7.2.Conditions to Obligations of the Buyer and the Acquisition Company. The obligation of the Buyer and the Acquisition Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver in writing by the Buyer in its sole discretion) of the following further conditions:
7.2.1.(i) Each of the representations and warranties made by any Seller Party in this Agreement (other than the Fundamental Representations) shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) on and as of the date hereof and as of the Closing with the same effect as if made at and as of the Closing (except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be so true and correct has not had a Material Adverse Effect, whether individually or in the aggregate and (ii) each of the Fundamental Representations made by any Seller Party in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), as of the date hereof and as of the Closing with the same effect as if made at and as of the Closing (except to the extent that such Fundamental Representations refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct in all respects as of such earlier date).
7.2.2.Each Seller Party shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with at or prior to the Closing; provided, that with respect to obligations and covenants that are qualified by materiality, the Seller Parties are required to perform such obligations and covenants, as so qualified, in all respects.
7.2.3.During the period from the date of this Agreement until the Closing, no event or events shall have occurred that, individually or in the aggregate, have had, or could reasonably be expected to have, with or without lapse of time, a Material Adverse Effect.
7.2.4.The Buyer shall have received certificates dated the Closing Date signed on behalf of each Seller Party to the effect that the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c) have been satisfied.
7.2.5.The Seller Parties shall have executed and delivered (or caused to be executed and delivered) to the Buyer and the Acquisition Company all agreements and other documents required to be executed and delivered to the Buyer and the Acquisition Company pursuant to this Agreement at or prior to the Closing (including stock certificates for all outstanding shares of capital stock of the Company and all other certificates, documents and instruments required to be delivered to the Buyer and the Acquisition Company at the Closing pursuant to Section 2.3(b)).
7.2.6.The Buyer shall have received an updated Employee Information List within ten (10) days of the Closing and as of the Closing.
7.2.7.M. Co. shall not have given any Acquired Company or any Seller Party notice terminating, canceling, or threatening to terminate or cancel (or reduce business under) any Contract or relationship with any Acquired Company (or otherwise advised any Acquired Company or any Seller Party of such actions or intentions). No Acquired Company will, or will be alleged to be, in breach or default under, or have received any notice of breach of, default under, any Contract with M. Co.
7.3.Conditions to Obligations of the Seller Parties. The obligation of the Seller Parties to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver in writing by the Representative) of the following further conditions:
7.3.1.Each of the representations and warranties of the Buyer and the Acquisition Company set forth in this Agreement (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date with the same effect as if made at and as of the Closing Date (except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct in all respects as of such earlier date), in each case, except as would not otherwise materially and adversely affect the Buyer’s or the Acquisition Company’s ability to consummate the transactions contemplated by this Agreement.
7.3.2.The Buyer and the Acquisition Company shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with at or prior to the Closing; provided, that with respect to obligations and covenants that are qualified by materiality, the Buyer and the Acquisition Company are required to perform such obligations and covenants, as so qualified, in all respects.
7.3.3.The Seller Parties shall have received a certificate dated the Closing Date signed on behalf of the Buyer and the Acquisition Company by an officer of the Buyer to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.
7.3.4.The Buyer and the Acquisition Company shall have executed and delivered to the Seller Parties all agreements and other documents required to be executed and delivered to the Seller Parties pursuant to this Agreement at or prior to the Closing (including all certificates, documents and instruments required to be delivered to the Seller Parties the Closing pursuant to Section 2.3(a)) and the Acquisition Company shall have made the payment required to be made by the Acquisition Company at the Closing pursuant to Sections 2.3(a)(i).
8.
TERMINATION
8.1.Termination.
8.1.1.This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:
8.1.1.1.by mutual written consent of the Buyer, on behalf of itself and the Acquisition Company, on the one hand, and the Representative, on the other hand;
8.1.1.2.by the Buyer, on behalf of itself and the Acquisition Company, on the one hand, and the Representative, on the other hand, if the Closing does not occur on or before September 15, 2026; provided that the right to terminate this Agreement under this clause (ii) shall not be available to any party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of, or resulted in the failure of, the Closing to occur on or before such date;
8.1.1.3.by the Buyer, on behalf of itself and the Acquisition Company, if (A) any Seller Party shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Seller Parties such that the closing condition set forth in Section 7.2(b) would not be satisfied, or (B) there exists a breach of any representation or warranty of any Seller Party contained in this Agreement such that the closing condition set forth in Section 7.2(a) would not be satisfied; provided, (1) in the case of clause (A) and (B) of this Section 8.1(a)(iii), that such breach is not cured by the Seller Parties within fifteen (15) days after the Seller Parties receive written notice of such breach from the Buyer and (2) the Buyer, on behalf of itself and the Acquisition Company, shall not be entitled to terminate this Agreement pursuant to clause (A) or (B) of this Section 8.1(a)(iii) if, at the time of such termination the Buyer or the Acquisition Company is in breach of any representation, warranty, covenant or other agreement contained herein in a manner that the conditions to Closing set forth in Section 7.3(a) or Section 7.3(b), as applicable, would not been satisfied;
8.1.1.4.by the Representative if (A) the Buyer or the Acquisition Company shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Buyer or the Acquisition Company such that the closing condition set forth in Section 7.3(b) would not be satisfied or (B) there exists a breach of any representation or warranty of the Buyer or the Acquisition Company contained in this Agreement such that the closing condition set forth in Section 7.3(a) would not be satisfied; provided, (1) in the case of clause (A) and (B) of this Section 8.1(a)(iv), that such breach is not cured by the Buyer or the Acquisition Company within fifteen (15) days after the Buyer receives written notice of such breach from the Representative and (2) the Representative shall not be entitled to terminate this Agreement pursuant to this Section 8.1(a)(iv) if, at the time of such termination any Seller Party is in breach of any representation, warranty, covenant or other agreement contained herein in a manner that the conditions to Closing set forth in Section 7.2(a) or Section 7.2(b), as applicable, would not been satisfied;
8.1.1.5.by the Buyer, on behalf of itself and the Acquisition Company, on the one hand, or the Representative, on the other hand, if a Governmental Entity shall have issued an Order or taken any other Action, in any case having the effect of restraining, enjoining or otherwise prohibiting, or attempting to restrain, enjoin or otherwise prohibit, the transactions contemplated by this Agreement and such Order or other Action is final and non-appealable; or
8.1.1.6.by the Buyer, on behalf of itself and the Acquisition Company, if there has occurred any Material Adverse Effect or any event or events have occurred that, individually or in the aggregate, have had, or could reasonably be expected to have, with or without lapse of time, a Material Adverse Effect.
8.1.2.The party desiring to terminate this Agreement pursuant to Sections 8.1(a)(ii), 8.1(a)(iii), 8.1(a)(iv) or 8.1(a)(v) shall give written notice of such termination to the other parties hereto.
8.2.Effect of Termination. In the event of termination of this Agreement in accordance with Section 8.1, this Agreement will forthwith become void and have no effect, without any Liability (other than with respect to any claim for breach of any representation, warranty, covenant or agreement set forth in this Agreement); provided, that the provisions of Sections 6.5, 6.6 and 8.2, Article IX and Article X will survive any termination hereof pursuant to Section 8.1.
9.
INDEMNIFICATION
9.1.Survival.
9.1.1.All of the representations and warranties contained in this Agreement shall survive the Closing until the fifteen (15)-month anniversary of the Closing Date (the “General Survival Period”); provided, that the Fundamental Representations shall survive the Closing until the shorter of (i) the sixth anniversary of the Closing Date and (ii) the date that is sixty (60) days after the date on which the statute of limitations applicable to the matter covered by such representation or warranty (giving effect to any waiver, mitigation or extension thereof) expires; provided, however, that the representations and warranties contained in Section 4.5, shall survive the Closing until the later of (i) the sixth anniversary of the Closing Date and (ii) the date that is sixty (60) days after the date on which the statute of limitations applicable to the matter covered by such representation or warranty (giving effect to any waiver, mitigation or extension thereof) expires; provided, further, that the representations, warranties and indemnities for which an claim for indemnification pursuant to this Article IX is pending as of the end of the applicable period referred to above shall survive with respect to such claim until the final disposition thereof.

9.1.2.All of the covenants and agreements of the parties contained in this Agreement or in any certificate or instrument executed and delivered in connection with this Agreement, shall survive the Closing until performed in accordance with their terms.
9.1.3.Notwithstanding anything set forth in this Section 9.1 to the contrary, in the event that any breach or alleged breach of any representation or warranty results from such party’s fraud, such representation or warranty shall survive indefinitely and continue in full force and effect without any time limitations with respect to such breach or alleged breach.
9.2.Indemnification by the Seller Parties. Each Seller Party shall, jointly and severally, indemnify and defend the Buyer, the Acquisition Company, and their Affiliates (including, after the Closing, each Acquired Company) and their respective stockholders, members, managers, officers, directors, employees, agents, successors and assigns (the “Buyer Indemnitees”) against, and shall hold them harmless from, any and all losses, damages, claims (including third party claims), charges, Liabilities, actions, suits, proceedings, interest, penalties, Taxes, diminutions in value, costs and expenses (including legal, consultant, accounting and other professional fees, costs of sampling, testing, investigation, removal, treatment and remediation of contamination and fees and costs incurred in enforcing rights under this Agreement) (collectively, “Losses”) resulting from, arising out of, or incurred by any Buyer Indemnitee in connection with, or otherwise with respect to (a) any inaccuracy or breach of any representation or warranty made or given by the Seller Parties in Article III or Article IV of this Agreement or in any certificate or instrument delivered by or on behalf of the Seller Parties pursuant to this Agreement; (b) any breach by the Seller Parties of, or any failure by the Seller Parties to perform or comply with, any covenant or agreement contained in this Agreement; (c) any actual or alleged errors, omissions or inaccuracies in the Allocation Schedule; (d) any Indemnified Taxes; (e) any Special Indemnity Matters; and (f) any amount by which the M. Co. LOC Amount is greater than the M. Co. LOC Target Amount. For purpose of this Section 9.2, any inaccuracy or breach of any representation or warranty or any breach of any covenant or agreement by the Seller Parties, and the amount of Losses associated therewith, shall be determined without regard and without giving effect to any “materiality”, “Material Adverse Effect” or similar qualification and “Knowledge” or similar qualification.
9.3.Indemnification by the Buyer and the Acquisition Company. The Buyer and the Acquisition Company, jointly and severally, shall indemnify and defend the Seller Parties and their respective Affiliates, trustees, beneficiaries, successors and assigns (the “Seller Indemnitees”) against, and shall hold them harmless from, any and all Losses resulting from, arising out of, or incurred by any Seller Indemnitee in connection with, or otherwise with respect to (a) any inaccuracy or breach of any Fundamental Representation made or given by the Buyer or the Acquisition Company in Article V or in any certificate or instrument delivered by or on behalf of the Buyer or the Acquisition Company pursuant to this Agreement, and (b) any breach by the Buyer or the Acquisition Company of, or any failure by the Buyer or the Acquisition Company to perform or comply with, any covenant or agreement contained in this Agreement. For purpose of this Section 9.3, any inaccuracy or breach of any representation or warranty or any breach of any covenant or agreement by the Buyer or the Acquisition Company, and the amount of Losses associated therewith, shall be determined without regard and without giving effect to any “materiality”, “material adverse effect” or similar qualification and “Knowledge” or similar qualification.
9.4.Recovery; Indemnity Holdback Amount.
9.4.1.Any indemnification claims brought by any of the Buyer Indemnitees pursuant to Section 9.2(a), 9.2(d), 9.2(e) solely with respect to prong (b) of the definition of Special Indemnity Matters, and 9.2(f), that do not relate to Fundamental Representations, except for the Fundamental Representations contained in Sections 4.5 and 4.14, shall be satisfied (i) first, by offset against the Indemnity Holdback Amount, and (ii) second, by wire transfer of immediately available funds from the Seller Parties to an account designated in writing by the applicable Buyer Indemnitees, within ten (10) days after the determination of the amount of a claim (1) the existence and amount of which is evidenced by a final, non-appealable judgment of a court of competent jurisdiction, or (2) addressed by a written agreement between Buyer and Representative that confirms one party’s responsibility for, and the amount of, Losses with respect thereto (or otherwise conclusively determined a Loss in accordance with Article IX, including Section 9.6).
9.4.2.Any indemnification claims brought by any of the Buyer Indemnitees pursuant to this Article IX, other than claims subject to Section 9.4(a) or 9.2(e) solely with respect to prong (c) of the definition of Special Indemnity Matters shall be satisfied, at Buyer’s sole discretion, (i) by offset against the Indemnity Holdback Amount, (ii) (A) for any Performance Restricted Stock Units then-outstanding that have not yet vested, by automatic and immediate forfeiture and (B) for any Performance Restricted Stock Units that have already vested, by assignment of said Performance Restricted Stock Units to the Company, and (iii) by wire transfer of immediately available funds from the Seller Parties to an account designated in writing by the applicable Buyer Indemnitees, within ten (10) days after the determination of the amount of a claim (1) the existence and amount of which is evidenced by a final, non-appealable judgment of a court of competent jurisdiction, or (2) addressed by a written agreement between Buyer and Representative that confirms one party’s responsibility for, and the amount of, Losses with respect thereto (or otherwise conclusively determined a Loss in accordance with Article IX, including Section 9.6).
9.4.3.Any indemnification claims brought by any of the Buyer Indemnitees pursuant to this Article IX, other than claims subject to Section 9.4(a) or 9.4(b), shall be satisfied, at Buyer’s sole discretion, (i) (A) for any Performance Restricted Stock Units then-outstanding that have not yet vested, by automatic and immediate forfeiture and (B) for any Performance Restricted Stock Units that have already vested, by assignment of said Performance Restricted Stock Units to the Company, and (ii) by wire transfer of immediately available funds from the Seller Parties to an account designated in writing by the applicable Buyer Indemnitees, within ten (10) days after the determination of the amount of a claim (1) the existence and amount of which is evidenced by a final, non-appealable judgment of a court of competent jurisdiction, or (2) addressed by a written agreement between Buyer and Representative that confirms one party’s responsibility for, and the amount of, Losses with respect thereto (or otherwise conclusively determined a Loss in accordance with Article IX, including Section 9.6).
9.4.4.On the last day of the General Survival Period (the “Release Date”), the Acquisition Company shall pay to the Shareholders (in accordance with their Pro Rata Portion) an amount equal to the Indemnity Holdback Amount minus the sum of (i) the amounts offset against the Indemnity Holdback Amount (whether pursuant to Section 2.4(e), or Section 9.4(a), or Section 9.4(b)) and (ii) an amount equal to any Losses for which any Buyer Indemnitee may be entitled to indemnification hereunder as a result of pending, but unresolved, claims for indemnification for which Buyer has provided a written claim notice to Representative prior to the Release Date (a “Dispute” and each such amount, a “Disputed Amount”; the aggregate amount in respect of such Disputes, the “Remaining Indemnity Holdback Amount”).
9.4.5.Following the Release Date and no later than five (5) Business Days following the final resolution of any Dispute under this Agreement, the Acquisition Company shall pay to the Shareholders (in accordance with their Pro Rata Portion) an amount equal to the Remaining Indemnity Holdback Amount, less the aggregate Disputed Amounts in respect of any unresolved Disputes at such time. For the avoidance of doubt, in no event shall the Shareholders be entitled to aggregate payments pursuant to this Section 9.4 in excess of the Indemnity Holdback Amount.

9.4.6.The parties hereto agree that the Performance Restricted Stock Units issued pursuant to the Performance Restricted Stock Unit Agreements shall not vest, notwithstanding anything to the contrary in the Performance Restricted Stock Unit Agreements, until Buyer has received a joint written instruction, satisfactory to the Buyer, duly executed by the Representative and Houlihan Lokey Capital, Inc. (the “Joint Written Instruction”) that Houlihan Lokey Capital, Inc. has been paid all remaining amounts and payment obligations owing to Houlihan Lokey Capital, Inc. under the Houlihan Lokey Agreements, including the Contingent Payments (as defined in the Engagement Agreement, dated July 16, 2024, by and between the Company and Houlihan Lokey Capital, Inc.). Upon the receipt of the Joint Written Instruction, the Buyer shall cause the Performance Restricted Stock Units to vest pursuant to the terms of Section 3 of the Performance Restricted Stock Unit Agreements. If, at any time, (A) a dispute exists with respect to any obligation of the Selling Parties and Houlihan Lokey Capital, Inc. for the payment of fees pursuant to the Houlihan Lokey Agreements or (B) Buyer is unable to determine, to Buyer’s sole satisfaction, Buyer’s proper actions with respect to this Section 9.4(f), then Buyer may suspend the vesting of the Performance Restricted Stock Units issued pursuant to the Performance Restricted Stock Unit Agreements. Buyer and its Affiliates (including, without limitation, after the Closing the Acquired Companies) shall have no liability to the Selling Parties or Houlihan Lokey Capital, Inc. for any such suspension of vesting. Buyer and its Affiliates (including, without limitation, after the Closing the Acquired Companies) shall have no liability under and no duty to inquire as to the provisions of any document other than the Joint Written Instruction, including without limitation any other agreement between the Selling Parties and Houlihan Lokey Capital, Inc. or any other Persons even though reference thereto may be made within the Joint Written Instruction and whether or not a copy of such document has been provided to Buyer. Buyer shall not be responsible for or have any duty to make any calculations under the Houlihan Lokey Agreements, or to determine when any calculation required under the provisions of the Houlihan Lokey Agreements should be made, how it should be made or what it should be, or to confirm or verify any such calculation. Buyer may conclusively rely upon the Joint Written Instruction, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which Buyer may assume to be genuine and to have been signed or presented by the Person purporting to sign it and shall have no responsibility or duty to make inquiry as to or to determine the truth, accuracy or validity thereof (or any signature appearing thereon). In no event shall Buyer or its Affiliates (including, without limitation, after the Closing the Acquired Companies) be liable for (i) acting in accordance with or conclusively relying upon the Joint Written Instruction believed by Buyer to have been created by or on behalf of the Seller Parties or Houlihan Lokey Capital, Inc., or (ii) incidental, indirect, special, consequential or punitive damages or penalties of any kind (including, but not limited to lost profits), even if Buyer has been advised of the likelihood of such damages or penalty and regardless of the form of action. If any portion of the Performance Restricted Stock Units is at any time attached, garnished or levied upon, or otherwise subject to any writ, order, decree or process of any court, or in case vesting of the Performance Restricted Stock Units is stayed or enjoined by any court order, Buyer is authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders, decrees or process so entered or issued, whether with or without jurisdiction; and if Buyer relies upon or complies with any such writ, order, decree or process, Buyer and its Affiliates (including, without limitation, after the Closing the Acquired Companies) will not be liable to the Seller Parties or Houlihan Lokey Capital, Inc. or to any other Person by reason of such compliance even if such order is reversed, modified, annulled, set aside or vacated.
9.5.Indemnification Procedure for Third Party Claims.
9.5.1.In the event that an Indemnitee receives notice of the assertion of any claim or the commencement of any Action by any Person who is not a party to this Agreement in respect of which indemnity may be sought under the provisions of this Article IX (a “Third Party Claim”), the Indemnitee shall notify the Indemnitor in writing of such Third Party Claim (such notice, a “Notice of Claim”). The failure or delay in notifying the Indemnitor of such Third Party Claim shall not, however, relieve the Indemnitor of any Liability it may have to the Indemnitee, except and only to the extent that such failure or delay causes Indemnitor to forfeit rights or defenses by reason of such failure or delay.
9.5.2.Subject to Section 9.5(d), the Indemnitor shall have fifteen (15) days from the date on which the Indemnitor received the Notice of Claim (the “Indemnitor Defense Review Period”) to notify the Indemnitee, in writing, that the Indemnitor desires to assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom (a “Third Party Defense”). Any such written notification shall (A) include the Indemnitor’s affirmative acknowledgement that such Third Party Claim is within the scope of Indemnitor’s indemnity obligations under this Agreement, which such acknowledgment shall be conclusively binding on the Indemnitor, and (B) identify the Indemnitor’s counsel, which such counsel shall be reasonably acceptable to the Indemnitee.
9.5.3.If the Indemnitor assumes the Third Party Defense in accordance with Section 9.5(b): (i) the Indemnitee may retain separate co-counsel and the fees and expenses of such counsel shall be the sole cost and expense of the Indemnitee unless (A) the Indemnitor shall have failed during the Indemnitor Defense Review Period to assume the defense of such Third Party Claim or (B) the employment of such counsel has been specifically authorized in writing by the Indemnitor, which authorization shall not be unreasonably withheld; (ii) the Indemnitor shall control the investigation, defense and settlement of such Third Party Claim, but the Indemnitee’s counsel may participate in the defense thereof; (iii) the Indemnitor shall conduct the Third Party Defense actively and diligently and provide to the Indemnitee copies of all correspondence and related documentation in connection with the Third Party Defense; (iv) the Indemnitor may consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim only if the Indemnitor receives the prior written consent of the Indemnitee, which such consent shall not be unreasonably withheld; (v) the Indemnitor shall not take any action, or omit to take any action, without the consent of the Indemnitee, that would cause (x) any Contracts, correspondence or other documents of the Indemnitee or its Affiliates (including, with respect to a Buyer Indemnitee, the Acquired Company and its Affiliates) to be disclosed to a third party or (y) any director, officer, employee or agent of the Indemnitee (including, with respect to a Buyer Indemnitee, the Acquired Company and its Affiliates) to take any action related to the Third Party Claim which could interfere with or contravene such Person’s duties to the Indemnitee or its Affiliates (including, with respect to a Buyer Indemnitee, the Acquired Company and its Affiliates); and (vi) the Indemnitee shall cooperate in good faith in such Third Party Defense. All fees and expenses related to the Third Party Defense shall be the sole cost and expense of the Indemnitor.
9.5.4.Notwithstanding the foregoing, if counsel for the Indemnitee reasonably determines that there is a conflict between the positions of the Indemnitor and the Indemnitee in conducting such Third Party Defense or that there are legal defenses available to such Indemnitee different from or in addition to those available to the Indemnitor, then counsel for the Indemnitee shall be entitled, if the Indemnitee so elects, to conduct such Third Party Defense to the extent reasonably determined by such counsel to protect the interests of the Indemnitee. Furthermore, the Indemnitor shall not be entitled to assume the Third Party Defense if: (i) the Third Party Claim seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief; (ii) the Third Party Claim relates to or arises in connection with any criminal Action, indictment or allegation; (iii) the Indemnitor has failed or is failing to reasonably prosecute or defend such Third Party Claim; (iv) the Indemnitor fails to provide reasonable assurance to the Indemnitee of its financial capacity to prosecute the Third Party Defense; (v) the Third Party Claim is asserted directly by or on behalf of a Person that is a supplier or customer of an Acquired Company; (vi) the Third Party Claim involves a claim for which an adverse determination would have an adverse effect on the Buyer’s or any Subsidiary of Buyer’s reputation or future business prospects (in the Buyer’s reasonable sole discretion); or (vii) involves potential Liability to the Buyer or the Acquisition Company after accounting for the maximum amount of indemnification remaining available to the Buyer and the Acquisition Company pursuant to this Agreement.
9.5.5.If the Indemnitor (i) cannot assume the Third Party Defense pursuant to Section 9.5(d), (ii) elects not to assume the Third Party Defense or (iii) fails to notify the Indemnitee in writing of its election to assume such Third Party Defense prior to the expiration of the Indemnitor Defense Review Period, the Indemnitee shall have the right to assume the Third Party Defense with counsel of its choice at the expense of the Indemnitor; provided, however, that the Indemnitor shall have the right, at its expense, to participate in such Third Party Defense (at its own cost and expense) but the Indemnitee shall control the investigation and defense thereof. The Indemnitee shall conduct the Third Party Defense actively and diligently, and the Indemnitor shall provide reasonable cooperation in the Third Party Defense. In such event, the Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner and on such terms as it may deem appropriate with the prior written consent of the Indemnitor which shall not be unreasonably withheld or delayed.
9.5.6.In connection with any Third Party Claim, the Indemnitor hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of a Third Party Claim is brought against any Indemnitee for purposes of any claim that the Indemnitee may have under this Article IX with respect to such Action or the matters alleged therein and agrees that process may be served on the Indemnitor with respect to such a claim anywhere in the world.
9.6.Indemnification Procedures for Non-Third Party Claims. In the event of a claim that does not involve a Third Party Claim, the Indemnitee shall send a notice of claim to the Indemnitor. The notice of claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such claim. The Indemnitor shall have fifteen (15) days from receipt of such notice of claim to dispute the claim and shall reasonably cooperate and assist the Indemnitee in determining the validity of the claim for indemnity. If the Indemnitor does not give notice to the Indemnitee that it disputes such claim within fifteen (15) days after its receipt of the notice of claim, the claim and corresponding amount specified in such notice of claim shall be conclusively deemed a Loss subject to indemnification hereunder.
9.7.No Indemnification by the Acquired Company. Each of the Seller Parties acknowledges and agrees that, upon and following the Closing, an Acquired Company shall not have any liability or obligation to indemnify, save or hold harmless or otherwise pay, reimburse or make any Seller Party whole for or on account of any indemnification or other claims made by any Buyer Indemnitee hereunder. None of the Seller Parties shall have any right of contribution, right of indemnity or other right or remedy against an Acquired Company with respect to any such indemnification or other claim or liability to which a Seller Party may become subject under or in connection with this Agreement.
9.8.Effect of Investigation; Waiver. An Indemnitee’s right to indemnification or other remedies based upon the representations, warranties, covenants and agreements of the Indemnitor shall not be affected by any investigation or knowledge of the Indemnitee or any waiver by the Indemnitee of any condition based on the accuracy of any representation or warranty, or compliance with any covenant or agreement. Such representations and warranties and covenants and agreements shall not be affected or deemed waived by reason of the fact that the Indemnitee knew or should have known that any representation or warranty might be inaccurate or that the Indemnitor failed to comply with any agreement or covenant. Any investigation by such party shall be for its own protection only and shall not affect or impair any right or remedy hereunder.

9.9.Tax Treatment of Indemnification Payments. Except to the extent otherwise required by applicable Law, the parties hereto shall treat any indemnification payment made hereunder as an adjustment to the consideration payable under this Agreement.
9.10.Other Limitations on Indemnification.
9.10.1.No Buyer Indemnitee shall be entitled to recover Losses under Section 9.2(a) unless all such Losses in the aggregate exceed $1,750,000 (the “Deductible”), at which point such Indemnitee shall be entitled to indemnification from and against all such Losses in excess of the Deductible and (ii) in excess of $52,500,000 (the “Cap”), except in the case of Losses relating to (1) fraud or (2) a breach or alleged breach of any Fundamental Representations, it being agreed that, in the case of the immediately preceding clauses (1) and (2), such Losses shall not be subject to the Deductible or the Cap, or count towards satisfaction of the Cap.
9.10.2.Other than relating to fraud, (i) in no event shall a Buyer Indemnitee be entitled to recover Losses under Section 9.2(a) in excess of the Purchase Price and (ii) in no event shall a Seller Indemnitee be entitled to recover Losses under Section 9.3(a) in excess of the Purchase Price.
9.10.3.Any amount payable pursuant to this Article IX shall (retroactively if necessary, resulting in a prompt refund to the Indemnitor): (i) be reduced by any insurance proceeds actually received by the Indemnitee in respect of an indemnifiable Loss, net of any in reserves, increase in present value of any premium adjustments and retrospectively rated premiums, deductibles, collection costs, or other costs attributable to such insurance claim; (ii) be reduced by any indemnity, contribution or similar payment actually received by the Indemnitee from Persons other than the Indemnitor net of any costs incurred in connection therewith; and (iii) be increased by an amount equal to any Taxes attributable to the receipt of such payment. The Indemnitee shall use commercially reasonable efforts to pursue any available insurance coverage from pre-Closing insurance policies or tail insurance policies of the Company paid for in full prior to the Closing.
9.10.4.Losses shall not include any amount specifically accrued or reserved against as a liability on the Closing Statement, with respect to such Losses; provided, however, that such limitation on Losses shall only apply to such amounts specifically accrued or reserved against as a liability on the Closing Statement, and not any amount above such accrual or reservation.
9.10.5.To the extent required by applicable Law, upon having actual knowledge of an event giving rise to an indemnification claim, the Indemnitee shall use its commercially reasonable efforts to recover under insurance policies for any Losses in respect of which it seeks indemnification under this Agreement, and the cost of such efforts for indemnified matters hereunder shall constitute indemnified Losses hereunder.
9.10.6.In the event Buyer or Acquisition Company receives indemnification for uncollected accounts receivable pursuant to this Article IX, and said uncollected accounts receivable are thereafter received by Buyer, Buyer or Acquisition Company shall pay such collected amount to Sellers within 30 Business Days of receipt; provided, that neither Buyer nor Acquisition Company shall be required to pay such collected amount to Sellers in the case of fraud or intentional misrepresentation by Sellers or the Company.
9.11.Release. Effective as of the Closing, in consideration of the mutual covenants and agreements contained herein, including the consideration to be received by him, her or it, Seller Parties on behalf of themselves and their respective past, present and future Affiliates and their respective shareholders, equityholders, directors, officers, members, managers, partners (general or limited), agents, employees, successors, heirs, assigns, executors and administrators to the foregoing (each a “Seller Releasing Person”) hereby fully and irrevocably release and forever discharge Buyer, the Acquisition Company, the Acquired Companies and their respective parents, Affiliates (other than a Seller Releasing Person to the extent that Seller Releasing Person would be deemed such an Affiliate for purposes of this Agreement), divisions and predecessors and their respective past, present and future shareholders, equityholders, directors, officers, members, managers, partners (general or limited), agents, employees and Affiliates (other than Seller Releasing Persons to the extent that they would be deemed Affiliates for purposes of this Agreement), and the successors, heirs, assigns, executors and administrators to the foregoing (collectively, the “Buyer Released Persons”), of and from any and all manner or causes of action and actions, claims, demands, suits, proceedings, judgements, rights, debts, sums of money, liabilities, covenants, contracts, damages and judgments whatsoever, in law or in equity, which Seller Releasing Person ever had, now has or which he, she or it hereafter can, shall or may have, against the Buyer Released Persons, whether known or unknown, suspected or unsuspected, matured or unmatured, fixed or contingent, for, upon or by reason of any matter relating to the Company and its Affiliates, and arising at any time on or prior to the Closing, whether in Seller Releasing Person’s capacity as an equityholder, director, officer, holder of Indebtedness or otherwise (the “Seller Released Claims”), the Buyer Released Persons shall not have liability with respect thereto, and no claim shall be brought or maintained by, or on behalf of, such Seller Releasing Person against any Buyer Released Party, and no recourse shall be sought or granted against any of them, by virtue of, or based upon, any Seller Released Claim from and after the Closing; provided, however, that such release shall not cover claims or liabilities for amounts owed pursuant to, or other rights set forth in, or other claims arising in connection with this Agreement or any Ancillary Agreement or the transactions contemplated hereby and thereby.
9.11.1.Effective as of the Closing, in consideration of the mutual covenants and agreements contained herein, including the consideration to be received, each of Buyer, the Acquisition Company, and the Company (each, a “Buyer Releasing Person”) hereby irrevocably releases and forever discharges each of the Seller Parties and their successors, heirs, assigns, executors and administrators (collectively, the “Seller Released Persons”), of and from any and all manner or causes of action and actions, claims, demands, suits, proceedings, judgments, rights, debts, sums of money, liabilities, covenants, contracts, damages and judgments whatsoever, in law or in equity, which such Buyer Releasing Person ever had, now has or which it hereafter can, shall or may have, against the Seller Released Persons, whether known or unknown, suspected or unsuspected, matured or unmatured, fixed or contingent, for, upon or by reason of any matter relating to the Company and its Affiliates, and arising at any time on or prior to the Closing, whether in such Buyer Releasing Person’s capacity as an equityholder, director, officer, holder of Indebtedness or otherwise (the “Buyer Released Claims”), the Seller Released Persons shall not have liability with respect thereto, and no claim shall be brought or maintained by, or on behalf of, such Buyer Releasing Party, and no recourse shall be sought or granted against any of them, by virtue of or based upon, any Buyer Released Claim from and after the Closing; provided, however, that such release shall not cover claims or liabilities for amounts owed pursuant to, or other rights set forth in, or other claims arising in connection with this Agreement or any Ancillary Agreement or the transactions contemplated hereby and thereby.
9.11.2.Each Seller Releasing Person acknowledges and agrees that the release set forth in this Section 9.11 applies to all claims or liabilities of any nature whatsoever, whether at law or in equity, whether known or unknown, fixed or contingent, suspected or unsuspected, foreseen or unforeseen, that it may have against the Buyer, the Acquisition Company, the Acquired Companies or any of their respective Affiliates with respect to the matters being released hereunder. Each Seller Releasing Person expressly acknowledges that it is familiar with Section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASED PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
9.11.3.Each Buyer Releasing Person acknowledges and agrees that the release set forth in this Section 9.11 applies to all claims or liabilities of any nature whatsoever, whether at law or in equity, whether known or unknown, fixed or contingent, suspected or unsuspected, foreseen or unforeseen, that it may have against the Seller Parties, or any of their respective successors, heirs, assigns, executors and administrators with respect to the matters being released hereunder. Each Buyer Releasing Person expressly acknowledges that it is familiar with Section 1542 of the California Civil Code, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASED PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
9.11.4.Each Seller Releasing Person acknowledge that the significance and consequence of this waiver of Section 1542 of the California Civil Code is that even if he or she or it should eventually suffer additional damages arising out of claims or liabilities released in this Agreement, he or she or it will not be able to make any claim for those damages. Seller Releasing Person expressly waives and relinquishes any and all rights and benefits which he may have under Section 1542 of the California Civil Code.
9.12.Guaranty.
9.12.1.Each Guarantor hereby fully, unconditionally and irrevocably guarantees, jointly and severally, to the Buyer and the Acquisition Company the due and punctual payment of any and all amounts payable by the Seller Parties pursuant to and in accordance with this Agreement (including Section 2.4, Section 6.7 and this Article IX) (the “Seller Guaranteed Obligation”). Each Guarantor hereby acknowledges that this guaranty of the Seller Guaranteed Obligation shall be a guaranty of payment and performance and not of collection and shall not be conditioned or contingent upon the pursuit of any remedies against the Seller Parties (subject to the provisions of Section 2.4, Section 6.7 and this Article IX, as applicable). Each Guarantor agrees as to itself that: (a) if the Seller Parties fail to make any payments of all or any portion of the Seller Guaranteed Obligation when due pursuant to the terms of this Agreement, such amount shall for purposes hereof, be immediately due and payable by such Guarantor by wire transfer of immediately available funds to an account or accounts designated by the Buyer (or the applicable Buyer Indemnitee) upon written notice from the Buyer to such Guarantor demanding payment thereof and (b) the Buyer and the Acquisition Company may at any time and from time to time, so long as the Seller Parties have failed to pay the Seller Guaranteed Obligation if due pursuant to the terms of this Agreement, take any and all actions available hereunder or under any applicable Law to collect the Seller Guaranteed Obligation (or applicable portion thereof) from a Guarantor. Each Guarantor hereby waives diligence, demand of payment, filing of claims with a court in the event of a merger or bankruptcy of the Seller Parties, any right to require an Action first against the Seller Parties, the benefit of discussion, protest or notice and all demands whatsoever, and covenants that this guaranty will not be discharged as to any obligation except by satisfaction of the Seller Guaranteed Obligation in full. To the fullest extent permitted by applicable Law, the obligations of a Guarantor hereunder shall not be affected by any change in the existence (corporate or otherwise) of the Seller Parties or any insolvency, bankruptcy, reorganization or similar proceeding affecting either of them or their Assets. Each Guarantor acknowledges that it will receive direct and indirect benefits from the consummation of the transactions contemplated hereby and by the Ancillary Agreement and that the waivers set forth in this Section 9.12(a) are knowingly made in contemplation of such benefits.
9.12.2.Buyer hereby fully, unconditionally and irrevocably guarantees to the Seller Parties the due and punctual payment of any and all amounts payable by the Acquisition Company pursuant to and in accordance with this Agreement (the “Buyer Guaranteed Obligation”). Buyer hereby acknowledges that this guaranty of the Buyer Guaranteed Obligation shall be a guaranty of payment and performance and not of collection and shall not be conditioned or contingent upon the pursuit of any remedies against the Seller Parties (subject to the provisions of Section 2.4, Section 6.7 and this Article IX, as applicable). Buyer agrees that: (a) if the Acquisition Company fails to make any payments of all or any portion of the Buyer Guaranteed Obligation when due pursuant to the terms of this Agreement, such amount shall for purposes hereof, be immediately due and payable by the Buyer by wire transfer of immediately available funds to an account or accounts designated by the Seller Parties (or the applicable Seller Indemnitee) upon written notice from the Representative to Buyer demanding payment thereof and (b) the Seller Parties may at any time and from time to time, so long as the Acquisition Company has failed to pay the Buyer Guaranteed Obligation if due pursuant to the terms of this Agreement, take any and all actions available hereunder or under any applicable Law to collect the Buyer Guaranteed Obligation (or applicable portion thereof) from Buyer. Buyer hereby waives diligence, demand of payment, filing of claims with a court in the event of a merger or bankruptcy of the Acquisition Company, any right to require an Action first against the Acquisition Company, the benefit of discussion, protest or notice and all demands whatsoever, and covenants that this guaranty will not be discharged as to any obligation except by satisfaction of the Buyer Guaranteed Obligation in full. To the fullest extent permitted by applicable Law, the obligations of Buyer hereunder shall not be affected by any change in the existence (corporate or otherwise) of the Acquisition Company or any insolvency, bankruptcy, reorganization or similar proceeding affecting either of them or their Assets. Buyer acknowledges that it will receive direct and indirect benefits from the consummation of the transactions contemplated hereby and by the Ancillary Agreements and that the waivers set forth in this Section 9.12(b) are knowingly made in contemplation of such benefits.
10.
MISCELLANEOUS
10.1.Representative. The Seller Parties each irrevocably appoints Steven S. Bruggeman as the Representative with power of designation and assignment as its true and lawful attorney-in-fact and agent with full power of substitution, to act solely and exclusively on behalf of, and in the name of, each Seller Party with the full power, without the consent of the Seller Parties, to exercise the powers of the Representative under the provisions of this Agreement or the Ancillary Agreements and to take all actions necessary or appropriate in the judgment of the Representative in connection with this Agreement and the Ancillary Agreements, which shall include without limitation the power and authority to amend, modify, waive or provide consent with respect to, any provision of this Agreement or the Ancillary Agreements and to execute, deliver and accept such waivers and consents and any and all notices, documents, certificates, agreements, receipts or other papers to be delivered in connection with this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby as the Representative, in its sole discretion, may deem necessary or desirable. In any Third Party Defense in which more than one Seller Party is an Indemnitor, the Representative shall act on behalf of all Seller Indemnitors. The Buyer, the Acquisition Company and the Buyer Indemnitees, if applicable, will be entitled to rely exclusively upon any notices and other acts, decisions and instructions of the Representative as being legally binding acts of the Seller Parties individually and collectively and no Seller Party shall have any cause of action against the Buyer or the Acquisition Company for any action taken by the Buyer or the Acquisition Company in reliance upon such notices and other acts, decisions and instructions. The appointment and power of attorney granted by the Seller Parties to the Representative shall be deemed coupled with an interest and all authority conferred hereby shall be irrevocable whether by death or incapacity of any the Seller Parties or the occurrence of any other event or events. For the avoidance of doubt, this Section 10.1 shall be binding upon the executors, heirs, legal representatives, successors and assigns of each Seller Party.
10.2.Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (with written confirmation of receipt), (b) on the date transmitted by electronic mail of a PDF document (with confirmation of transmission), (c) the day following the day (except if not a Business Day, then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties hereto at the address set forth below, or at such other address as such party may specify by written notice to the other party hereto:
Notice to the Seller Parties, the Representative, and, prior to the Closing, the Acquired Companies:
Steven S. Bruggeman
5609 St. Albans Cir.
Shoreview, MN 55126
Email: steve.bruggeman@catpumps.com

with a copy to:

Glaser Weil LLP
520 Newport Center Drive
Suite 420
Newport Beach, CA 92660
Attention: George Wall
Email: gwall@glaserweil.com

Notice to the Buyer, the Acquisition Company and, following the Closing, the Acquired Companies:

Jonathan M. Grandon, Chief Administrative Officer, General Counsel and Secretary
9255 Coverdale Road
Fort Wayne, Indiana 46809
Email: jonathan.grandon@fele.com
Catherine Collins, Vice President, Deputy General Counsel
9255 Coverdale Road

Fort Wayne, Indiana 46809
Email: ccollins@fele.com
with a copy to:

Taft Stettinius & Hollister LLP
80 South Eighth Street
Minneapolis, Minnesota 55402
Attention: Kathleen Eick; Timothy S. Murphy
Email: keick@taftlaw.com; tmurphy@taftlaw.com

10.3.Amendments and Waivers. No amendment of this Agreement will be effective unless it is in writing and signed by the parties hereto. No waiver of any provision of this Agreement will be effective unless it is in writing and signed by the party granting the waiver, and no such waiver will constitute a waiver of satisfaction of any other provision of this Agreement. To be valid, any document signed by a party in accordance with this Section 10.3 must be signed by a party authorized to do so. No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof of the exercise of any other right, power or privilege.
10.4.Expenses. Except as otherwise provided in this Agreement, each party shall bear its own costs and expenses in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the transactions contemplated by this Agreement and the Ancillary Agreements are consummated; provided that the Seller Parties shall be jointly and severally responsible for all costs and expenses incurred by the Acquired Companies in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby to the extent such costs are not paid prior to the Closing or included in the calculation of the Final Working Capital as Current Liabilities.
10.5.Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by either the Buyer, the Acquisition Company or the Seller Parties without the prior written consent of the other party; provided, that the Buyer and the Acquisition Company may assign their rights under this Agreement to one or more of its Affiliates or any successor to the Buyer, the Acquisition Company or the business of the Acquired Companies without the prior written consent of the Representative, provided, Buyer and the Acquisition Company remains liable under this Agreement.
10.6.Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
10.7.Governing Law; Jurisdiction.
10.7.1.All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto, and all claims and disputes arising hereunder or thereunder or in connection herewith or therewith, whether purporting to sound in contract or tort, or at law or in equity, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

10.7.2.In the event that any party hereto is seeking equitable or injunctive relief, either pursuant to Section 10.11 or otherwise, the parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of any federal court sitting in Hennepin County in the State of Minnesota, and any appellate court thereof, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding. In furtherance of the foregoing, each of the parties hereto (a) waives the defense of inconvenient forum, (b) agrees not to commence any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby other than in any such court, and (c) agrees that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by Law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (i) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR (ii) THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
10.8.Third Party Beneficiaries. This Agreement does not and is not intended to confer any rights or remedies upon any Person, including any employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, other than the parties to this Agreement; provided, however, that in the case of Article IX, the other Indemnitees and their respective heirs, executors, administrators, legal representatives, successors and assigns, are intended third party beneficiaries of the provisions contained in such Article.
10.9.Entire Agreement. This Agreement, the Ancillary Agreements, the Exhibits, the Schedules and the other documents, instruments and other agreements specifically referred to in this Agreement or those documents or delivered under this Agreement or those documents, constitute the final agreement between the parties. It is the complete and exclusive expression of the parties’ agreement on the subject matter of this Agreement. This Agreement supersedes all prior oral or written agreements or policies relating to this Agreement. The provisions of this Agreement may not be explained, supplemented, or qualified through evidence of trade usage or a prior course of dealings or performance.
10.10.Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.
10.11.Specific Performance.
10.11.1.Subject to Section 10.11(b), the parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or legal remedies would not be an adequate remedy for any such damages. Therefore, it is accordingly agreed that, prior to the termination of this Agreement in accordance with Section 8.1, each party shall be entitled to enforce specifically the terms and provisions of this Agreement, or to enforce compliance with, the covenants and obligations of any other party, and appropriate injunctive relief shall be granted in connection therewith. Any party seeking an injunction, a decree or order of specific performance shall not be required to provide any bond or other security in connection therewith and any such remedy shall be in addition and not in substitution for any other remedy to which such party is entitled at law or in equity.
10.11.2.Notwithstanding the foregoing or any other provision contained in this Agreement, the right of the Seller Parties to seek specific performance or other appropriate form of equitable remedy with respect to causing the Buyer and the Acquisition Company to consummate the Closing shall be available if (and only if) all conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied at the Closing) have been satisfied as of the Closing Date if the Closing would have occurred pursuant to the terms of the Agreement.
10.12.Relationship of the Parties. Nothing in this Agreement shall be deemed to constitute the parties hereto as joint venturers, alter egos, partners or participants in an unincorporated business or other separate entity, nor in any manner create any principal-agent, fiduciary or other special relationship between the parties hereto. No party shall have any duties (including fiduciary duties) towards any other party hereto except as specifically set forth herein.
10.13.Interpretation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.
10.14.Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one (1) or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by.pdf,.tif,.gif,.jpeg or similar attachment to electronic mail (including by means of Adobe eSign or DocuSign) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto or thereto shall re execute the original form of this Agreement and deliver such form to all other parties hereto. No party shall raise the use of such electronic delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic delivery as a defense to the formation of a contract, and each such party forever waives any such defense.
10.15.Counsel. The Company, its Affiliates, Buyer, the Acquisition Company and Seller Parties agree that, notwithstanding any current or prior representation of Seller Parties, the Acquired Companies and their Affiliates by Glaser Weil Fink Howard Jordan & Shapiro LLP (“Glaser Weil”), Glaser Weil will be allowed to represent Seller Parties or any of their Affiliates (which will no longer include the Acquired Companies and their Affiliates after the Closing) in any matters and disputes, including in any matter or dispute adverse to Buyer, the Acquisition Company and their Affiliates (including, after the Closing, the Acquired Companies and their Affiliates) that either is existing on the Closing Date or that arises in the future and relates to this Agreement and the transaction described herein, and Buyer and the Acquisition Company do hereby, and agree to cause their Affiliates (including, after the Closing, the Acquired Companies and their Affiliates) to, (a) waive any claim they have or may have that Glaser Weil has a conflict of interest or is otherwise prohibited from engaging in such representation and (b) agree that, in the event that a dispute arises after the Closing between Buyer, the Acquisition Company or any of their Affiliates (on the one hand) and Seller Parties or any of their respective Affiliates (on the other hand), Glaser Weil may represent Seller Parties or such Affiliate (excluding for the avoidance of doubt, the Acquired Companies) in such dispute even though the interests of Seller Parties or such Affiliate may be directly adverse to Buyer, the Acquisition Company or their Affiliates (including the Acquired Companies and their Affiliates) and even though Glaser Weil may have represented the Acquired Companies and their Affiliates in a matter substantially related to such dispute, or may be handling ongoing matters for Buyer, the Acquisition Company or the Acquired Companies and their Affiliates. Buyer and the Acquisition Company further agree, and agree to cause their Affiliates (including, after the Closing, the Acquired Companies and their Affiliates) to agree, that, as to all communications among Glaser Weil and Seller Parties and their respective Affiliates (including, prior to the Closing, the Acquired Companies and their Affiliates) that relate in any way to the transactions described herein, the attorney-client privilege and the expectation of client confidence belongs to, and may be controlled by, Seller Parties and will not pass to or be claimed by Buyer, the Acquisition Company or their Affiliates (including, after the Closing, the Acquired Companies and their Affiliates). Accordingly, none of

Buyer, the Acquisition Company or their Affiliates (including the Acquired Companies and their Affiliates) will have access to such communications or to the files of Glaser Weil relating to the transactions described herein from and after the Closing. Notwithstanding the foregoing, if a dispute arises between Buyer, the Acquisition Company or their Affiliates (including the Acquired Companies and their Affiliates) and a third party other than a party to this Agreement after the Closing, the Acquired Companies and their Affiliates may assert the attorney-client privilege to prevent disclosure of confidential communications by Glaser Weil to such third party; provided, however, that the Acquired Companies and their Affiliates may not waive such privilege without the prior written consent of the Seller Parties, which consent will not be unreasonably withheld, conditioned or delayed. This Section 10.15 will be irrevocable, and no term of this Section 10.15 may be amended, waived or modified, without the prior written consent of Glaser Weil.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

COMPANY:
CAT PUMPS CORPORATION

By: /s/ Steven S. Bruggeman
Name: Steven S. Bruggeman
Title: Chief Executive Officer

BUYER:
Franklin Electric Co., Inc.

By: /s/ Jonathan Grandon
Name: Jonathan Grandon
Title: Chief Administrative Officer, General Counsel, and Secretary

ACQUISITION COMPANY:

FE Force, LLC
By: Franklin Electric Co., Inc.
Title: Sole Member

By: /s/ Jonathan Grandon
Name: Jonathan Grandon
Title: Chief Administrative Officer, General Counsel, and Secretary

SHAREHOLDERS:

STEVEN S. BRUGGEMAN REVOCABLE TRUST

By: /s/ Steven S. Bruggeman
Name: Steven S. Bruggeman
Title: Trustee

THOMAS W. BRUGGEMAN REVOCABLE TRUST

By: /s/ Thomas W. Bruggeman
Name: Thomas W. Bruggeman
Title: Trustee

DANIEL J. BRUGGEMAN REVOCABLE TRUST

By: /s/ Daniel J. Bruggeman
Name: Daniel J. Bruggeman
Title: Trustee

JON J. BRUGGEMAN REVOCABLE TRUST

By: /s/ Jon J. Bruggeman
Name: Jon J. Bruggeman
Title: Trustee

WILLIAM L. BRUGGEMAN REVOCABLE TRUST

By: /s/ William L. Bruggeman
Name: William L. Bruggeman
Title: Trustee

SCOTT BRUGGEMAN REVOCABLE TRUST

By: /s/ Scott Bruggeman
Name: Scott Bruggeman

GUARANTORS:

By: /s/ Steven S. Bruggeman
Name: Steven S. Bruggeman

By: /s/ Thomas W. Bruggeman
Name: Thomas W. Bruggeman

By: /s/ Daniel J. Bruggeman
Name: Daniel J. Bruggeman

By: /s/ Jon J. Bruggeman
Name: Jon J. Bruggeman

By: /s/ William L. Bruggeman
Name: William L. Bruggeman

By: /s/ Scott Bruggeman
Name: Scott Bruggeman

REPRESENTATIVE:

By: /s/ Steven S. Bruggeman
Name: Steven S. Bruggeman

[Signature Page to Share Purchase Agreement]